SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

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☒ Preliminary Proxy Statement ☐ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material under Rule 14a-12	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

RUTH’S HOSPITALITY GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

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Ruth’s Hospitality Group, Inc.

500 International Parkway, Suite 100

Heathrow, Florida 32746

                    , 2010

To our Stockholders:

You are cordially invited to attend a special meeting of stockholders of Ruth’s Hospitality Group, Inc. (“Ruth’s,” “us,” “we” or the “Company”) to be held on                     , 2010, at          Eastern time at                     .

Our board of directors has called the special meeting to ask our stockholders to consider and vote upon proposals to approve (i) the proposed sale to affiliates of Bruckmann, Rosser, Sherrill & Co. Management, L.P. in a private placement transaction (the “Private Placement”) of 25,000 shares of a new class of Series A 10% Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), for an aggregate purchase price of $25.0 million, which would result in a change of control of our company under applicable NASDAQ Listing Rules and require stockholder approval, (ii) the issuance of securities convertible into more than 20% of our Common Stock outstanding prior to the issuance in the Private Placement of the Preferred Stock at a price that may be less than the greater of book or market value of our Common Stock, which also requires stockholder approval under applicable NASDAQ Listing Rules, (iii) the adoption of our Second Amended and Restated Certificate of Incorporation and (iv) the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the foregoing proposals.

As described in the enclosed proxy statement, the Private Placement is part of a series of transactions that will enable us to reduce our borrowings under our credit facility and thereby reduce our interest expense and to amend our credit agreement to extend the maturity of our indebtedness under our credit agreement until the earlier of the fifth anniversary of the effective date of the Credit Agreement Amendment (as defined below) or February 19, 2015 and provide covenant relief that we believe will improve our operating flexibility and better enable us to maintain compliance with the financial covenants in our credit agreement (the “Credit Agreement Amendment”). Concurrently with the issuance of the Preferred Stock, we are also seeking to raise financing through the rights offering (the “Rights Offering”) described in the enclosed proxy statement. We intend to use the net proceeds from the Private Placement and the Rights Offering to reduce our outstanding indebtedness under our existing credit facility. It is a condition to the effectiveness of the Credit Agreement Amendment that, among other things, we close the Private Placement, and it is a condition to the closing of the Private Placement that, among other things, we obtain stockholder approval of the Private Placement at the special meeting or any adjournment thereof and that we are successful in raising at least $25.0 million in gross proceeds in the Rights Offering. We are seeking stockholder approval of the Private Placement because our Common Stock is listed on the NASDAQ Global Select Market and the rules of the NASDAQ Stock Market require us to do so.

Details regarding admission to the meeting and the items of business to be conducted are more fully described in the accompanying notice of special meeting of stockholders and proxy statement. The notice of special meeting of stockholders, proxy statement and proxy card are first being mailed to our stockholders on or about                     , 2010.

It is important that your shares are represented at the special meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares as soon as possible following the instructions on the enclosed proxy card or voting instruction card. You may vote your shares by completing, signing, dating and returning the proxy card by mail or by voting via the Internet or by telephone. We encourage you to vote via the Internet or by telephone. These methods are convenient and save us significant postage and processing charges.

If you have questions about the matters described in the proxy statement, or how to submit your proxy or if you need additional copies of the proxy statement or the enclosed proxy card or voting instructions, you should contact                     , our proxy solicitor, at                     .

Please vote your shares promptly and join us at the meeting.

Sincerely,

Michael P. O’Donnell

President and Chief Executive Officer

2

Ruth’s Hospitality Group, Inc.

500 International Parkway, Suite 100

Heathrow, Florida 32746

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Notice is hereby given that a special meeting of stockholders of Ruth’s Hospitality Group, Inc. (the “Company” or “Ruth’s”) will be held on                     , 2010, at          Eastern time at                     , to consider and act upon the following matters:

•

To approve the proposed sale to affiliates of Bruckmann, Rosser, Sherrill & Co. Management, L.P. in a private placement transaction (the “Private Placement”) of 25,000 shares of a new class of Series A 10% Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), for an aggregate purchase price of $25.0 million, which would result in a change of control of our Company under applicable NASDAQ Listing Rules;

•

To approve the issuance of securities convertible into more than 20% of our Common Stock outstanding prior to the issuance in the Private Placement of the Preferred Stock at a price that may be less than the greater of book or market value of our Common Stock, which requires stockholder approval under applicable NASDAQ Listing Rules;

•	To approve the adoption of our Second Amended and Restated Certificate of Incorporation; and

•

To approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the foregoing proposals.

These items of business are described in further detail in the proxy statement accompanying this notice.

As described in the enclosed proxy statement, the Private Placement is part of a series of transactions that will enable us to reduce our borrowings under our credit facility and thereby reduce our interest expense and to amend our credit agreement to extend the maturity of our indebtedness under our credit agreement until the earlier of the fifth anniversary of the effective date of the Credit Agreement Amendment (as defined below) or February 19, 2015 and provide covenant relief that we believe will improve our operating flexibility and better enable us to maintain compliance with the financial covenants in our credit agreement (the “Credit Agreement Amendment”). Concurrently with the issuance of the Preferred Stock, we are also seeking to raise financing through the rights offering (the “Rights Offering”) described in the enclosed proxy statement. We intend to use the net proceeds from the Private Placement and the Rights Offering to reduce our outstanding indebtedness under our existing credit facility. It is a condition to the effectiveness of the Credit Agreement Amendment that, among other things, we close the Private Placement, and it is a condition to the closing of the Private Placement that, among other things, we obtain stockholder approval of the Private Placement at the special meeting or any adjournment thereof and that we are successful in raising at least $25.0 million in gross proceeds in the Rights Offering. We are seeking stockholder approval of the Private Placement because our Common Stock is listed on the NASDAQ Global Select Market and the rules of the NASDAQ Stock Market require us to do so.

Stockholders of record at the close of business on                     , 2010, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof.

It is important that your shares are represented at the special meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares as soon as possible following the instructions on the enclosed proxy card or voting instruction card. You may vote your shares by completing, signing, dating and returning the proxy card by mail or by voting via the Internet or by telephone. We encourage you to vote via the Internet or by telephone. These methods are convenient and save us significant postage and processing charges.

If you Plan to Attend:

Please note that space limitations make it necessary to limit attendance to stockholders and invited guests of the Company. Registration will begin at          Eastern time. Each stockholder may be asked to present valid photo identification such as a valid driver’s license, state identification, passport or other federally-issued identification. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of the voting instruction card or a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors,

Robert M. Vincent

Corporate Secretary

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS	i
QUESTIONS AND ANSWERS	1
The Proposals	1
Voting Information and Other Information About the Special Meeting	5
Stock Ownership Information	9
THE SPECIAL MEETING	10
Date, Time and Place	10
Purpose of the Special Meeting	10
Recommendation of Our Board of Directors	10
Record Date; Stockholders Entitled to Vote; Quorum	10
Vote Required	11
Voting Procedures	11
Adjournments	12
Revocation of Proxies	12
Solicitation of Proxies	12
Directions to the Special Meeting	12
Assistance	12
PROPOSAL NO. 1: APPROVAL OF THE CHANGE OF CONTROL UNDER NASDAQ LISTING RULES RESULTING FROM THE PRIVATE PLACEMENT OF SERIES A 10% CONVERTIBLE PREFERRED STOCK	13
Recommendation of the Board of Directors	13
Vote Required	13
PROPOSAL NO. 2 APPROVAL OF THE ISSUANCE OF SECURITIES CONVERTIBLE INTO MORE THAN 20% OF OUR COMMON STOCK OUTSTANDING PRIOR TO THE ISSUANCE IN THE PRIVATE PLACEMENT OF SERIES A 10% CONVERTIBLE PREFERRED STOCK AT A PRICE THAT MAY BE LESS THAN THE GREATER OF BOOK OR MARKET VALUE OF OUR COMMON STOCK	14
Recommendation of the Board of Directors	14
Vote Required	14
PROPOSAL NO. 3: APPROVAL OF ADOPTION OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	15
Second Amended and Restated Certificate of Incorporation	15
Vote Required	15
PROPOSAL NO. 4: APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY	16
Adjournment	16
Vote Required	16
BACKGROUND AND REASONS FOR THE PRIVATE PLACEMENT	17
Interests of Certain Persons	19
Impact on Existing Stockholders	19
Summary of Terms of the Private Placement	20
Use of Proceeds	28
COMMON STOCK OWNERSHIP	29
Beneficial Ownership Table	29
OTHER MATTERS	32

APPENDIX A – Securities Purchase Agreement
APPENDIX B – Form of Registration Rights Agreement
APPENDIX C – Form of Certificate of Designations
APPENDIX D – Second Amended and Restated Charter

2

QUESTIONS AND ANSWERS

The Proposals

Q:	Why am I receiving this proxy statement?

A:

We sent you this proxy statement and the enclosed proxy card because the board of directors of Ruth’s Hospitality Group, Inc. (“Ruth’s,” “us,” “we” or the “Company”) is soliciting proxies for a special meeting of stockholders. You are receiving a proxy statement because you owned shares of Ruth’s common stock, par value $0.01 per share (“Common Stock”), on                     , 2010, the record date for the special meeting (the “Record Date”), and that entitles you to vote at the special meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

Q:	What will I be voting on?

A:

The first and second proposals are to approve our proposed sale to affiliates of Bruckmann, Rosser, Sherrill & Co. Management, L.P. (we refer to these affiliates collectively as “BRS”) in a private placement transaction (the “Private Placement”) of 25,000 shares of a new class of Series A 10% Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), for an aggregate purchase price of $25.0 million. BRS is a New York based private equity firm with $1.5 billion of committed capital under management focused on investing in middle market consumer goods and services businesses. BRS and its principals have extensive experience in the restaurant industry, having completed 15 restaurant investments, including add-on acquisitions to date. As described below, the Private Placement is part of a series of transactions that will enable us to reduce our borrowings under our credit facility and thereby reduce our interest expense and to amend our credit agreement to extend the maturity of our indebtedness under our credit agreement until the earlier of the fifth anniversary of the effective date of the Credit Agreement Amendment or February 15, 2015 and provide covenant relief that we believe will improve our operating flexibility and better enable us to maintain compliance with the financial covenants in our credit agreement (the “Credit Agreement Amendment”). Concurrently with the issuance of the Preferred Stock, we are also seeking to raise financing through the rights offering (the “Rights Offering”) described below. We intend to use the net proceeds from the Private Placement and the Rights Offering to reduce our outstanding indebtedness under our existing credit facility. It is a condition to the effectiveness of the Credit Agreement Amendment that, among other things, we close the Private Placement, and it is a condition to the closing of the Private Placement that, among other things, we obtain stockholder approval of the Private Placement at the special meeting or any adjournment thereof and that we are successful in raising at least $25.0 million in gross proceeds in the Rights Offering. We are seeking stockholder approval of the Private Placement because our Common Stock is listed on the NASDAQ Global Select Market. NASDAQ Stock Market rules require us to seek shareholder approval in the case of a change of control as defined under NASDAQ Listing Rules and because the Private Placement may involve the issuance of securities convertible into more than 20% of our Common Stock outstanding prior to the Private Placement at a price that may be less than the greater of book or market value of our Common Stock.

The third proposal is to approve the adoption of our Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Charter”). Our existing Amended and Restated Certificate of Incorporation (our “Charter”) contains references and provisions related to our “Series A Senior Cumulative Preferred Stock” and “Series B Junior Cumulative Preferred Stock,” which were two classes of our preferred stock that were outstanding prior to our initial public offering in August 2005, and our “Class B Common Stock” (collectively, the “Legacy Capital Stock”) and to certain Initial Public Offering (“IPO”) reclassification and stock-split provisions that are no longer applicable to us. No shares of our Legacy Capital Stock are currently outstanding and we have no intention of reissuing any such shares in the future. Prior to consummating the Private Placement, we are proposing to simplify our Charter to eliminate all references to the Legacy Capital Stock and the inapplicable IPO reclassification and stock-split provisions. The Second Amended and Restated Charter does not make any other changes to our Charter and our board of directors will continue to have the authority to issue preferred stock without the consent of our stockholders.

The fourth proposal is to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the other proposals.

Q.	What is the Private Placement?

A:

On December 22, 2009, we and BRS entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) that provides for the issuance of 25,000 shares of Preferred Stock to BRS in a transaction not registered with the Securities and Exchange Commission (the “SEC”) for an aggregate purchase price of $25.0 million. The Private Placement and the related transactions and the terms of the Preferred Stock are described in detail in this proxy statement. The closing of the Private Placement is subject to a number of conditions, including the approval of the Private Placement by holders of our Common Stock at the special meeting and our raising an additional $25.0 million in gross proceeds in the concurrent Rights Offering, which we describe in more detail below.

Q.	What is occurring in the Rights Offering?

A.

Our board of directors has approved the declaration of a dividend of transferable subscription rights to each holder of our Common Stock on the Record Date. Each subscription right represents the right to purchase one share of our Common Stock at a subscription price of $             per share. The subscription period for the Rights Offering is currently scheduled to end at 5:00 p.m., New York City time, on the date of the special meeting of stockholders. It is a condition to the closing of the Private Placement that we raise at least $25.0 million in gross proceeds in the Rights Offering.

Q.	Why are we conducting the Private Placement and the Rights Offering?

A.

We are seeking to raise $25.0 million in gross proceeds in the Private Placement and at least an additional $25.0 million in gross proceeds in the Rights Offering. We intend to use the net proceeds from these two transactions to reduce our outstanding indebtedness under our existing credit facility, which will reduce our future interest expense, increase our operating flexibility and provide covenant relief. In addition, the successful closing of the Private Placement and the Rights Offering is a condition to the effectiveness of the Credit Agreement Amendment.

Q.	What is the purpose of the Credit Agreement Amendment?

A.

On December 22, 2009, we entered into the Credit Agreement Amendment with the lenders under our existing credit agreement. The Credit Agreement Amendment extends the maturity of our indebtedness under our credit agreement until the earlier of the fifth anniversary of the effective date of the Credit Agreement Amendment and February 19, 2015 and provides covenant relief that we believe will improve our operating flexibility and better enable us to maintain compliance with the financial covenants in our credit agreement. The effectiveness of the Credit Agreement Amendment is conditioned upon the successful closing of both the Private Placement and the Rights Offering. A more detailed summary of the terms of the Credit Agreement Amendment is set forth under the “Background and Reasons for the Private Placement— Summary of the Terms of the Private Placement—Securities Purchase Agreement—Closing Conditions—Credit Agreement Amendment.”

Q.	What are the principal terms of the Preferred Stock?

A:

Each share of Preferred Stock will have an initial liquidation preference of $1,000. Dividends on the Preferred Stock will accrue at an annual rate of 10% of the liquidation preference of such Preferred Stock and will be payable on a quarterly basis when, as, and if declared by our board of directors. We may elect to satisfy our obligation to pay quarterly dividends either in cash or by increasing the liquidation preference of the shares of Preferred Stock. In addition, the Preferred Stock will be convertible into shares of our Common Stock. The initial conversion price will be set at the closing of the Private Placement at 115% of the per share subscription price at which the Rights Offering is completed, provided that the initial conversion price will not be higher than $3.25 per share or lower then $2.90 per share, and is subject to downward adjustment in the future upon the occurrence of certain dilutive events, should they occur. Generally, holders of Preferred Stock will be entitled to participate in any dividends paid upon our Common Stock on an as converted basis based upon the then applicable liquidation preference of the Preferred Stock. For so long as BRS continues to beneficially own 5% or more of our Common Stock on an as converted basis, BRS, voting as a separate class, will be entitled to designate one individual to our board of directors, who must be an employee of BRS or one of its affiliates. In the event of our liquidation, each holder of Preferred Stock will be entitled to receive the greater of (a) the aggregate of the then applicable liquidation preference of its shares of Preferred Stock plus any accrued but unpaid dividends thereon or (b) the amount the holder would receive as a holder of Common Stock assuming the prior conversion of its Preferred Stock. In addition, after the fifth anniversary of the issuance of the Preferred Stock, we will be permitted to redeem all or any portion of the Preferred Stock at the then applicable liquidation preference plus an amount equal to accrued and unpaid dividends on such shares of Preferred Stock. Further, following the seventh anniversary of the issuance or upon a “change of control” (as defined in the Certificate of Designations), the holders of the Preferred Stock will be able to require us to redeem any or all outstanding shares of Preferred Stock, in whole or in part, at the then applicable liquidation preference of such Preferred Stock plus an amount equal to accrued and unpaid dividends on such shares of Preferred Stock. A more detailed summary of the terms of the Preferred Stock is discussed below under “Background and Reasons for the Private Placement—Summary of the Terms of the Private Placement.”

Q:	Why is Ruth’s seeking stockholder approval for the Private Placement?

A:

Our Common Stock is listed on the NASDAQ Global Select Market, and therefore we are subject to the NASDAQ Listing Rules. Rule 5635(b) of the NASDAQ Listing Rules requires stockholder approval for any issuance of securities that would result in a “change of control” of the issuer (the “NASDAQ Change of Control Rule”). NASDAQ presumes that if a stockholder acquires 20% or more of the common stock or voting power of a company, then absent other factors, such as the existence of a larger controlling stockholder, such transaction will be deemed to be a “change of control” requiring stockholder approval. Because the Preferred Stock to be issued to BRS is expected to be convertible into more than 20% of our outstanding Common Stock prior to the issuance of shares on the conversion of the Preferred Stock and there are currently no stockholders who hold a larger interest in our Common Stock, we believe the NASDAQ Change of Control Rule requires that we obtain stockholder approval of the Private Placement, and therefore our first proposal seeks approval to satisfy this requirement.

In addition, Rule 5635(d) of the NASDAQ Listing Rules requires stockholder approval for the issuance, other than in a public offering, of securities convertible into common stock at a price less than the greater of book or market value of the common stock if the securities are convertible into 20% or more of a company’s common stock prior to the issuance (the “NASDAQ Private Placement Rule”). The initial conversion price for the Preferred Stock will be set at the closing of the Private Placement at 115% of the per share subscription price at which the Rights Offering is completed, provided that the initial conversion price will not be higher than $3.25 per share or lower then $2.90 per share, and is subject to downward adjustment in the future upon the occurrence of certain dilutive events, should they occur. Accordingly, the conversion price of the Preferred Stock may be less than the greater of the book or market value of our Common Stock. Furthermore, even if the conversion price of the Preferred Stock is initially equal to or greater than the greater of the book or market value of our Common Stock as we currently expect, the terms of the Preferred Stock contain antidilution adjustments that could result in the conversion price being reduced in the future to a value that is less than the book or market value of our Common Stock immediately before this transaction. This would only occur if we elected to enter into certain transactions in the future that would trigger such antidilution adjustments. See “Background and Reasons for the Private Placement—Summary of the Terms of the Private Placement—Description of the Preferred Stock—Conversion; Anti-Dilution Adjustments.” Because the issuance of our Common Stock upon conversion of the Preferred Stock is expected to exceed 20% of our Common Stock currently outstanding prior to the issuance of shares on the conversion of the

Preferred Stock and the conversion price either now or in the future (as a result of antidilution adjustments) may be below the greater of the book or market value of our Common Stock immediately before the Private Placement, we believe the NASDAQ Private Placement Rule requires that we obtain stockholder approval of the Private Placement, and therefore our second proposal seeks approval to satisfy this requirement.

Q.	In addition to stockholder approval, what are the other principal conditions to the Private Placement?

A.

The closing of the Private Placement is also conditioned upon, among other things, (i) our successfully raising at least $25.0 million in gross proceeds in the Rights Offering, (ii) the effectiveness of the Credit Agreement Amendment either before or immediately after the closing of the Private Placement and (iii) compliance with the covenants and the accuracy of the representations and warranties set forth in the Securities Purchase Agreement, including that no material adverse effect shall have occurred with respect to the Company prior to the closing of the Private Placement.

Q:	What happens if the Private Placement proposals are approved?

A:

If the proposals are approved and the other conditions to the closing of the Securities Purchase Agreement are satisfied, we will issue $25.0 million of Preferred Stock to BRS and use the net proceeds of the Private Placement and the Rights Offering to reduce the amount of indebtedness outstanding under our credit facility and simultaneously close the Credit Agreement Amendment.

Q:	What happens if the Private Placement proposals are not approved?

A:

If the proposals are not approved, we will be forced to seek alternative means of reducing our indebtedness, which may not be available to us. If we are not able to obtain alternative financing, we will likely be forced to negotiate with our lenders to grant certain amendments or waivers to the covenants currently contained in our credit agreement, and if current economic and industry conditions continue or deteriorate we may not be able to comply with certain of our financial covenants in future periods. Our failure to comply with these covenants could result in an event of default, which would materially and adversely affect our operating results and our financial condition. See “Background and Reasons for the Private Placement” section below for additional detail regarding our compliance with the financial covenants under our credit agreement.

Q.	Will the Private Placement dilute the existing stockholders’ percentage of ownership in the Company?

A.

Yes. The issuance of Common Stock issuable upon conversion of the Preferred Stock will dilute your existing holdings of our Common Stock. Each share of Preferred Stock will be convertible into our Common Stock in an amount equal to the then applicable liquidation preference of the Preferred Stock (plus accrued and unpaid dividends) divided by the then applicable conversion price. The initial conversion price will be set at the closing of the Private Placement at 115% of the per share subscription price at which the Rights Offering is completed, provided that the initial conversion price will not be higher than $3.25 per share or lower then $2.90 per share, and is subject to downward adjustment in the future upon the occurrence of certain dilutive events, should they occur. Based on an initial conversion price of $2.90 and a liquidation preference of $1,000, each share of Preferred Stock would be convertible into approximately 344.8 shares of our Common Stock. Upon consummation of the Private Placement, BRS will own 25,000 shares of Preferred Stock, which shares will be convertible, assuming an initial conversion price of $2.90, into approximately 8,620,690 shares of our Common Stock, representing approximately     % of the total number shares of our Common Stock issued and outstanding immediately after the closing of the Private Placement but before giving effect to the shares of Common Stock to be issued in the Rights Offering, based on              shares outstanding as of the Record Date. Assuming the issuance of              shares of Common Stock in the Rights Offering, BRS would own approximately     % of the total number of shares of Common Stock issued and outstanding immediately after the closing of the Private Placement and the Rights Offering. In addition, we currently expect to satisfy our obligation to pay dividends on the Preferred Stock by increasing the liquidation preference of the shares of Preferred Stock, which will further increase the number of shares that would be issued to BRS upon conversion. Assuming the issuance of              shares of Common Stock in the Rights Offering and conversion of all shares of Preferred Stock, stockholders who are not affiliates of our Company will own approximately         % of the total number of shares of our Common Stock issued and outstanding immediately after the closing of the Private Placement and the Rights Offering (which represents a decrease from the approximately     % of the total number of our shares of Common Stock issued and outstanding as of the Record Date that are owned by such persons).

Q:	Why is Ruth’s seeking stockholder approval for the Second Amended and Restated Charter?

A:

We are a corporation organized under the laws of the State of Delaware. Section 242 of the General Corporation Law of the State of Delaware and our existing Charter requires that our stockholders approve any amendment to or amendment or restatement of our Charter, including the Second Amended and Restated Charter.

Q:	What happens if the Second Amended and Restated Charter proposal is approved?

A:

If the proposal to adopt the Second Amended and Restated Charter is approved, your rights as a holder of our Common Stock will not be affected. Our existing Charter contains references to our Legacy Capital Stock and to certain IPO reclassification and stock-split provisions that are no longer applicable to us. No shares of the Legacy Capital Stock are currently outstanding and we have no intention of reissuing any such shares in the future. Prior to consummating the Private Placement, we are proposing to simplify our Charter to eliminate all references to the Legacy Capital Stock and the inapplicable IPO reclassification and stock-split provisions. The Second Amended and Restated Charter would only have the administrative impact of eliminating certain provisions of our charter that are no longer applicable to our capital structure.

Q:	What happens if the Second Amended and Restated Charter proposal is not approved?

A:

If the proposal to adopt the Second Amended and Restated Charter is not approved, your rights will not be affected and the Private Placement will still occur if Proposals No. 1 and No. 2 are approved by our stockholders.

Q.	Do stockholders of the Company have any appraisal rights?

A:

Under the Delaware General Corporation Law, stockholders will not be entitled to exercise appraisal rights in connection with the Private Placement or the adoption of the proposed Second Amended and Restated Charter, and we do not plan to independently provide stockholders with any such right.

Voting Information and Other Information About the Special Meeting

Q:	When and where is the special meeting of stockholders of Ruth’s?

A:	The special meeting will be held on 2010, at Eastern time at .

Q:	How many votes do I have?

A:	You will have one vote for every share of our Common Stock that you owned on the Record Date.

Q:	How many shares are entitled to vote?

A:	There were shares of our Common Stock outstanding as of the Record Date. Each share is entitled to one vote.

Q:	How many shares must be present to hold the meeting?

A:	Under our Restated By-Laws, holders of a majority of the outstanding shares of capital stock entitled to vote must be present, in person or by proxy, to hold the special meeting.

Q:	What is the required vote to approve the Private Placement?

A:

The approval of the Private Placement and transactions contemplated thereby, including but not limited to the issuance of our Common Stock upon conversion of the Preferred Stock, requires the affirmative vote of a majority of the total votes cast on Proposals No. 1 and No. 2 at the special meeting, either in person or by proxy. Abstentions and broker “non-votes” will have no effect on the outcome of these proposals.

Q.	What is the required vote to approve the Second Amended and Restated Charter?

A.

The approval of the Second Amended and Restated Charter proposal requires the affirmative vote of a majority of the shares of our Common Stock outstanding and entitled to vote at the special meeting, either in person or by proxy. Abstentions and broker “non-votes” will have the same effect as a vote against the proposal.

Q:	What is the required vote for other matters at the special meeting?

A:

The approval of a proposal to adjourn or postpone the special meeting requires the affirmative vote of a majority of the total votes cast on the proposal at the special meeting, either in person or by proxy. Abstentions and broker “non-votes” will have no effect on the outcome of this proposal.

Q.	Have any of the Company’s stockholders agreed to vote in favor of the Private Placement?

A.

The Company’s largest stockholder, Madison Dearborn Capital Partners III, L.P., and two of its affiliates (collectively, “Madison Dearborn”), and each of the Company’s directors and executive officers, representing 4,321,160 shares, or 18%, of our issued and outstanding Common Stock in the aggregate based on the number of shares outstanding as of December 18, 2009, have entered into voting agreements pursuant to which they have agreed to vote in favor of the Private Placement. Additionally, persons subject to voting agreements hold options to purchase 277,430 shares that are currently exercisable or exercisable within 60 days of December 18, 2009.

Q:	Who can attend and vote at the special meeting?

A:

Only persons with evidence of stock ownership as of the close of business on the Record Date, or who are invited guests of the Company may attend and be admitted to the special meeting of the stockholders. Stockholders with evidence of stock ownership as of the Record Date may be accompanied by one guest. Photo identification will be required (a valid driver’s license, state identification, passport or other federally-issued identification). If a stockholder’s shares are registered in the name of a broker, trust, bank or other record holder, the stockholder must also bring a proxy or a letter from that broker, trust, bank or other record holder or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the Record Date. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at         , and seating will begin at         .

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

Q:	How does our board of directors recommend that I vote?

A:

The board of directors recommends that our stockholders vote “FOR” the proposal to approve the change of control that will occur under NASDAQ Listing Rules as a result of the Private Placement, “FOR” the proposal to approve the issuance of securities convertible into more than 20% of our Common Stock outstanding prior to the issuance in the Private Placement of the Preferred Stock at a price that may be less than the greater of book or market value of our Common Stock, “FOR” the proposal to adopt the Second Amended and Restated Charter and “FOR” any proposal to adjourn or postpone the special meeting to a later date.

Q:

Why is the board of directors recommending that I vote “FOR” the proposal to approve the change of control that will occur under NASDAQ Listing Rules as a result of the Private Placement and “FOR” the proposal to approve the issuance of securities convertible into more than 20% of our Common Stock outstanding prior to the issuance in the Private Placement of the Preferred Stock at a price that may be less than the greater of book or market value of our Common Stock?

A:

After careful consideration, our board of directors believes that the Company’s financial position, capital structure and business will be strengthened as a result of the Private Placement, the related Rights Offering and the Credit Agreement Amendment. In addition, our board of directors believes that the failure to consummate the Private Placement and the related transactions could materially impair our ability to meet the financial covenants contained in our credit agreement, which would materially and adversely affect our operating results and our financial condition. For these reasons, the board of directors recommends that you vote “FOR” the approval of the change of control that will occur under NASDAQ Listing Rules as a result of the Private Placement and “FOR” the proposal to approve the issuance of securities convertible into more than 20% of our Common Stock outstanding prior to the issuance in the Private Placement of the Preferred Stock at a price that may be less than the greater of book or market value of our Common Stock.

Q:	Why is the board of directors recommending that I vote “FOR” the proposal to adopt the Second Amended and Restated Charter?

A:

Our board of directors believes that our governing documents should reflect our capital structure and that our current and future stockholders will more easily understand our capital structure if the Second Amended and Restated Charter is approved and the references to the Legacy Capital Stock and the inapplicable IPO reclassification and stock-split provisions are eliminated. For these reasons, the board of directors recommends that you vote “FOR” the approval of the adoption of the Second Amended and Restated Charter.

Q:	How do I vote?

A:

If you are a registered stockholder (that is, if you own Common Stock in your own name and not through a broker, bank or other record holder that holds Common Stock for your account in a “street name” capacity), you can vote either in person at the special meeting or by proxy without attending the special meeting. We urge you to vote by proxy even if you plan to attend the special meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

Voting by Telephone or via the Internet. If you are a registered stockholder (that is, if you own Common Stock in your own name and not through a broker, bank or other record holder that holds Common Stock for your account in a “street name” capacity), you may vote by proxy or by using either the telephone or Internet methods of voting. Proxies submitted by telephone or via the Internet must be received by                     , 2010. Please see the proxy card for instructions on how to access the telephone and Internet voting systems.

Voting by Proxy Card. Each stockholder electing to receive stockholder materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by your proxy will be voted as you specify on the proxy card.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the board of directors. The board of directors and management do not now intend to present any matters at the special meeting other than those outlined in the notice of the special meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Q:	What will happen if I abstain from voting or fail to vote?

A:

Approval of Proposal No. 1 requires the affirmative vote of a majority of the total votes cast on the proposal at the special meeting, either in person or by proxy. Abstentions and broker “non-votes” will have no effect on the outcome of such proposal.

Approval of Proposal No. 2 requires the affirmative vote of a majority of the total votes cast on the proposal at the special meeting, either in person or by proxy. Abstentions and broker “non-votes” will have no effect on the outcome of such proposal.

Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares of our Common Stock outstanding and entitled to vote at the special meeting, either in person or by proxy. If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other record holder, it will have the same effect as a vote “AGAINST” the approval of the Second Amended and Restated Charter.

Approval of Proposal No. 4 requires the affirmative vote of a majority of the total votes cast on the proposal at the special meeting, either in person or by proxy. Abstentions and broker “non-votes” will have no effect on the outcome of such proposal.

Q:	Can I change my vote after I have delivered my proxy?

A:

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the secretary of the Company or mailing a proxy bearing a later date, submitting your proxy again by telephone or over the Internet or by attending the special meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other record holder or, if you have obtained a legal proxy from your broker, bank or other record holder giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Q:	Who can help answer my questions?

A:	If you have any questions about the proposals or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

Stock Ownership Information

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

Most of our stockholders hold their shares through a bank, broker or other record holder rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, vote in person at the meeting, by Internet, telephone or mail. We have enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another record holder, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card on behalf of your bank, broker or other record holder. As the beneficial owner, you have the right to direct your bank, broker or other record holder how to vote and you also are invited to attend the special meeting. Your bank, broker or other record holder has enclosed or provided voting instructions for you to use in directing the bank, broker or other record holder how to vote your shares.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the bank, broker or other record holder that holds your shares, giving you the right to vote the shares at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON     ,     , 2010:

This proxy statement is available at

http://www.rhgi.com

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

The special meeting will be held on                     , 2010, at          Eastern time at                     . Seating will be limited at the special meeting.

Purpose of the Special Meeting

At the special meeting, we are asking holders of record of our Common Stock to consider and vote on the following proposals:

•

to approve the Private Placement of $25.0 million of a new class of Series A 10% Convertible Preferred Stock, which would result in a change of control of our Company under applicable NASDAQ Listing Rules;

•

to approve the issuance of securities convertible into more than 20% of our Common Stock outstanding prior to the issuance in the Private Placement of the Preferred Stock at a price that may be less than the greater of the book or market value of our Common Stock;

•	to approve the adoption of our Second Amended and Restated Certificate of Incorporation; and

•

to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the other proposals.

Recommendation of Our Board of Directors

Our board of directors recommends that our stockholders vote “FOR” the proposal to approve the change of control that will occur under NASDAQ Listing Rules as a result of the Private Placement of our Preferred Stock, “FOR” the proposal to approve the issuance of securities convertible into more than 20% of our Common Stock outstanding prior to the issuance in the Private Placement of the Preferred Stock at a price that may be less than the greater of book or market value of our Common Stock, “FOR” the proposal to approve the adoption of our Second Amended and Restated Charter and “FOR” any proposal to adjourn or postpone the special meeting to a later date.

Record Date; Stockholders Entitled to Vote; Quorum

Only holders of record of shares of our Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the special meeting. On the Record Date,              shares of our Common Stock were issued and outstanding and held by              holders of record.

Holders of record of shares of our Common Stock at the close of business on the Record Date are entitled to one vote per share of Common Stock at the special meeting on each proposal. Our stockholders’ list will be available for inspection by any stockholder entitled to vote at the special meeting at our executive offices beginning no later than ten days before and continuing through the special meeting.

A quorum is necessary to hold a valid special meeting. A quorum will be present at the special meeting if the holders of a majority of our shares of our Common Stock outstanding and entitled to vote on the record date are present, in person or by proxy. Abstentions and broker “non-votes” will count as present and entitled to vote for purposes of establishing the presence of a quorum at the special meeting. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies.

Vote Required

The approval of the change of control that will occur under NASDAQ Listing Rules as a result of the Private Placement and the transactions contemplated thereby, including but not limited to the issuance of our Common Stock upon conversion of the Preferred Stock, requires that holders of more of our shares of Common Stock vote in favor of such change of control than vote against it at the special meeting. Abstentions and broker “non-votes” will have no effect on the outcome of this proposal.

The approval of the issuance of securities convertible into more than 20% of our Common Stock outstanding prior to the issuance in the Private Placement of the Preferred Stock at a price that may be less than the greater of book or market value of our Common Stock and the transactions contemplated thereby, including but not limited to the issuance of our Common Stock upon conversion of the Preferred Stock, requires that holders of more of our shares of Common Stock vote in favor of the issuance of such securities than vote against it at the special meeting. Abstentions and broker “non-votes” will have no effect on the outcome of this proposal.

The approval of the adoption of the Second Amended and Restated Charter requires the affirmative vote of the holders of a majority of the shares of our Common Stock outstanding and entitled to vote at the special meeting as of the Record Date, either in person or by proxy. Because the vote is based on the number of shares outstanding rather than the number of votes cast, abstentions and broker “non-votes” will have the same effect as voting “AGAINST” the adoption of the Second Amended and Restated Charter.

The approval of a proposal to adjourn or postpone the special meeting requires that holders of more of our shares of Common Stock vote in favor of the proposal to adjourn or postpone the special meeting than vote against the proposal, even if a quorum is not present or represented at the special meeting. Abstentions and broker “non-votes” will have no effect on the outcome of this proposal.

Voting Procedures

If you are a registered stockholder (that is, if you own Common Stock in your own name and not through a broker, bank or other record holder that holds Common Stock for your account in a “street name” capacity), you can vote either in person at the special meeting or by proxy without attending the special meeting. We urge you to vote by proxy even if you plan to attend the special meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

Voting by Telephone or via the Internet. If you are a registered stockholder (that is, if you own Common Stock in your own name and not through a broker, bank or other record holder that holds Common Stock for your account in a “street name” capacity), you may vote by proxy or by using either the telephone or Internet methods of voting. Proxies submitted by telephone or via the Internet must be received by                     , 2010. Please see the proxy card for instructions on how to access the telephone and Internet voting systems.

Voting by Proxy Card. Each stockholder electing to receive stockholder materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by your proxy will be voted as you specify on the proxy card.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the board of directors. The board of directors and management do not now intend to present any matters at the special meeting other than those outlined in the notice of the special meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Adjournments

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. An adjournment requires that holders of more of our shares vote in favor of adjournment than vote against adjournment, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting of the date, time and place at which the meeting will be reconvened. If the adjournment is for more than 120 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. No proxy voted against the proposal to approve the change of control that will occur under the NASDAQ Listing Rules as a result of the Private Placement, the issuance of securities convertible into more than 20% of our Common Stock outstanding prior to the issuance in the Private Placement of the Preferred Stock at a price that may be less than the greater of book or market value of our Common Stock or the adoption of the Second Amended and Restated Charter will be voted in favor of any adjournment unless it is specifically marked “FOR” a proposal presented by our management to adjourn or postpone the special meeting. We do not currently intend to seek an adjournment of the special meeting.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with the secretary of the Company a duly executed revocation of proxy, by properly submitting a proxy by mail, the Internet or telephone with a later date or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in street name, you must contact your broker, bank or other record holder to revoke your proxy.

Solicitation of Proxies

We are soliciting proxies for the special meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of Ruth’s Common Stock held by them and secure their voting instructions if necessary. We will reimburse those record holders for their reasonable expenses in so doing. We may also use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

We have retained                          to solicit proxies from our stockholders to be voted at the special meeting with respect to the proposals to approve the Private Placement of our Preferred Stock. We expect to pay approximately $             plus out-of-pocket expenses for its services.

Directions to the Special Meeting

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

PROPOSAL NO. 1: APPROVAL OF THE CHANGE OF CONTROL UNDER NASDAQ LISTING RULES RESULTING FROM PRIVATE PLACEMENT OF SERIES A 10% CONVERTIBLE PREFERRED STOCK

Our Common Stock is listed on the NASDAQ Global Select Market, and therefore we are subject to the NASDAQ Listing Rules. The NASDAQ Change of Control Rule requires stockholder approval for any issuance of securities that would result in a “change of control” of the issuer. NASDAQ presumes that if a stockholder acquires 20% or more of the common stock or voting power of an issuer, then absent other factors, such as the existence of a larger controlling stockholder, such transaction will be deemed to be a “change of control” requiring stockholder approval. Because the Preferred Stock to be issued to BRS is expected to be convertible into more than 20% of our outstanding Common Stock prior to the issuance of shares on the conversion of the Preferred Stock and there are currently no stockholders who hold a larger interest in our Common Stock, we believe the NASDAQ Change of Control Rule requires that we obtain stockholder approval of the Private Placement. For a description of the Private Placement, see “Background and Reasons for the Private Placement.”

Under the Securities Purchase Agreement, we agreed to use our reasonable best efforts to call a meeting of our stockholders to be held no later than April 21, 2010 to seek approval of the Private Placement. This proxy statement satisfies our obligations under the Securities Purchase Agreement to use our reasonable best efforts to call a meeting of our stockholders, which is a condition to the closing of the Private Placement.

Recommendation of the Board of Directors

Our board of directors has determined that the issuance and sale of Preferred Stock and the completion of the other transactions contemplated by the Private Placement, which will result in a change in control under the NASDAQ Listing Rules, are advisable and in the best interests of our stockholders, and recommends that all stockholders vote “FOR” the approval of Proposal No. 1 at the special meeting.

Vote Required

The approval of the change of control under NASDAQ Listing Rules resulting from the Private Placement and the transactions contemplated thereby, including the issuance of our Common Stock upon conversion of the Preferred Stock, requires the affirmative vote of a majority of the total votes cast on the proposal at the special meeting, either in person or by proxy. Abstentions and broker “non-votes” will have no effect with respect to the approval of the change of control under NASDAQ Listing Rules resulting from the Private Placement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 1.

PROPOSAL NO. 2: APPROVAL OF THE ISSUANCE OF SECURITIES CONVERTIBLE INTO MORE THAN 20% OF OUR COMMON STOCK OUTSTANDING PRIOR TO THE ISSUANCE IN THE PRIVATE PLACEMENT OF SERIES A 10% CONVERTIBLE PREFERRED STOCK AT A PRICE THAT MAY BE LESS THAN THE GREATER OF BOOK OR MARKET VALUE OF OUR COMMON STOCK

Our Common Stock is listed on the NASDAQ Global Select Market, and therefore we are subject to the NASDAQ Listing Rules. The NASDAQ Private Placement Rule requires stockholder approval for the issuance, other than in a public offering, of securities convertible into common stock at a price less than the greater of book or market value of the common stock if the securities are convertible into 20% or more of a company’s common stock prior to the issuance. The initial conversion price will be set at the closing of the Private Placement at 115% of the per share subscription price at which the Rights Offering is completed, provided that the initial conversion price will not be higher than $3.25 per share or lower than $2.90 per share, and is subject to downward adjustment in the future upon the occurrence of certain dilutive events, should they occur. Accordingly, the conversion price of the Preferred Stock may be less than the greater of the book or market value of our Common Stock. Furthermore, even if the conversion price of the Preferred Stock is initially equal to or greater than the greater of the book or market value of our Common Stock as we currently expect, the terms of the Preferred Stock contain antidilution adjustments that could result in the conversion price being reduced in the future to a value that is less than the book or market value of our Common Stock immediately before this transaction. This would only occur if we elected to enter into certain transactions in the future that would trigger such antidilution adjustments. See “Background and Reasons for the Private Placement—Summary of the Terms of the Private Placement—Description of the Preferred Stock—Conversion; Anti-Dilution Adjustments.” Because the issuance of our Common Stock upon conversion of the Preferred Stock is expected to exceed 20% of our Common Stock currently outstanding prior to the issuance of shares on the conversion of the Preferred Stock and the conversion price either now or in the future (as a result of antidilution adjustments) may be below the greater of the book or market value of our Common Stock immediately before the Private Placement, we believe the NASDAQ Private Placement Rule requires that we obtain stockholder approval of the Private Placement. For a description of the Private Placement, see “Background and Reasons for the Private Placement.”

Under the Securities Purchase Agreement, we agreed to use our reasonable best efforts to call a meeting of our stockholders to be held no later than April 21, 2010 to seek approval of the Private Placement. This proxy statement satisfies our obligations under the Securities Purchase Agreement to use our reasonable best efforts to call a meeting of our stockholders, which is a condition to the closing of the Private Placement.

Recommendation of the Board of Directors

Our board of directors has determined that the issuance of securities convertible into more than 20% of our Common Stock outstanding prior to the issuance in the Private Placement of the Preferred Stock at a price that may be less than the greater of book or market value of our Common Stock is advisable and in the best interests of our stockholders, and recommends that all stockholders vote “FOR” the approval of Proposal No. 2 at the special meeting.

Vote Required

The approval of the issuance of securities convertible into more than 20% of our Common Stock outstanding prior to the issuance in the Private Placement of the Preferred Stock at a price that may be less than the greater of book or market value of our Common Stock and the transactions contemplated thereby, including the issuance of our Common Stock upon conversion of the Preferred Stock, requires the affirmative vote of a majority of the total votes cast on the proposal at the special meeting, either in person or by proxy. Abstentions and broker “non-votes” will have no effect with respect to the issuance of securities convertible into more than 20% of our Common Stock outstanding prior to the issuance in the Private Placement of the Preferred Stock at a price less than the greater of book or market value of our Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2

PROPOSAL NO. 3: APPROVAL OF ADOPTION OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Second Amended and Restated Charter

Our existing Charter contains references and provisions related to our Legacy Capital Stock and certain IPO reclassification and stock-split provisions that are no longer applicable to our capital structure. No shares of our Legacy Capital Stock are outstanding. We propose to amend and restate our Charter in order to modify the provisions of our Charter to be consistent with our prospective capital structure. If the proposal to adopt the Second Amended and Restated Charter is approved, your rights as a holder of our Common Stock will not be affected. The Second Amended and Restated Charter is being proposed simply to avoid confusion that could arise given the changes to the capital structure. No shares of Legacy Capital Stock are outstanding and we have no intention of issuing them in the future. The Second Amended and Restated Charter would only have the administrative impact of eliminating certain provisions of our Charter that are no longer applicable to our capital structure.

Proposals No. 1 and No. 2, the Private Placement of our Preferred Stock, are not conditioned on this amendment and, assuming Proposals No. 1 and No. 2 are approved by our stockholders, the Private Placement will occur regardless of the outcome of this proposal.

Attached as Appendix D is the Second Amended and Restated Charter, in the form approved by the board of directors.

Vote Required

Because none of our Legacy Capital Stock is outstanding, and the only changes to our Charter are to eliminate references to our Legacy Capital Stock and remove certain reclassification and stock-split provisions related to our initial public offering that are no longer applicable to us, the approval of the adoption of the Second Amended and Restated Charter only requires the affirmative vote of a majority of the shares of our Common Stock outstanding and entitled to vote at the special meeting. Because the vote is based on the number of shares outstanding rather than the number of votes cast, abstentions and broker “non-votes” will have the same effect as voting “AGAINST” the adoption of the Second Amended and Restated Charter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4: APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY

Adjournment

If it becomes necessary to establish a quorum or to obtain additional votes in favor of Proposal No. 1, Proposal No. 2 and/or Proposal No. 3, a motion may be made to adjourn the special meeting to a later time to permit further solicitation of proxies. If such a motion to adjourn is made, it will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting and entitled to vote, even if a quorum is not present or represented at the special meeting.

Vote Required

Proposal No. 4 requires the affirmative vote of a majority of the total votes cast on the proposal at the special meeting, either in person or by proxy. Accordingly, abstentions and broker “non-votes” will have no effect on the outcome of Proposal No. 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 4.

BACKGROUND AND REASONS FOR THE PRIVATE PLACEMENT

Our financial results have been negatively impacted as a result of recent economic and industry conditions. Under the terms of our credit agreement, we are required to comply with certain financial covenants, including a minimum EBITDA covenant, a fixed charge ratio covenant and a consolidated leverage ratio covenant. A failure to comply with the financial covenants in our credit agreement, if we are not able to obtain an amendment or waiver, is an event of default under our credit agreement. Any event of default would preclude our ability to borrow under our credit agreement and entitles our lenders to exercise a variety of remedies available to them, including declaring all of our outstanding indebtedness under our credit agreement due and immediately payable and selling our assets and the stock of our subsidiaries in the event we do not repay the indebtedness when due.

On December 22, 2009, we entered into the Securities Purchase Agreement related to the Private Placement with BRS. Subject to the closing conditions discussed below, BRS agreed to purchase from us 25,000 shares of our new Preferred Stock for an aggregate purchase price of $25.0 million. Our decision to enter into the Securities Purchase Agreement resulted from a review of our capital structure by our board of directors.

Our board of directors regularly reviews and evaluates our capital structure and from time to time evaluates various financing alternatives available to us. As part of this review and evaluation, our board of directors recognized in early 2009 that our capital structure and business would be strengthened if we were able to obtain financing on acceptable terms and use the proceeds of that financing to reduce the borrowings outstanding under our credit agreement and, in doing so, enable us to induce the lenders under our credit agreement to amend the credit facility in a manner favorable to us.

To assist our board of directors in locating alternative financing sources and obtaining the Credit Agreement Amendment, our board of directors retained Jefferies & Company, Inc. (“Jefferies”) on July 2, 2009 to act as the Company’s financial advisor.

Beginning in July 2009, Jefferies, at the request of our board of directors, approached several potential financing sources to determine on what terms, if any, those sources might be willing to provide financing to us. As part of this process, Jefferies contacted over 30 potential investors to discuss possible financing alternatives. Of these potential investors, 12 expressed interest in exploring a financing transaction with the Company and proceeded to execute confidentiality agreements with us. Following initial discussions with this group of potential investors, we received preliminary proposals from three of them. After reviewing and discussing these preliminary proposals, our board of directors decided to move forward with two of the investors and allow both of these investors to continue their due diligence review of our company. Following the completion of the due diligence review process and our request for definitive proposals, we received a definitive proposal from BRS to make an investment of $25.0 million in the form of 10% convertible preferred stock, subject to various conditions; the other potential investor elected not to submit a proposal and we ultimately suspended our discussions with that potential investor. On October 22, 2009, we and BRS entered into an exclusivity agreement under which we agreed to negotiate exclusively with BRS on a financing transaction for a period of 30 days. This exclusivity agreement expired by its terms on November 21, 2009, although we continued to negotiate with BRS throughout the period leading up to the signing of the Securities Purchase Agreement on December 22, 2009. We did not receive any proposals from any other parties during this period. After extensive negotiations with BRS and with the assistance of Jefferies, our board of directors ultimately concluded that the combination of the Private Placement and the Rights Offering would provide an attractive means to raise the financing necessary to reduce the borrowings under our credit facility and to obtain the Credit Agreement Amendment.

On December 22, 2009, we entered into the Securities Purchase Agreement with BRS and agreed to conduct the Private Placement and the Rights Offering. The closing of the Private Placement is conditioned upon, among other things, our raising at least $25.0 million in gross proceeds in the Rights Offering. Under the terms of the Credit Agreement Amendment, we have agreed to use the proceeds of the Private Placement and the Rights Offering to pay down borrowings outstanding under our credit facility. The effectiveness of the Credit

Agreement Amendment is conditioned upon, among other things, our ability to obtain at least $42.5 million in net proceeds in the Rights Offering and the Private Placement. We refer to these transactions collectively as the “refinancing.”

In the course of reaching its decision to approve the refinancing, our board of directors consulted with our senior management and its financial advisor, Jefferies, and considered a number of factors in favor of the refinancing, including the following factors:

•

our financial condition, results of operations and cash flow, including our recent losses, which could ultimately lead to our inability to comply with the financial covenants contained in our credit agreement;

•	the benefit to be derived by entering into the Credit Agreement Amendment and the impairment to our business that might result if we are unable to obtain such an amendment;

•	the ability to increase the maximum permitted capital expenditures under the Credit Agreement Amendment to provide us greater operating flexibility;

•

the absence of other viable financing alternatives in light of the extensive process undertaken by Jefferies and the members of our senior management team to solicit third party indications of interest in our financing;

•	our board of directors’ view that the Private Placement and the Rights Offering would enhance our capital structure;

•	the fact that a rights offering with transferable subscription rights could potentially increase our public float;

•

the fact that the Rights Offering would enable all of our stockholders to participate in a material portion of the transaction and mitigate the dilution they might otherwise experience from financing provided solely by third parties;

•	the fact that the Company’s stockholders would have an opportunity to approve the Private Placement; and

•	the fact that a representative of BRS will serve on our board of directors, whose contribution we believe will enhance the knowledge and experience of our board of directors.

Our board of directors also considered the following factors adverse to the Private Placement:

•

the fact that if the Preferred Stock is converted into Common Stock, our stockholders will be substantially diluted and, depending on the conversion price of the Preferred Stock, the value of the Common Stock could be substantially diluted;

•	the fact that even if the Preferred Stock is not converted, the Preferred Stock will have a liquidation preference superior to our Common Stock;

•

the fact that the ownership by BRS of a substantial percentage of our total voting power, together with the contractual approval rights that we have agreed to grant to BRS, would make it more difficult and expensive for a third party to pursue a change of control of our company, even if a change of control would generally be beneficial to our stockholders;

•	the fees and expenses to be incurred by the Company in connection with the refinancing; and

•	the fact that the restrictive covenants related to the Preferred Stock and otherwise to be granted to BRS for so long as it holds the Preferred Stock may limit our operating flexibility.

In view of the variety of factors considered in connection with the evaluation of the refinancing and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, in considering the various factors, individual members of our board of directors may have assigned different weights to different factors.

After evaluating these factors for and against the refinancing, and based upon their knowledge of our business, financial condition and prospects, and the view of our senior management, our board of directors unanimously concluded that the Private Placement is in our best interest and in the best interests of our stockholders, and recommends that all stockholders vote “FOR” the approval of Proposals No. 1 and No. 2 at the special meeting.

Interests of Certain Persons

As a condition to BRS’s willingness to enter into the Securities Purchase Agreement, Madison Dearborn and each of the Company’s directors and executive officers, representing 4,321,160 shares, or 18%, of our Common Stock in the aggregate based on the number of shares outstanding as of December 18, 2009, have entered into voting agreements pursuant to which they have agreed to vote in favor of the Private Placement. Additionally, persons subject to voting agreements hold options to purchase 277,430 shares that are currently exercisable or exercisable within 60 days of December 18, 2009. See “Common Stock Ownership—Beneficial Ownership Table” and “—Summary of the Terms of the Private Placement—Voting Agreements” for additional information regarding the equity ownership of Madison Dearborn and our directors and executive officers.

Madison Dearborn and each of our directors and officers who hold shares of Common Stock will be permitted to participate in the Rights Offering to the same extent as any other holder of Common Stock, including by transferring any subscription rights that they choose not to exercise.

Our Chief Executive Officer, Michael P. O’Donnell, serves on the board of directors of Logan’s Roadhouse, Inc., a privately-held company controlled by affiliates of BRS.

Other than as set forth above and as described elsewhere in this proxy statement, we are not aware of any relationships between either of BRS, on the one hand, and us, or any of our directors, officers, or significant stockholders, on the other hand.

Impact on Existing Stockholders

Each share of Preferred Stock will be convertible into our Common Stock in an amount equal to the then applicable liquidation preference of the Preferred Stock (plus accrued and unpaid dividends) divided by the then applicable conversion price. The initial conversion price will be set at the closing of the Private Placement at 115% of the per share subscription price at which the Rights Offering is completed, provided that the initial conversion price will not be higher than $3.25 per share or lower then $2.90 per share, and is subject to downward adjustment in the future upon the occurrence of certain dilutive events, should they occur. Based on an initial conversion price of $2.90 and a liquidation preference of $1,000, each share of Preferred Stock would be convertible into approximately 344.8 shares of our Common Stock. Upon consummation of the Private Placement, BRS will own 25,000 shares of Preferred Stock, which shares will be convertible, assuming an initial conversion price of $2.90, into approximately 8,620,690 shares of our Common Stock, representing approximately     % of the total number shares of our Common Stock issued and outstanding immediately after the closing of the Private Placement, based on             shares outstanding as of the Record Date. Assuming the issuance of              shares of Common Stock in the Rights Offering and conversion of all shares of Preferred Stock, stockholders who are not affiliates of our Company will own approximately     % of the total number of shares of our Common Stock issued and outstanding immediately after the closing of the Private Placement and the Rights Offering (which represents a decrease from the approximately     % of the total number of our shares of Common Stock issued and outstanding as of the Record Date that are owned by such persons). In addition, currently we expect to satisfy our obligation to pay dividends on the Preferred Stock by increasing the liquidation preference of the shares of Preferred Stock, which will further increase the number of shares that would be issued to BRS upon conversion.

Because BRS will own a significant percentage of our voting power and will have certain contractual approval rights that we have agreed to grant it, BRS may have considerable influence in determining the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including the election of directors and approval of mergers, consolidations or the sale of all or substantially all of our assets.

Summary of the Terms of the Private Placement

The following is a summary of the terms of the Private Placement and the provisions of the related transaction documents. The Private Placement of our Preferred Stock is intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and we expect to rely upon Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder for an exemption from registration.

THIS SUMMARY OF THE TERMS OF THE PRIVATE PLACEMENT IS INTENDED TO PROVIDE YOU WITH BASIC INFORMATION CONCERNING THE TRANSACTION. HOWEVER, IT IS NOT A SUBSTITUTE FOR REVIEWING THE SECURITIES PURCHASE AGREEMENT, THE REGISTRATION RIGHTS AGREEMENT AND THE CERTIFICATE OF DESIGNATIONS IN THEIR ENTIRETY, AND EACH OF WHICH IS ATTACHED AS APPENDICES A, B AND C, RESPECTIVELY. YOU SHOULD READ THIS SUMMARY IN CONJUNCTION WITH THOSE DOCUMENTS.

Securities Purchase Agreement

General

On December 22, 2009, we entered into the Securities Purchase Agreement with BRS, pursuant to which BRS will, subject to certain terms and conditions, purchase 25,000 shares of our Preferred Stock for an aggregate purchase price of $25.0 million. Dividends on the Preferred Stock would accrue at an annual rate of 10% and would be paid, at our option, in cash or by increasing the liquidation preference on the shares of Preferred Stock. In addition, the Preferred Stock will be convertible into shares of our Common Stock. The initial conversion price will be set at the closing of the Private Placement at 115% of the per share subscription price at which the Rights Offering is completed, provided that the initial conversion price will not be higher than $3.25 per share or lower then $2.90 per share, and is subject to downward adjustment in the future upon the occurrence of certain dilutive events, should they occur. The following discussion of the Securities Purchase Agreement provides only a summary of the material terms and conditions of the Securities Purchase Agreement. For a more complete understanding of the Securities Purchase Agreement, we urge you to review the copy of the Securities Purchase Agreement attached hereto as Appendix A, which is incorporated herein by reference.

Representations and Warranties

The Securities Purchase Agreement contains representations and warranties by us relating to, among other things, our corporate organization and capitalization, the due authorization of the Securities Purchase Agreement and the transactions contemplated thereby, our filings with the SEC, including the financial statements included therein, litigation, environmental compliance, taxes, insurance, employee benefits, the absence of undisclosed liabilities, the absence of a material adverse change in our business since June 28, 2009, title to our properties, compliance with laws and permits and the absence of conflicts and third party approval rights in connection with the transactions contemplated by the Securities Purchase Agreement.

The Securities Purchase Agreement also contains representations and warranties by BRS relating to, among other things, its status as an accredited investor and its investment intent and the availability of funds necessary to purchase the Preferred Stock.

Governance Arrangements

At any time that BRS is not entitled to designate a director in accordance with Section 9(b) of the Certificate of Designations, BRS will be entitled pursuant to the Securities Purchase Agreement to designate one individual to our board of directors, who must be an employee of BRS or one of its affiliates. BRS has indicated it intends to designate Harold O. Rosser, a founder and managing director of BRS, as its initial director. If BRS is no longer entitled to designate a board member pursuant to Section 9(b) of the Certificate of Designations, BRS will continue to be able to designate a director, subject to stockholder approval, so long as BRS beneficially owns at least 5% of our Common Stock on an as converted basis. In addition to the BRS designee, following the closing of the Private Placement, we will seek to add to our board of directors an independent director with restaurant industry experience who is reasonably acceptable to us and BRS.

In addition, until the earlier of the date on which (i) BRS no longer beneficially owns at least 5% of our Common Stock on an as converted basis or (ii) BRS no longer has a representative serving on our board of directors (other than as a result of our stockholders failing to elect such designee), we must obtain the consent of 66 2/3% of the members of our board of directors to:

•	enter into a definitive agreement that provides for an “acquisition transaction” (as defined in the Securities Purchase Agreement);

•	sell any assets or properties involving consideration in excess of $25.0 million, other than inventory in the ordinary course of business; or

•	purchase any assets or equity or merge with or into or any business combination involving any other company or entity in a transaction involving total consideration in excess of $25.0 million.

Further, until the date on which BRS is no longer entitled to designate a director to our board of directors, we may not expand the size of the board of directors without BRS’s consent.

Standstill

The Securities Purchase Agreement provides that until the earliest of (i) the first anniversary of the closing of the Private Placement, (ii) the date on which BRS ceases to own 5% of the Company’s Common Stock on an as converted basis and (iii) the occurrence of a potential “change of control” event of the Company (as defined in the Securities Purchase Agreement), without the prior consent of our board of directors, BRS may not acquire any of our voting securities or engage in any short selling or trading in any related derivative transactions (subject to customary exceptions), make a public announcement with respect to an acquisition transaction or take certain other actions. However, if the percentage voting power of the Preferred Stock (or, upon conversion, the Common Stock) decreases as a result of the issuance of additional shares of voting securities of the Company, BRS may acquire additional shares of voting securities to restore its percentage of voting power. In addition, (i) BRS may make an acquisition proposal directly to our board of directors and (ii) if our board of directors decides to engage in a process that could give rise to a change of control, BRS will be allowed to participate in the process on the terms and conditions generally made available to the other participants.

Lock-Up and Transfer Restrictions

For the one-year period from the closing of the Private Placement, BRS will not be permitted to transfer its interest in the Preferred Stock or in any shares of Common Stock issued upon conversion of the Preferred Stock (other than to its permitted transferees or pursuant to certain other customary exceptions). In addition, subject to certain exceptions, commencing on the first anniversary and ending on the second anniversary of the closing of the Private Placement, BRS will not be permitted to transfer its interest in the Preferred Stock or in any shares of Common Stock issued upon conversion of the Preferred Stock in a privately negotiated transaction to (i) any “competitor” of the Company (as defined in the Securities Purchase Agreement) or (ii) any person who would as a result of the transfer beneficially own, more than 5% of the Company’s Common Stock (on an as converted basis) without our consent.

Preemptive Rights

For so long as BRS continues to beneficially own 5% or more of our Common Stock on an as converted basis, it will have customary preemptive rights in the event we offer securities to any person to purchase an amount of securities in the offering in proportion to the percentage of our Common Stock on an as converted basis held by BRS at the time of the offering. BRS will not have preemptive rights in the case of issuances made (i) pursuant to the granting or exercise of stock options or other equity-based awards pursuant to our stock plans or other incentive plans approved by our board of directors in the ordinary course of business, (ii) issuances made as consideration in an acquisition by us of another business entity, (iii) issuances upon conversion of, or as a dividend on, any convertible or exchangeable securities of ours issued either (A) pursuant to the transactions contemplated by the Securities Purchase Agreement or (B) prior to December 22, 2009 and (iv) issuances as part of a bona fide public offering pursuant to a registration statement under the Securities Act underwritten on a firm commitment basis.

Information Rights

Pursuant to the terms of the Securities Purchase Agreement, so long as BRS continues to beneficially own 5% or more of our Common Stock on an as converted basis, we will provide BRS with customary information rights, including providing BRS with (i) unaudited monthly and unaudited quarterly financial statements, (ii) audited annual financial statements, (iii) a copy of our financial plan prior to the beginning of each fiscal year and any board-approved revisions thereof and (iv) other information as BRS reasonably requests that is consistent with materials otherwise provided to members of our board of directors.

Pre-Closing Covenants; Closing Conditions

No Solicitation; Alternative Proposal

Prior to earlier of the closing of the Private Placement or the termination of the Securities Purchase Agreement, under the terms of the Securities Purchase Agreement, we are generally prohibited from taking any actions to pursue any transaction involving (i) the sale or issuance of our debt or equity securities that would result in our receiving gross proceeds in excess of $20 million (other than the Rights Offering) or (ii) any merger, consolidation, business combination, recapitalization or similar transaction, which, if consummated, would result in a third party acquiring more than 50% of the assets or equity interest of the Company (items (i) and (ii), each an “Alternative Proposal”). Notwithstanding this general restriction, however, we may engage in discussions regarding Alternative Proposals if our board of directors, after consultation with outside counsel, believes that its failure to consider such Alternative Proposal would result in a breach of fiduciary duties of our board to our stockholders under applicable law.

In addition, in the event our stockholders do not approve the Private Placement by April 21, 2010 and the Securities Purchase Agreement is subsequently terminated as a result and (x) prior to the special meeting related to the Private Placement, an Alternative Proposal has been publicly announced and not withdrawn and (y) within six months of the date of termination of the Securities Purchase Agreement we enter into an agreement to consummate such Alternative Proposal, we will be obligated to pay BRS a fee in the amount of $1.0 million upon our consummating the Alternative Proposal.

Rights Offering

The Private Placement of our Preferred Stock is conditioned upon our raising at least $25.0 million in gross proceeds in the Rights Offering. In the Rights Offering, we will distribute at no charge to holders of our Common Stock transferable subscription rights to purchase shares of our Common Stock. Each holder of Common Stock will receive one subscription right for each share of Common Stock owned as of the Record Date. The subscription rights will be evidenced by transferable subscription rights certificates. Each subscription right represents the right to purchase one share our Common Stock at the subscription price of $             per share. Holders of Common Stock may exercise any number of their subscription rights, or may choose not to exercise any subscription rights. In order for us to raise $25.0 million of gross proceeds in the Rights Offering,     % of the subscription rights would need to be exercised. The terms of the Rights Offering will be more fully described in the Prospectus Supplement related to the Rights Offering to be filed with the SEC pursuant to Rule 424(b) of the Securities Act under our existing shelf registration statement (Registration No. 333-160231).

In addition, it is a condition to BRS’ obligation to close the Private Placement that, after the Rights Offering (assuming $25 million is raised in the Rights Offering), BRS will own at least 19.0% of our shares of Common Stock on an as converted basis. It is a condition to our obligation to close the Private Placement that the shares issued in the Rights Offering (assuming $25 million is raised in the Rights Offering) and the shares issued to BRS in the Private Placement do not represent more than 46.6% of our shares of Common Stock on an as converted basis.

Credit Agreement Amendment

On December 22, 2009, we entered into the Second Amendment to the First Amended and Restated Credit Agreement and Limited Waiver with our lenders. The effectiveness of the Credit Agreement Amendment is a condition for closing the Private Placement. For the Credit Agreement Amendment to become effective, we must satisfy certain conditions prior to March 31, 2010. These conditions include:

•	delivery of customary corporate organizational documents and certificates;

•	receipt of a satisfactory legal opinion;

•	receipt of $42.5 million in net cash proceeds from the Rights Offering and Private Placement;

•	a payment of an amendment fee equal to 0.75% of each Lender’s current loan amount; and

•	other customary closing conditions.

Under the terms of the Credit Agreement Amendment, the revolving loan commitment will be reduced from $175 million to $130 million. The Credit Agreement Amendment will extend the termination date of the Credit Agreement from February 19, 2013 until the earlier of the fifth anniversary of the effective date of the Credit Agreement Amendment or February 19, 2015. The Credit Agreement Amendment also will increase the interest rates applicable to borrowings based on our actual leverage ratio, ranging from 3.25% to 5.00% (from 2.50% to 4.25%) above the applicable LIBOR rate or, at our option, from 2.00% to 3.75% (from 1.25% to 3.00%) above the applicable base rate. Additionally, the Credit Agreement Amendment will apply the higher commitment fee of 0.500% at a consolidated leverage ratio of 3.50:1.00 instead of the previous 3.25:1.00.

Covenant Changes

The minimum EBITDA covenant will be removed. The Company’s capital expenditure covenant will be raised from $10 million to $12.5 million per year. Additionally, if we meet certain leverage requirements, our capital expenditure covenant will be increased by either an additional $7.5 million or $12.5 million, from a previous limit of $5.0 million and $10.0 million, respectively. Our restricted payment covenant will prohibit stock repurchases in fiscal year 2010 and thereafter the limit on any stock repurchases will be lowered from $50 million to $25 million annually. Both the fixed charge ratio and the consolidated leverage ratio will be removed for the first three quarters of fiscal year 2010. Our fixed charges ratio will be lowered from a minimum of 1.50:1.00 to 1.35:1.00. Finally, our consolidated leverage ratio will decrease from a high of 3.80:1.00 to 2.75:1.00 over the term of the credit agreement.

The foregoing description of the Credit Agreement Amendment is not complete. We have filed the Credit Agreement Amendment as an exhibit to our current report on Form 8-K filed on December 23, 2009, have filed our First Amendment to the First Amended and Restated Credit Agreement as an exhibit to our Form 10-K filed on March 13, 2008 and have filed our credit agreement as an exhibit to our Form 10-K filed on March 12, 2008. For a complete understanding of these agreements, we refer you to those documents which are available without charge from the SEC and from us. See “Where You Can Find Additional Information.”

Other Closing Conditions

The closing of the Private Placement is also subject to satisfaction or waiver of other customary conditions, including compliance with covenants and the accuracy of representations and warranties provided in the Securities Purchase Agreement, including that no material adverse effect shall have occurred with respect to the Company prior to the closing of the Private Placement.

Termination

The Securities Purchase Agreement may be terminated at any time prior to the closing of the Private Placement in certain circumstances, including:

•

by either BRS or the Company if the closing of the Private Placement has not occurred by April 21, 2010 (unless the failure to close is caused by a breach by the party seeking to terminate the Securities Purchase Agreement);

•	by mutual written consent of BRS and the Company;

•	by BRS if we have not obtained stockholder approval of the Private Placement by April 21, 2010;

•	by either party if any governmental entity shall have taken action prohibiting any of the contemplated transactions;

•

by either party if the other party is in breach of, or has failed to comply with, any of its representations, warranties or covenants, and such breach or failure to comply is not curable, or has not been cured within 10 days of receipt of notice thereof; or

•

by either party if a “material adverse effect” (as defined in the Securities Purchase Agreement) has occurred with respect to the other party, and such material adverse effect is not curable, or has not been cured within 10 days of receipt of notice thereof.

Survival

The Securities Purchase Agreement contains customary representations and warranties. Certain of these representations and warranties will survive for 12 months following the closing.

Fees and Expenses

Upon the closing of the Private Placement, we will pay to an entity designated by BRS a placement fee equal to $625,000. In addition, we will pay up to $500,000 of the reasonable fees and expenses of BRS associated with the transaction through the earlier of the closing of the Private Placement sale or the termination of the Securities Purchase Agreement, including the reasonable fees and expenses of legal counsel to BRS.

The foregoing summary of the Securities Purchase Agreement is qualified in its entirety by the terms and conditions of the Securities Purchase Agreement, which is attached hereto as Appendix A and is incorporated herein by reference. The Securities Purchase Agreement contains representations and warranties of the Company and is not intended to provide any other factual information about the Company. The assertions embodied in those representations and warranties were made for purposes of the Securities Purchase Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Securities Purchase Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Securities Purchase Agreement as characterizations of the actual state of facts about the Company and you should read the Securities Purchase Agreement together with the other information concerning the Company that the Company publicly files in reports and statements with the SEC.

Voting Agreements

Simultaneously with the execution of the Securities Purchase Agreement, and as a condition to the closing of the Private Placement we also entered into voting agreements with Madison Dearborn and our directors and executive officers. Pursuant to the voting agreements, the persons subject to voting agreements have agreed, among other things, to vote all of the shares of our Common Stock owned by such stockholders in favor of the approval of the Private Placement. In addition, persons subject to voting agreements have granted an irrevocable proxy to BRS to vote their shares in favor of the Private Placement in the event such persons fail to act in accordance with a voting agreement. As of December 18, 2009, persons subject to voting agreements collectively exercised voting control over approximately 18% of our outstanding shares. Any additional shares of Common Stock acquired by persons subject to a voting agreement following the Record Date will automatically become subject to such voting agreement.

The obligation to vote in favor of the closing of the Private Placement exists until the earlier of (i) the closing of the Private Placement, (ii) the termination of the Securities Purchase Agreement, (iii) notice from BRS of its intention to terminate the agreement or (iv) as mutually agreed upon by the parties. During the term of the voting agreements (or 150 days from the date of the Securities Purchase Agreement in the case of the voting agreement for Madison Dearborn), persons subject to voting agreements may not transfer their Common Stock, unless the transferee agrees to be bound by the applicable voting agreement.

The full text of the form of voting agreement is attached to this Proxy Statement as an exhibit to Appendix A.

Registration Rights Agreement

The Common Stock issuable upon conversion of the Preferred Stock will be entitled to resale registration rights pursuant to a Registration Rights Agreement (the “Registration Rights Agreement”) to be entered into between the Company and BRS in connection with the closing of the Private Placement. We are required to file an initial shelf registration statement related to the Private Placement within nine months of the closing of the Private Placement and such registration statement is required to be declared effective by the first anniversary of the closing. In addition, following the first anniversary of the closing of the Private Placement, BRS is entitled to three demand registration rights on Form S-3 and piggyback registration rights if we file a registration statement with respect to any shares of our Common Stock on the Company’s account or with respect to a public offering (subject to customary restrictions and exceptions). In addition, if we breach certain of our obligations under the Registration Rights Agreement (including any of those related to our requirement to timely file registration statements and including the Common Stock issuable upon conversion of the Preferred Stock in any applicable registration statement), the dividend rate on the Preferred Stock will increase to 11% until the breach is cured. For a more complete understanding of the Registration Rights Agreement, we urge you to review the copy of the form of Registration Rights Agreement attached hereto as Appendix B, which is incorporated herein by reference.

Description of the Preferred Stock

General

As of the date of this proxy statement, we do not have any shares of preferred stock issued and outstanding, and, therefore, the Preferred Stock will be our most senior equity security. The Preferred Stock will be convertible into our Common Stock. The initial conversion price will be set at the closing of the Private Placement at 115% of the per share subscription price at which the Rights Offering is completed, provided that the initial conversion price will not be higher than $3.25 per share or lower then $2.90 per share, and is subject to downward adjustment in the future upon the occurrence of certain dilutive events, should they occur. The Preferred Stock has no stated maturity, however, the shares of Preferred Stock are subject to redemption in certain circumstances as described below under “—Redemption.” For a more complete understanding of the terms of the Preferred Stock, we urge you to review the copy of the form of Certificate of Designations attached hereto as Appendix C.

Ranking

The Preferred Stock will have an initial liquidation preference of $1,000 per share and will rank senior to our Common Stock and any other stock that ranks junior to the Preferred Stock with respect to distributions of assets upon liquidation, dissolution or winding up of the Company. So long as the Preferred Stock is outstanding, without the consent of the holders of a majority of the shares of Preferred Stock, no dividends, repurchases or other payments, subject to certain exclusions, may be made on any junior stock. In addition, we may not repurchase any class of stock ranking equal with the Preferred Stock and may only pay dividends on such stock if all accumulated and accrued but unpaid dividends on the Preferred Stock are paid.

The shares of Preferred Stock will be equity interests in the Company and will not constitute indebtedness. In the event of bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, our indebtedness will effectively rank senior to the Preferred Stock, and the holders of our indebtedness will be entitled to the satisfaction of any amounts owed to them prior to the payment of the then applicable liquidation preference of any capital stock, including the Preferred Stock.

Liquidation Rights

If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of the Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, and before any distribution of assets is made on our Common Stock or any of our other shares of stock ranking junior as to such a distribution to the Preferred Stock, a liquidating distribution in the amount of (a) the aggregate liquidation preference of all such holder’s shares of Preferred Stock plus any accrued but unpaid dividends thereon and (b) the amount such holder would receive as a holder of Common Stock assuming the prior conversion of each of its shares of Preferred Stock.

In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of the Preferred Stock, the amounts paid to the holders of Preferred Stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of Preferred Stock means the initial liquidation preference of $1,000 plus any dividends paid by increasing the liquidation preference of the shares of Preferred Stock plus any accrued but unpaid dividends. If the liquidation preference has been paid in full to all holders of the Preferred Stock, then the holders of our other stock shall be entitled to receive all our remaining assets according to their respective rights and preferences.

Dividends

Dividends on the Preferred Stock will accrue at an annual rate of 10% of the then applicable liquidation preference of such Preferred Stock and will be payable on a quarterly basis when, as, and if declared by our board of directors. We may elect to satisfy our obligation to pay quarterly dividends either in cash, or, by increasing the liquidation preference of the shares of Preferred Stock. In the event a dividend is declared with respect to the shares of our Common Stock, the holders of the Preferred Stock shall be entitled to receive such dividend in the amount that they would have received had they converted their shares of Preferred Stock into Common Stock immediately prior to the record date for such dividend.

Conversion; Anti-Dilution Adjustments

Each share of Preferred Stock will be convertible into our Common Stock in an amount equal to the then applicable liquidation preference of the Preferred Stock (plus accrued and unpaid dividends) divided by the then applicable conversion price. The initial conversion price will be set at the closing of the Private Placement at

115% of the per share subscription price at which the Rights Offering is completed, provided that the initial conversion price will not be higher than $3.25 per share or lower then $2.90 per share, and is subject to downward adjustment in the future upon the occurrence of certain dilutive events, should they occur. Based on an initial conversion price of $2.90 and a liquidation preference of $1,000, each share of Preferred Stock would be convertible into approximately 344.8 shares of our Common Stock and the Preferred Stock being issued to BRS would convert into an aggregate amount of approximately 8,620,690 shares of our Common Stock. The conversion price will be subject to customary anti-dilution adjustments including, among other things:

•

issuances of shares of Common Stock as a dividend or distribution on shares of the Common Stock, to the extent the holders of the Preferred Stock are not entitled to receive such dividends or distributions, and share splits or share combinations;

•

issuances of rights, warrants or options (other than options issued under our current or future equity incentive plans) entitling a holder to subscribe for or purchase shares of Common Stock at a price per share less than fair market value, to the extent the holders of the Preferred Stock are not entitled to subscribe for or purchase such shares;

•

distributions of shares of capital stock, evidences of indebtedness or other assets or property to all or substantially all holders of the Common Stock and certain spin-off transactions, to the extent the holders of the Preferred Stock are not entitled to participate in the distribution or spin-off transaction pursuant to its participation rights;

•	issuances of Common Stock at less than fair market value (subject to customary exceptions); and

•	payments in respect of repurchases of Common Stock by the Company or any of its subsidiaries for greater than fair market value.

Automatic Conversion

In addition, at any time after the second anniversary of the closing of the Private Placement, if the closing price of our Common Stock is greater than or equal to 225% of the then applicable conversion price for a period of 20 trading days over any 30 consecutive trading days occurring completely after the second anniversary of the closing of the Private Placement, then we may cause the conversion of all or part of the Preferred Stock into Common Stock at the then applicable conversion price.

Redemption

After the fifth anniversary of the issuance of the Preferred Stock, we may redeem all or any portion of the Preferred Stock at the then applicable liquidation preference plus an amount equal to accrued and unpaid dividends not previously added to the liquidation preference on such shares of Preferred Stock. In addition, following the seventh anniversary of the issuance or upon a “change of control” (as defined in the Certificate of Designations), the holders of the Preferred Stock may require us to redeem any or all outstanding shares of Preferred Stock, in whole or in part, at the then applicable liquidation preference of such Preferred Stock plus an amount equal to accrued and unpaid dividends not previously added to the liquidation preference on such shares of Preferred Stock.

Voting Rights

The holders of the Preferred Stock will be entitled to vote upon all matters upon which holders of Common Stock have the right to vote, and, in connection with such matters, will be entitled to such amount of votes equal to the largest number of whole shares of Common Stock into which the Preferred Stock may be converted; provided the number of votes of the holders of the Preferred Stock will be reduced at closing to the extent necessary to comply with the voting rights policy of the NASDAQ Stock Market. NASDAQ’s voting rights policy provides that a NASDAQ-listed issuer may not create a new class of security that votes at a higher rate than an existing security, and looks to the contribution of the holders of the new security relative to the issuer’s overall book or market value at the time of issuance of the new security. Under the terms of the Certificate of Designations, if the actual conversion price as of the closing date is below $2.68, the closing bid price of the Common Stock on December 21, 2009, the day immediately prior to signing the Securities Purchase Agreement, the voting rights of the holders of the Preferred Stock will be reduced in proportion to the amount by which the actual conversion price exceeds such closing bid price. The votes of the Preferred Stock will be counted together with all other shares of capital stock having general voting powers and not separately as a class.

For so long as BRS continues to beneficially own 5% or more of our Common Stock on an as converted basis, BRS, voting as a separate class to the exclusion of the holders of our Common Stock, shall be entitled to designate one individual to our board of directors, who must be an employee of BRS or one of its affiliates.

So long as any shares of Preferred Stock remain outstanding, we will not adopt or make, without the affirmative vote or consent of the holders of at least a majority of the outstanding Preferred Stock, given in person or by proxy, either in writing or at a meeting:

•	any amendment to our Charter (including, as amended in connection with Proposal No. 3 herein) or Restated By-Laws that would adversely affect the rights of the holders of the Preferred Stock;

•	any amendment, alteration or change to the rights, preferences and privileges of the Preferred Stock;

•

any declaration of, or payment in respect of, any dividend or other distribution upon any shares of capital stock ranking equally to the Preferred Stock (“Parity Stock”) or junior to the Preferred Stock, including the Common Stock (“Junior Stock”);

•	any redemption, repurchase or acquisition of any Parity Stock, Junior Stock or any capital stock of any of the Company’s subsidiaries (subject to customary exceptions); and

•

the authorization of, issuance of, or reclassification into, Parity Stock (including additional shares of Preferred Stock), capital stock that would rank senior to the Preferred Stock or debt securities convertible into capital stock.

Use of Proceeds

The proceeds from the Private Placement and the Rights Offering will be used to reduce our borrowings under our credit facility. In connection with this reduction, and subject to the successful closing of the Private Placement and the Rights Offering, the Credit Agreement Amendment, by its terms, will become effective, as described above under “—Securities Purchase Agreement—Closing Conditions—Credit Agreement Amendment”.

COMMON STOCK OWNERSHIP

Beneficial Ownership Table

The following table sets forth information known to us regarding beneficial ownership of our Common Stock, as of December 18, 2009 by each person known by us to own more than 5% of our Common Stock, each director and each of our named executive officers and by all of our directors and executive officers as a group (ten persons). In addition, we have set forth the percentage of our outstanding common stock that each such person will hold immediately following the closing of the Private Placement and the Rights Offering assuming the conversion of the Preferred Stock at a price of $2.90 per share and the issuance of              shares of our common stock in the Rights Offering. The table lists the number of shares and percentage of shares beneficially owned based on 24,162,893 shares of Common Stock outstanding as of December 18, 2009. Information in the table is derived from filings made by such persons on Schedule 13G and/or under Section 16(a) of the Securities Exchange Act of 1934, as amended, and other information received by us. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class	Percent of Class at Closing
Principal Stockholders:
Madison Dearborn(2)	4,119,132	17.04%		%
FMR LLC(3)	1,496,611	6.19%		%
aAd Capital Management LP(4)	2,125,000	8.79%		%

Directors, excluding Chief Executive Officer
Carla R. Cooper(5)	22,528	*	*
Bannus B. Hudson(6)	56,320	*	*
Robin P. Selati(7)	4,119,132	17.04%		%
Alan Vituli	0	*	*
Robert S. Merritt	0	*	*

Named Executive Officers
Michael P. O’Donnell(8)	200,000	*	*
Robert M. Vincent(9)	75,500	*	*
Kevin W. Toomy(10)	24,000	*	*
Samuel A. Tancredi(11)	24,000	*	*
Sarah C. Jackson(12)	77,200	*	*
All directors and executive officers as a group (ten persons)(13)	4,598,590	19.03%		%

*	Less than one percent

(1)

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options and warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days of December 18, 2009 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. The business address of each of our named executive officers and directors is 500 International Parkway, Suite 100, Heathrow, Florida 32746.

(2)

Consists of 4,016,828 shares held directly by Madison Dearborn Capital Partners III, L.P. (“MDCP”), 89,191 shares held directly by Madison Dearborn Special Equity III, L.P. (“MDSE”), and 13,113 shares held directly by Special Advisors Fund I, LLC (“SAF”). The shares held by MDCP, MDSE and SAF may be deemed to be beneficially owned by Madison Dearborn Partners III, L.P. (“MDP III”), the general partner of MDCP and MDSE and the manager of SAF. As the sole members of a limited partner committee of MDP III that has the power, acting by majority vote, to vote or dispose of the shares directly held by MDCP, MDSE and SAF, John A. Canning, Paul J. Finnegan and Samuel M. Mencoff may be deemed to have shared voting and investment power over such shares. MDP III, MDCP, MDSE and SAF may be deemed to be a group for purposes of Section 13(d)(3) of the Exchange Act of 1934, as amended, but expressly disclaim group attribution other than as disclosed in the Schedule 13G/A filed on February 7, 2007. Messrs. Canning, Finnegan and Mencoff and MDP III hereby disclaims any beneficial ownership of any shares held by MDCP, MDSE and SAF. The address for the Madison Dearborn entities and persons is Three First National Plaza, Suite 4600, Illinois, 60602.

(3)

The information provided in the table and the information below reflects information reported by the stockholder on the Schedule 13G/A filed by FMR LLC on December 10, 2009 on which FMR LLC reported sole voting power over no shares of our Common Stock and sole dispositive power over 1,496,611 shares of our Common Stock. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,496,611 shares of our Common Stock as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the funds, each has sole power to dispose of the 1,496,611 shares owned by the funds. Through their ownership of FMR LLC stock and rights under a shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has sole power to vote or direct the voting of shares owned directly be the Fidelity Funds, which power resides with the funds’ board of directors. The business address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)

The information reflects information reported by the stockholders on the Schedule 13G/A filed by aAd Capital Management L.P. on February 17, 2009. Daniel P. Wimsatt is the manager of aAd Capital. aAd Capital is the general partner of aAd Capital Management L.P. aAd Capital Management L.P. is the general partner and investment adviser of aAd Partners L.P. (“aAd Partners”). Beneficial ownership consists of the following: (i) aAd Partners held 1,900,000 shares; (ii) aAd Capital Management L.P. beneficially owned 1,900,000 shares, consisting of the 1,900,000 shares held by aAd Partners; (iii) aAd Capital beneficially owned 1,900,000 shares, consisting of the 1,900,000 shares beneficially owned by aAd Capital Management L.P., and (iv) Mr. Wimsatt beneficially owned 2,125,000 shares, consisting of 225,000 shares held by Mr. Wimsatt and the 1,900,000 shares beneficially owned by aAd Capital. aAd Partners; aAd Capital Management L.P., as general partner and investment adviser of aAd Partners; and aAd Capital, as general partner of aAd Capital Management L.P., each have the sole power to vote or to direct the vote of 1,900,000 shares; and Mr. Wimsatt, individually and as manager of aAd Capital has the sole power to vote or to direct the vote of 2,125,000 shares. aAd Partners; aAd Capital Management L.P., as general partner and investment adviser of aAd Partners; aAd Capital, as general partner of aAd Capital Management L.P., each have the sole power to dispose or direct the disposition of 1,900,000 shares; and Mr. Wimsatt, individually and as manager of aAd Capital; has the sole power to dispose or direct the disposition of 2,125,000 shares. The business address for aAd Capital Management L.P. is 420 Stevens Avenue, Suite 210, Solana Beach, California 92075.

(5)

Includes 9,528 shares of restricted stock that vest pro rata on a daily basis over a five year period, which began on November 8, 2004, 10,000 shares of restricted stock that vest pro rata on an annual basis over a five-year period which began on February 28, 2008, and 3,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of December 18, 2009.

(6)

Consists of 10,000 shares of restricted stock that vest pro rata on an annual basis over a five-year period which began on February 28, 2008, 7,000 shares of Common Stock acquired through an open market purchase, 39,230 shares of Common Stock issuable upon exercise of options exercisable within 60 days of December 18, 2009.

(7)

All of such shares are held by affiliates of Madison Dearborn as described in footnote 2 above. Mr. Selati is a Managing Director of the general partner of MDP II and a limited partner of MDP III, and therefore may be deemed to share voting and investment power over the shares owned by these entities, and therefore to beneficially own such shares. Mr. Selati disclaims beneficial ownership of all such shares. The address for Mr. Selati is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 4600, Chicago, Illinois 60602.

(8)	Includes 40,000 shares of Common Stock acquired through open market purchases and 160,000 shares of Common Stock issuable upon the exercise of options within 60 days of December 18, 2009.

(9)

Includes 75,000 shares of restricted stock that vest pro rata on an annual basis over a five-year period, which began on March 17, 2008 and 500 shares of Common Stock acquired through open market purchases.

(10)	Includes 24,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 18, 2009.

(11)	Includes 24,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 18, 2009.

(12)

Includes 50,000 shares of restricted stock that vest pro rata on an annual basis over a five-year period, which began on February 28, 2008 and 27,200 shares of Common Stock issuable upon exercise of options exercisable within 60 days of December 18, 2009.

(13)

This amount also includes the shares attributable to Mr. Selati as a Managing Director of the general partner of MDP III and a limited partner of MDP III, as more fully described in footnote 7 above. Mr. Selati disclaims beneficial ownership of all such shares.

OTHER MATTERS

Our board of directors knows of no matter to be brought before the annual meeting other than the matters identified in this proxy statement. However, if any other matter properly comes before the annual meeting or any adjournment of the meeting, it is the intention of the persons named in the proxy solicited by the board to vote the shares represented by them in accordance with their best judgment.

Stockholder proposals intended for inclusion in our proxy statement relating to our the next annual meeting in May 2010 had to have been received by us no later than December 10, 2009 and must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. Under our Restated By-Laws, notice to us of a stockholder proposal submitted to be considered timely must be received at our principal executive offices no less than 90 or more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting, which was held May 21, 2009.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that the Company files at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at www.sec.gov, from which interested persons can electronically access the Company’s SEC filings.

Any person, including any beneficial owner, to whom this proxy statement is delivered, may request copies of reports, proxy statements or other information concerning the Company, without charge, by written or telephonic request directed to the corporate secretary at 500 International Parkway, Suite 100, Heathrow, Florida 32746 or (407) 333-7440. If you would like to request documents, please do so by                     , 2010 in order to receive them before the special meeting.

Representatives of the accounting firm KPMG LLP will not be present at the special meeting and are not expected to be available to respond to questions presented at the special meeting.

APPENDIX A

SECURITIES PURCHASE AGREEMENT

by and among

RUTH’S HOSPITALITY GROUP, INC.,

BRUCKMANN, ROSSER, SHERRILL & CO. III, L.P.

and

BRS COINVESTOR III, L.P.

Dated as of December 22, 2009

i

EXHIBITS
Exhibit A Form of Certificate of Designations
Exhibit B Form of Voting Agreement
Exhibit C Form of Registration Rights Agreement
Exhibit D Credit Agreement Amendment

SCHEDULE
Schedule A Schedule of Investors

ii

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT dated as of December 22, 2009 (this “Agreement”) by and among Ruth’s Hospitality Group, Inc., a Delaware corporation (the “Company”), Bruckmann, Rosser, Sherrill & Co. III, L.P., a Delaware limited partnership (the “Fund”), and BRS Coinvestor III, L.P., a Delaware limited partnership (the “Co-Invest Fund,” and together with the Fund, the “Investors”).

BACKGROUND

WHEREAS, on the terms and conditions set forth in this Agreement, the Company desires to sell, and each Investor desires to purchase, that number of shares (the “Shares”) of the Company’s Series A 10% Convertible Preferred Stock, par value $0.01 per share (“Preferred Stock”), set forth opposite such Investor’s name on Schedule A hereto, having the voting and other powers, preferences, privileges or other rights and qualifications, limitations and restrictions as specified in the Certificate of Designations of the Preferred Stock in the form attached as Exhibit A hereto (the “Certificate of Designations”);

WHEREAS, the Company has proposed to offer and sell shares of Common Stock pursuant to a proposed Common Stock rights offering to be completed immediately prior to the closing of the issuance and sale of the Shares (the “Rights Offering”), and the Investors’ purchase of the Shares is conditioned upon the successful completion of the Rights Offering;

WHEREAS, the Company has agreed to submit the issuance and sale of the Shares to its stockholders for approval on the terms contemplated by this Agreement and the Certificate of Designations (the “Shareholder Approval”), and the Investors’ purchase of the Shares and the Company’s issuance and sale of the Shares is conditioned upon the receipt of such approval;

WHEREAS, as a condition to the Investors’ willingness to enter into this Agreement, Madison Dearborn Capital Partners III, L.P. and the directors and executive officers of the Company have entered into Voting Agreements in the form attached as Exhibit B hereto in order to assist the Company in obtaining Shareholder Approval;

WHEREAS, as a further condition to the Investors’ willingness to enter into this Agreement, the Company has agreed to provide the holders of the Shares with certain registration rights after Closing as set forth in a registration rights agreement in the form attached as Exhibit C hereto (the “Registration Rights Agreement”); and

WHEREAS, in connection with the purchase and sale of the Shares, the Company and the Investors desire to make certain representations and warranties and enter into certain other agreements.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Acquisition Transaction” (a) any direct or indirect acquisition or purchase of all or substantially all of the consolidated assets of the Company (including equity securities of its Subsidiaries) or 50% or more of the Common Stock outstanding or the Total Voting Power of the Company, including any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 50% or more of the Common Stock outstanding or the Total Voting Power of the Company, or (b) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving the Company pursuant to which any Person would, directly or indirectly, own 50% or more of the Common Stock outstanding or the Total Voting Power of the Company.

“Additional Director” has the meaning set forth in Section 6.6(e).

“Affiliate” means any Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such Person; provided, that for purposes of this Agreement, the Company and its Subsidiaries shall not be deemed to be Affiliates of the Investors.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Proposal” means any sale of debt or equity securities or any financing transaction, in each case generating (or expected to generate) gross proceeds in excess of $20,000,000 (other than the transactions contemplated by this Agreement, including the sale of the Shares to the Investors and the Rights Offering), or any merger, consolidation, business combination, recapitalization or similar transaction which, if consummated, would result in an Acquisition Transaction.

“Beneficially Own,” “Beneficially Owned,” “Beneficial Ownership” and “Beneficial Owner” means with respect to any securities a holder who is deemed to be the beneficial owner, or ownership that is deemed to be beneficial ownership, of such securities under Rule 13d-3 or Rule 13d-5 of the Exchange Act, and shall include such securities Beneficially Owned by all other persons with whom a holder would constitute a “group” within the meaning of Section 13(d) of the Exchange Act with respect to such securities; provided, that any Person shall be deemed to Beneficially Own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately.

“Board” means the board of directors of the Company.

“Business Marks” has the meaning set forth in Section 3.20.

“Capital Stock” means for any Person any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

“Certificate of Designations” has the meaning set forth in the Preamble.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Common Stock Board Condition” has the meaning set forth in Section 6.6(a).

“Company” has the meaning set forth in the Preamble.

“Company Agreement” has the meaning set forth in Section 3.5.

“Company Financial Statements” has the meaning set for in Section 3.8(b).

“Company Intellectual Property Rights” has the meaning set forth in Section 3.20.

“Company SEC Documents” has the meaning set forth in Section 3.8(a).

“Competitor” means a Person engaged in the business of owning or operating full service restaurants specializing in the service of high end steak in more than 25 locations in the United States with an average guest check of more than $30 per person.

“Control” has the meaning specified in Rule 12b-2 under the Exchange Act.

“Credit Agreement” means the First Amended and Restated Credit Facility dated February 19, 2008, as amended, among the Company, Wells Fargo Bank, National Association, as administrative agent, and various lenders.

“Credit Agreement Amendment” means the amendment to the Credit Agreement dated on or prior to the date of this Agreement among the parties to the Credit Agreement to become effective upon the Closing in the form attached as Exhibit D hereto.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effect” has the meaning set forth in the definition of “Material Adverse Effect.”

“Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, including, without limitation, common law theories of liability with respect to such matters, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

“ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 414 of the Internal Revenue Code.

“Exercise Notice” has the meaning set forth in Section 6.13(b).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Entity” means any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality that has jurisdiction over the Company or any of its properties or assets or any matter relating to the transactions contemplated by this Agreement.

“Hazardous Materials” means emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes, including, without limitation, carbon dioxide to the extent regulated.

“Incidental Liens” means (a) Liens for taxes, assessments, levies or other governmental charges not yet due (subject to applicable grace periods) or that are being contested in good faith and by appropriate proceedings if, in each case, adequate reserves with respect to such Liens are maintained on the books of the Company in accordance with GAAP; (b) carriers’, warehousemen’s, mechanics’, landlords’, vendors’, materialmen’s, repairmen’s, sureties’ or other like Liens arising in the ordinary course of business (or deposits to obtain the release of any such Lien) and securing amounts not yet due or that are being contested in good faith and by appropriate proceedings if, in the case of such contested Liens, adequate reserves with respect to such Liens are maintained on the books of the Company in accordance with GAAP; (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; and (d) easements, rights-of-way, covenants, reservations, exceptions, encroachments, zoning and similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business that, in the aggregate, are not substantial in amount, and that do not in any case singly or in the aggregate materially detract from the value or usefulness of the property subject to such Liens or materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investors” has the meaning set forth in the Preamble.

“Investor New Securities” has the meaning set forth in Section 6.13(a).

“Investor Nominee” has the meaning set forth in Section 6.6(a).

“Law” means any federal, state, provincial, local, municipal, foreign, international, multinational or other law, statute, regulation, rule, directive, ordinance, code, constitution, order, treaty or judgment.

“Lien” means any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions.

“Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence (an “Effect”) that, individually or in the aggregate with all other Effects, (a) with respect to either party, would reasonably be expected to prevent, materially delay or materially impair the ability of such party to consummate the transactions contemplated hereby in the timeframe contemplated hereby or (b) with respect to the Company, has had or caused, or would reasonably be expected to have or cause, a material adverse effect on the assets, properties, business, results of operations, or financial condition of the Company and its Subsidiaries, taken as a whole, but, in the case of this clause (b) shall not include (i) Effects generally affecting (A) the industry in which the Company and its Subsidiaries operate or (B) the economy or the financial, securities or credit markets in the United States or elsewhere in the world where the Company or its Subsidiaries do business, including any regulatory or political conditions or developments occurring after the date of this Agreement, unless any such Effects disproportionately affect the assets, properties, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to other restaurant industry participants; (ii) declines in the price or trading volume of shares of any Capital Stock of the Company; provided, that the exception in this clause (ii) shall not prevent or otherwise affect a determination that any Effect underlying such decline has resulted in, or contributed to, a Material Adverse Effect with respect to the Company; (iii) Effects to the extent resulting from any changes in Law or in GAAP (or the interpretation thereof) after the date hereof, unless any such Effects disproportionately affect the assets, properties, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to other restaurant industry participants; (iv) any failure by the Company to meet any published analyst estimates or expectations regarding the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet its internal budgets, plans or forecasts regarding its revenues, earnings or other financial performance or results of operations; provided, that the exception in this clause (iv) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect with respect to the Company; or (v) Effects to the extent resulting from the announcement of, or the taking of any action required by, this Agreement.

“Nasdaq” means The NASDAQ Stock Market LLC.

“New Securities” has the meaning set forth in Section 6.13(a).

“Permitted Transferees” means, subject to the following proviso, collectively, (1) the Fund, (2) the Co-invest Fund, (3) any general partner of the Fund or the Co-Invest Fund, (4) any of their commonly controlled or commonly managed investment funds and (5) upon the dissolution of the Fund or the Co-Invest Fund, as the case may be, any limited partner or any member of the general partner of the Fund or the Co-Invest Fund, as the case may be; provided, however, that solely for purposes of Section 8.5 hereof, “Permitted Transferees” shall mean, collectively, (1) the Fund, (2) the Co-invest Fund, (3) any general partner of the Fund or the Co-Invest Fund and (4) any of their commonly controlled or commonly managed investment funds.

“Person” means an individual, a corporation, a partnership, a limited liability company, limited partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Potential Change in Control Event” means the earlier of (a) the date on which the Board (i) publicly recommends that the stockholders tender their shares to any Person who has publicly announced a tender or exchange offer which, if consummated, would result in an Acquisition Transaction, or (ii) fails to recommend that stockholders reject such an offer within ten (10) business days after the commencement of such tender or exchange offer or fails to make a “stop-look-and-listen” communication to the stockholders of the Company within such time period, (b) the execution by the Company of a definitive agreement which if consummated will result in an Acquisition Transaction, or (c) the public announcement by the Company that it recommends any transaction that, if consummated, would result in an Acquisition Transaction.

“Pre-Closing Period” has the meaning set forth in Section 6.14.

“Preferred Director” has the meaning set forth in the Certificate of Designations.

“Preferred Stock” has the meaning set forth in the Preamble.

“Previously Disclosed” means information set forth in or incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008 or its other reports and forms filed with the SEC under Sections 13(a), 14(a) or 15(d) of the Exchange Act on or after December 29, 2008 but prior to the date hereof (except for risks and forward looking information set forth in the “Risk Factors” section of such annual report or in any forward looking statement disclaimers or similar statements that are similarly non-specific and are predictive or forward looking in nature).

“Prior Sale” has the meaning set forth in 6.13(b).

“Prospectus Supplement” has the meaning set forth in Section 6.12(a).

“Purchase Price” has the meaning set forth in Section 2.1.

“Record Date” has the meaning set forth in Section 6.12(c).

“Registration Rights Agreement” has the meaning set forth in the Preamble.

“Registration Statement” has the meaning set forth in Section 6.12(a).

“Representatives” has the meaning set forth in Section 6.10.

“Rights Offering” has the meaning set forth in the Preamble.

“SEC” means the Securities and Exchange Commission.

“Securities” has the meaning set forth in Section 4.4.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Shareholder Approval” has the meaning set forth in the Preamble.

“Shares” has the meaning set forth in the Preamble.

“Standstill Period” has the meaning set forth in Section 6.5(a).

“Stockholder Meeting” has the meaning set forth in Section 6.11(b).

“Stock Plans” means the Company’s 2000 Stock Option Plan, the Company’s 2004 Restricted Stock Plan and the Company’s 2005 Equity Incentive Plan, in each case as amended or amended and restated to date and as the same may be amended or amended and restated from time to time.

“Subsidiary” means, with respect to any specified Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); (b) any partnership a general partner or a managing general partner of which is such Person or a Subsidiary of such Person; and (c) any limited liability company a managing member or manager of which is such Person or a Subsidiary of such Person.

“Subscription Period” has the meaning set forth in Section 6.12(c).

“Subscription Rights” has the meaning set forth in Section 6.12(a).

“Tax Returns” means all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of any Taxes with a taxing authority (including any schedules thereto or amendments thereof).

“Taxes” means all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest and penalties with respect thereto.

“Total Voting Power of the Company” means the total number of votes that may be cast in the election of directors of the Company if all Voting Stock of the Company treated as outstanding pursuant to this definition were present and voted at a meeting held for such purpose. The percentage of the Total Voting Power of the Company Beneficially Owned by any Person is the percentage of the Total Voting Power of the Company that is represented by the total number of votes that may be cast in the election of directors of the Company with respect to Voting Stock of the Company Beneficially Owned by such Person. In calculating such percentage, the Voting Stock of the Company Beneficially Owned by any Person that is not outstanding but is subject to issuance upon exercise or exchange of rights of conversion or any options, warrants or other rights Beneficially Owned by such Person shall be deemed to be outstanding for the purpose of computing the percentage of the Total Voting Power of the Company represented by Voting Stock of the Company Beneficially Owned by such Person, but shall not be deemed to be outstanding for the purpose of computing the percentage of the Total Voting Power of the Company represented by Voting Stock of the Company Beneficially Owned by any other Person.

“Voting Stock” shall mean, with respect to the Company or any other Person, Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to vote in the election of one or more members of the board of directors or other governing body thereof (it being understood that the Preferred Stock shall be considered Voting Stock of the Company for all purposes under this Agreement).

ARTICLE II

PURCHASE AND SALE OF THE SHARES

Section 2.1 Preferred Stock Purchase Commitment. Upon the basis of the representations, warranties and covenants, and on the terms subject to the conditions set forth in this Agreement, at the Closing, the Company agrees to sell to the Investors, and each Investor agrees to purchase from the Company, that number of shares of Preferred Stock set forth opposite such Investor’s name on Schedule A hereto at a purchase price of $1,000 per share, for an aggregate purchase price of $25,000,000 in cash (the “Purchase Price”) to be paid in full to the Company on the Closing Date.

Section 2.2 Closing. The closing of the purchase and sale of the shares of Preferred Stock (the “Closing”) shall be held at the offices of Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois, 60654, at 10:00 a.m. Central Standard Time, on the second (2nd) business day following the satisfaction (or waiver) of the conditions set forth in ARTICLE V hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or such other time, place and date as is mutually agreed upon by the Company and the Investors (the date of the Closing under this Agreement is hereinafter referred to as the “Closing Date”). If and to the extent the Company and the Investors mutually agree, the Closing may take place by exchange of facsimile or electronic signatures without the necessity for a physical meeting of the parties.

Section 2.3 Delivery and Payment.

(a) At the Closing, the Company shall deliver or cause to be delivered to each Investor (i) certificate(s) evidencing the number of shares of Preferred Stock set forth opposite such Investor’s name on Schedule A hereto and (ii) all other documents, instruments and writings required to be delivered by the Company to the Investors pursuant to this Agreement or otherwise herewith.

(b) At the Closing, the Investors shall deliver or cause to be delivered to the Company (i) the Purchase Price by wire transfer of immediately available funds to an account designated by the Company and (ii) all other documents, instruments and writings required to be delivered by the Investors to the Company pursuant to this Agreement or otherwise herewith.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as Previously Disclosed, the Company represents and warrants to the Investors that:

Section 3.1 Organization. The Company and each of its Subsidiaries is duly organized and validly existing and in good standing under the laws of the state of its formation; has all requisite power and authority to own its property and conduct its business in all material respects as currently conducted; and, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, is duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification.

Section 3.2 Authorization. The Company has all corporate power and authority to execute and deliver this Agreement, the Registration Rights Agreement and the Credit Agreement Amendment and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement, the Registration Rights Agreement and the Credit Agreement Amendment and the consummation of the transactions contemplated hereby and thereby have been (or will be when delivered) duly authorized by all necessary corporate action on the part of the Company, and no further approval or authorization is required on the part of the Company, other than the Shareholder Approval. This Agreement, the Registration Rights Agreement and the Credit Agreement Amendment, assuming due authorization, execution and delivery of this Agreement, the Registration Rights Agreement and the Credit Agreement Amendment by the Investors and the other parties thereto, do constitute (or will constitute when delivered) the valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except as such may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles.

Section 3.3 Capitalization. (a) As of the date hereof, the Company is authorized to issue up to 100,000,000 shares of Common Stock, 1,000,000 of class B common stock, par value $0.01 per share, 10,000,000 shares of undesignated preferred stock, par value $0.01 per share, 58,000 shares of series A senior cumulative preferred stock, par value $0.01 per share and 92,000 shares of series B junior cumulative preferred stock, par value $0.01 per share and (b) as of December 18, 2009, has 24,162,893 shares of Common Stock issued and outstanding (including 484,000 shares of unvested restricted stock and 71,950 shares of Common Stock held in treasury) and no shares of class B common stock, undesignated preferred stock (other than as contemplated by this Agreement), series A senior cumulative preferred stock and series B junior cumulative preferred stock outstanding. Since December 18, 2009 and prior to the date of this Agreement, the Company has not issued any shares of its Capital Stock or any securities containing options or rights to acquire any shares of its Capital Stock, other than shares of Common Stock issued pursuant to the exercise of options to purchase shares of Common Stock outstanding under the Stock Plans as of December 18, 2009. As of December 18, 2009, there are outstanding options to purchase an aggregate of not more than 2,161,560 shares of Common Stock, all of which options are outstanding under the Stock Plans, and 1,716,417 shares of Common Stock remain available for future grant under the Stock Plans. Of such outstanding options, (x) options to purchase 515,241 shares of Common Stock have an exercise price of $3.00 or less and a weighted average exercise price of $1.32 and (y) options to purchase 1,646,319 shares of Common Stock have an exercise price of $3.01 or more. All of the outstanding shares of Capital Stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and were not issued in violation of any pre-emptive rights, resale rights, rights of first refusal or similar rights. Other than those granted pursuant to the Stock Plans, (i) there are no options, warrants, calls, rights, convertible securities, commitments or agreements (which, for purposes of this Agreement, shall be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to capital stock or other similar rights, except for the Company’s discretionary quarterly or annual cash incentive payments to its employees made in the ordinary course) to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Capital Stock or obligating the Company to grant, extend or enter into any such option, warrant, call or right to acquire Capital Stock of the Company, (ii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries obligating it to repurchase, redeem or otherwise acquire any shares of Capital Stock of the Company, except for obligations to repurchase, redeem or otherwise acquire shares of Capital Stock for nominal consideration under agreements with directors, officers or employees in effect on the date hereof, and (iii) there are no outstanding debt securities of any kind convertible into or exchangeable or exercisable for the Capital Stock of the Company. There are no statutory or contractual preemptive rights or rights of first offer or refusal or similar rights with respect to any shares of Capital Stock of the Company, and there are no declared and unpaid dividends or distributions on any shares of Capital Stock of the Company.

Section 3.4 Valid Issuance of Shares. The Shares will be, as of the date of issuance, (a) duly authorized by all necessary corporate action on the part of the Company, (b) when issued and delivered by the Company against payment therefor as provided in this Agreement will be validly issued, fully paid and nonassessable, (c) will not be subject to any statutory or contractual preemptive rights or other similar rights of stockholders and (d) will have the rights set forth in the Certificate of Designations. The Common Stock issuable upon conversion of the Shares has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and nonassessable and will be free of Liens other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

Section 3.5 Non-Contravention; Authorizations. The Company is not in violation or default of any provision of its Amended and Restated Certificate of Incorporation or Restated By-Laws. After the Company obtains the consent of its lenders under its Credit Agreement and amends and restates its Amended and Restated Certificate of Incorporation as contemplated herein, the Company’s execution, delivery and performance of and compliance with this Agreement, the Registration Rights Agreement and the Credit Agreement Amendment, the issuance and delivery of the Shares, the issuance of Common Stock upon conversion of the Shares and the consummation of the other transactions contemplated hereby and thereby (a) will not result in any violation of the provisions of the Amended and Restated Certificate of Incorporation or Restated By-Laws of the Company, (b) will not conflict with or constitute a breach of or a default (or constitute an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, recapture, acceleration or cancellation under any agreement, lease, mortgage, license, indenture or other contract to which the Company or any of its Subsidiaries is a party or by which its properties are bound (each, a “Company Agreement”) or result in the creation or imposition of any Lien upon any property or assets of the Company or any of its Subsidiaries, or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to the Company, its business or operations, or any of its assets or properties, except in any case in this clause (b) as would not, individually or in the aggregate, have a Material Adverse Effect and (c) will not result in any violation of any applicable Law or any judgment, order or decree of any Governmental Entity applicable to the Company or any of its Subsidiaries, except for such violations as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

Section 3.6 Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against, nor any outstanding judgment, order or decree affecting, the Company or any of its Subsidiaries before or by any Governmental Entity or arbitral body that, individually or in the aggregate, would reasonably be expected to result in a liability or a limitation on its operations that is material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is in default with respect to any material judgment, order or decree of any Governmental Entity specifically directed at the Company or any of its Subsidiaries. The Company is not a party or subject to, and none of its assets is bound by, the provisions of any order, writ, injunction, judgment, or decree of any court or government agency or instrumentality specifically directed at the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole.

Section 3.7 Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries is not in violation of any applicable Law of any Governmental Entity (including those with respect to the Company’s franchise operations), except where such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, the Company and its Subsidiaries are not being investigated with respect to, or has not been threatened to be charged with or given notice of any violation of, any applicable Law, except where such of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company and its Subsidiaries possess all permits or licenses from Governmental Entities that are required to conduct its businesses as currently conducted, except for such permits or licenses the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse

Effect. The Company has performed all of its obligations with respect to its permits and licenses, except as would not reasonably be expected to have a Material Adverse Effect. No event has occurred that allows, or with or without the passage of time or giving of notice, or both, would allow, revocation or termination thereof, and the Company has not received any written notice of proceedings relating to the revocation or modification of any such permit or license, which revocation, termination or modification would reasonably be expected to have a Material Adverse Effect.

Section 3.8 Periodic Filings; Financial Statements; Undisclosed Liabilities.

(a) Since September 28, 2008, the Company has timely filed all reports, registrations, documents, filings, statements and submissions, together with any amendments thereto (collectively the “Company SEC Documents”), that were required to be filed with the SEC pursuant to Section 13(a), 14(a) and 15(d) of the Exchange Act. As of their respective filing dates or, in the case of Company SEC Documents that were subsequently amended prior to the date hereof, as of the respective date of such amendments, the Company SEC Documents and the Registration Statement complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of such Company SEC Documents or the Registration Statement contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in the light of the circumstances in which they were made, not misleading.

(b) The Company’s consolidated financial statements, including the notes thereto, included or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”) have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes and schedules thereto) during the periods involved and present fairly in all material respects the Company’s consolidated financial position at the dates thereof and of its operations and cash flows for the periods specified therein (subject to the absence of notes and year-end adjustments in the case of unaudited statements).

(c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations (accrued, absolute, contingent or otherwise), other than liabilities or obligations (i) reflected on, reserved against, or disclosed in the notes to, the consolidated balance sheets of the most recent Company Financial Statements, (ii) incurred in the ordinary course of business consistent with past practice since the date of the consolidated balance sheet in the most recent Company Financial Statements or (iii) that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(d) The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the SEC, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 3.9 No Material Adverse Effect. Since June 28, 2009, no event or circumstance has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.10 Brokers and Finders. Except for Jefferies & Company, Inc., the fees of which will be paid by the Company, neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fee, brokerage fee, commission or finder’s fee, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

Section 3.11 Employee Benefits. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, no material payment (whether of severance pay, bonus or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee will occur as a result of either the execution of or the performance of the transactions contemplated in this Agreement (including, without limitation, upon any resulting termination of employment or service at any time prior to or following the Closing). Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, no payment or benefit that will be made by the Company or any of its Subsidiaries with respect to any employee, former employee, director or agent of the Company or its Subsidiaries as a result of either the execution of or the performance of the transactions contemplated in this Agreement (including, without limitation, upon any resulting termination of employment or service at any time prior to or following the Closing), will be characterized as an “excess parachute payment,” within the meaning of Section 280G of the Internal Revenue Code. The Company has no material liability (including on account of an ERISA Affiliate) under Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA.

Section 3.12 Title to Properties.

(a) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have good and marketable title to each parcel of real property owned by it and good and valid title to all of its other material properties and assets, in each case free and clear of all Liens, except (a) Incidental Liens and (b) Liens granted pursuant to the Credit Agreement.

(b) All of the leased real property of the Company and its Subsidiaries is held under leases or subleases that are legal, valid, binding, enforceable and in full force and effect in all material respects in accordance with their respective terms, and there is no default or breach by the Company or any Subsidiary, or, to the Company’s knowledge, any other party, in the timely performance of any obligation to be performed or paid thereunder or any other provision thereof, except in each case as would not be material to the Company and its Subsidiaries, taken as a whole. The Company’s execution, delivery and performance of and compliance with this Agreement, the Registration Rights Agreement and the Credit Agreement Amendment, the issuance and delivery of the Shares, the issuance of Common Stock upon conversion of the Shares and the consummation of the other transactions contemplated hereby and thereby, will not conflict with or constitute a breach of or a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, recapture, acceleration or cancellation under any lease or sublease to which the Company or any of its Subsidiaries is a party, except as would not be material to the Company and its Subsidiaries, taken as a whole.

Section 3.13 Environmental Compliance. Each of the Company and its Subsidiaries (a) is in compliance with all Environmental Laws, (b) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its respective businesses, (c) is in compliance with all terms and conditions of any such permit, license or approval and (d) has not emitted, discharged, released, or caused any threatened release, of Hazardous Materials on or from any of its properties referenced in the Company SEC Documents, or at any off-site property, or any property formerly owned, leased, operated or used by the Company and, to its knowledge, the Company is not responsible or liable for any such emissions, discharges, releases or threatened releases under contract or Environmental Laws, and there have been no notices or allegations of such responsibility or liability, in each of the foregoing clauses (a), (b), (c) and (d), that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.14 Taxes. Except as Previously Disclosed, each of the Company and its Subsidiaries has (a) timely filed all material Tax Returns required to have been filed (including any validly obtained extensions), (b) timely paid all material Taxes due and payable except for those which are being contested in good faith by appropriate proceedings and in respect of which adequate reserves with respect thereto are maintained in accordance with GAAP and (c) complied, in all material respects, with all applicable Laws relating to the withholding of Taxes and timely collected or withheld and paid over to the proper Governmental Entity all material amounts required to be so collected or withheld and paid over. Except as Previously Disclosed, none of the Company and its Subsidiaries is the subject of any current, pending or threatened action, suit, proceeding, investigation, audit, claim or assessment with regard to any material Taxes, and there are no Liens for material Taxes (other than Incidental Liens) upon the assets of the Company or its Subsidiaries.

Section 3.15 Subsidiaries. The Company has no Subsidiaries other than those Previously Disclosed. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of its Subsidiaries, free and clear of any Liens and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

Section 3.16 Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any Governmental Entity on the part of the Company is required in connection with the offer, sale, or issuance of the Shares (and the Common Stock issuable upon conversion of the Shares) or the consummation of any other transaction contemplated hereby, except for the following: (a) the filing of the Certificate of Designations in the office of the Secretary of State of the State of Delaware, which will be filed by the Company prior to the Closing; (b) the compliance with other applicable state securities laws; (c) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; and (d) such that if not made or obtained would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby in the timeframe contemplated hereby and would not otherwise result in a liability that is material to the Company and its Subsidiaries, taken as a whole. Assuming that the representations of the Investors set forth in ARTICLE IV below are true and correct, the offer, sale, and issuance of the Shares in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act and all applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf has taken any action hereafter that would cause the loss of such exemptions.

Section 3.17 Investment Company Act. Neither the Company nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

Section 3.18 Agreements. Except as would not reasonably be expected to have a Material Adverse Effect: (a) each of the Company Agreements is valid and binding on the Company and its Subsidiaries, as applicable, and in full force and effect; (b) the Company and each of its Subsidiaries, as applicable, are in compliance with and have performed all obligations required to be performed by them to date under each Company Agreement; and (c) as of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any material violation or default (or any condition which with the passage of time or the giving of notice or both would cause such a violation of or a default) by any party under any Company Agreement nor, to the Company’s knowledge, has such notice been threatened.

Section 3.19 Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) the assets, properties and businesses of the Company are subject to reasonable and customary policies relative to other participants in the restaurant industry, (b) all material insurance policies of the Company and its Subsidiaries are in full force and effect (except for policies that have expired in accordance with their terms in the ordinary course), (c) neither the Company nor any of its Subsidiaries is in breach or default thereunder and (d) no notice of cancellation or termination has been received with respect to any such policy.

Section 3.20 Intellectual Property.

(a) The Company owns or has the right to use, free and clear of all Liens, all (i) material trademarks, trade names, trade dress, designs, logos and other source identifiers used in connection with the operation of its business as now operated by them (the “Business Marks”), and (ii) the material concepts, methods, recipes, formulae, processes and confidential and proprietary information and material embodied or used in the conduct of its business as now operated by them (together with the Business Marks, the “Company Intellectual Property Rights”).

(b) All registrations and applications to register the Business Marks anywhere in the world are subsisting and in good standing, and, to the knowledge of the Company, the Business Marks are valid and enforceable. To the knowledge of the Company, (i) no third party is or has infringed, diluted or misappropriated any of the Company Intellectual Property Rights and (ii) the Company is not infringing, misappropriating or otherwise violating the intellectual property rights of any third party in each case as which would reasonably be expected to have a Material Adverse Effect.

Section 3.21 No Restriction on Ability to Pay Dividends. The Company is not party to any contract, agreement, arrangement or other understanding, oral or written, express or implied, other than the Credit Agreement, and is not subject to any provision in its Amended and Restated Certificate of Incorporation or Restated By-Laws or other governing documents or resolutions of the Board, that could restrict, limit, prohibit or prevent the Company’s ability to pay dividends on the Shares in the manner and amounts contemplated by the Certificate of Designations and permitted under applicable Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each of the Investors represents and warrants to the Company, severally and not jointly, that:

Section 4.1 Organization. Such Investor is duly organized and is validly existing and in good standing as a limited partnership under the laws of the State of Delaware and, has all the requisite corporate or other power and authority to carry on its business as it is now being conducted, and no proceedings have been instituted in such jurisdiction revoking, limiting, curtailing, or seeking to revoke, limit or curtail, such power, authority or qualification.

Section 4.2 Authorization. Such Investor has the full right, power, authority and capacity to enter into this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated by this Agreement and the Registration Rights Agreement. The execution, delivery and performance by such Investor of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby have been (or will be when delivered) duly authorized by all necessary and proper actions on the part of such Investor. This Agreement and the Registration Rights Agreement have been (or will be) duly executed and delivered by such Investor and, assuming due authorization, execution and delivery of this Agreement and the Registration Rights Agreement by the Company, do constitute (or will constitute when delivered) the valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as such may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles.

Section 4.3 Non-Contravention; Governmental Authorization. The execution, delivery and performance by such Investor of this Agreement and the consummation of the transactions contemplated hereby will not: (a) conflict with or violate any provision of its limited partnership agreement; (b) conflict with or result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any material agreement, lease, mortgage, license, indenture or any other contract to which such Investor is a party or by which its properties may be bound or affected; (c) conflict with or violate any Law applicable to such Investor or (d) result in the creation of any Lien upon any properties or assets of such Investor or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization or approval applicable to such Investor, its business or operations, or any of its assets or properties, except, in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect such Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

Section 4.4 Securities Act Compliance.

(a) Such Investor is: (i) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (ii) aware that the issuance and sale to such Investor of the Shares and the Common Stock issuable upon conversion of the Shares (collectively, the “Securities”) pursuant to this Agreement is being made in reliance on a private placement exemption from registration under the Securities Act and (iii) is acquiring the Securities for its own account without a view to distributing the Securities in violation of the Securities Act or any applicable state blue sky law.

(b) Such Investor understands and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Securities have not been and, except as contemplated by the Registration Rights Agreement, will not be registered under the Securities Act and that such Securities may be offered, resold, pledged or otherwise transferred only (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iii) pursuant to an effective registration statement under the Securities Act or (iv) to the Company or one of its Subsidiaries, in each of cases (i) through (iv) in accordance with any applicable state and federal securities laws, and that it will notify any subsequent purchaser of the Securities from it of the resale restrictions referred to above, as applicable.

(c) Such Investor understands that, unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule 144 thereunder, the Company may require that the Securities will bear a legend or other restriction substantially to the following effect (it being agreed that if the Securities are not certificated, other appropriate restrictions shall be implemented to give effect to the following):

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN A TRANSACTION NOT INVOLVING A PUBLIC OFFERING, (II) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE STATE AND FEDERAL SECURITIES LAWS, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.”

(d) Such Investor acknowledges that it: (i) is able to conduct its own evaluation of the transactions contemplated by this Agreement; (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Securities; and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

(e) Such Investor acknowledges that (i) it has conducted its own investigation of the Company and the terms of the Securities, (ii) it has had access to the Company’s public filings with the SEC and to such financial and other information as it deems necessary (including all environmental reports, evaluations, assessments, permits and correspondence with respect thereto) to make its decision to purchase the Securities and (iii) has been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries and to ask questions of the Company and received answers thereto, each as it deemed necessary in connection with the decision to purchase the Securities. Such Investor further acknowledges that it has had such opportunity to consult with its own counsel, financial and tax advisors and other professional advisers as it believes is sufficient for purposes of the purchase of the Securities.

(f) Except for the representations and warranties contained in ARTICLE III of this Agreement (including any references in such Article to information Previously Disclosed), such Investor acknowledges that neither the Company nor any Person on behalf of the Company makes, and such Investor has not relied upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to such Investor in connection with the transactions contemplated by this Agreement. The foregoing, however, does not limit or modify the representations and warranties contained in ARTICLE III of this Agreement or the right of such Investor to rely thereon.

Section 4.5 Ownership. As of the date of this Agreement, such Investor owns no Capital Stock of the Company.

Section 4.6 Financial Capability. Such Investor currently has or will have at Closing available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement.

Section 4.7 Brokers and Finders. Neither such Investor nor any of its Affiliates or any of their respective officers or directors has employed any broker or finder or incurred any liability for any financial advisory fee, brokerage fee, commission or finder’s fee, and no broker or finder has acted directly or indirectly for such Investor or any of its Affiliates or any of their respective officers or directors in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1 Conditions to the Obligations of the Investors. The obligations of the Investors to purchase the Shares at the Closing is subject to the fulfillment or waiver on or before the Closing of each of the following conditions:

(a)(i) the representations and warranties of the Company in this Agreement (other than the representations and warranties set forth in Section 3.2 (Authorization), Section 3.3 (Capitalization), Section 3.4 (Valid Issuance of Shares) and Section 3.9 (No Material Adverse Effect)) shall be true and correct (disregarding all qualifications or limitations as to materiality or a Material Adverse Effect) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) the representations and warranties of the Company set forth in Section 3.2 (Authorization), Section 3.4 (Valid Issuance of Shares) and Section 3.9 (No Material Adverse Effect) shall be true and correct, and the representations and warranties of the Company set forth in Section 3.3 (Capitalization) shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

(b) the Company shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing;

(c) the Company shall have delivered a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company certifying that the conditions specified in Section 5.1 (a), (b), (i), (j) and (l) have been fulfilled;

(d) the Company shall have adopted and filed with the Secretary of State of the State of Delaware the Certificate of Designations, and the Certificate of Designations shall have become effective as an amendment to the Company’s Amended and Restated Certificate of Incorporation;

(e) the Company shall have executed and delivered the Registration Rights Agreement;

(f) the Investors shall have received from Kirkland & Ellis LLP, special counsel for the Company, an opinion, dated as of the Closing Date, in a form mutually agreed upon;

(g) simultaneous with the Closing, the Company shall have paid (or deemed to have paid through a reduction in the Purchase Price) the Investors a funding fee equal to $625,000, representing 2.5% of the Purchase Price;

(h) simultaneous with the Closing, the Company shall have reimbursed the Investors for their reasonable and documented out-of-pocket fees and expenses incurred on or before the Closing Date in connection with the transactions contemplated by this Agreement; provided, that in no event shall the Company be obligated to reimburse the Investors for any such fees or expenses in excess of $500,000 in the aggregate;

(i) the Company shall have raised at least $25.0 million in gross proceeds in the Rights Offering;

(j) the Company shall have obtained the Shareholder Approval;

(k) simultaneous with the Closing, the Preferred Director shall be appointed to the Board and the Investors shall have received evidence satisfactory to them of the taking of such action;

(l) the Credit Agreement Amendment shall have become effective or will become effective immediately after Closing; and

(m) the Shares to be issued to the Investors at Closing will represent, upon issuance and on an as-if converted basis, not less than 19.0% of the shares of Common Stock outstanding after giving effect to the issuance of the Shares and the shares of Common Stock issued in the Rights Offering, such percentage to be calculated (A) without taking into account shares of Common Stock issued upon exercise of stock options outstanding as of December 18, 2009 (B) without giving effect to the repurchase or acquisition by the Company of any shares of Capital Stock since December 18, 2009 and (C) based on the assumption that at the Rights Offering subscription price the Company raised only $25 million as part of the Rights Offering.

Section 5.2 Conditions to the Obligations of the Company. The obligations of the Company to issue, sell and deliver the Shares to the Investors are subject to the fulfillment or waiver on or before the Closing of each of the following conditions:

(a) all representations and warranties of the Investors in this Agreement shall be true and correct (disregarding all qualifications or limitations as to materiality) as of the date hereof and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) the Investors shall have paid to the Company the Purchase Price, net of any reduction thereto pursuant to Section 5.1(g);

(c) the Investors shall have executed and delivered the Registration Rights Agreement;

(d) the Company shall have raised at least $25.0 million in gross proceeds in the Rights Offering;

(e) the Company shall have obtained the Shareholder Approval;

(f) the Shares to be issued to the Investors at Closing and the shares of Common Stock issued as part of the Rights Offering will represent, upon issuance and on an as-if converted basis, not more than 46.6% of the shares of Common Stock outstanding after giving effect to the issuance of the Shares and the issuance of the shares of Common Stock as part of the Rights Offering, such percentage to be calculated (A) without taking into account shares of Common Stock issued upon exercise of stock options outstanding as of December 18, 2009 (B) without giving effect to the repurchase or acquisition by the Company of any shares of Capital Stock since December 18, 2009 and (C) based on the assumption that at the Rights Offering subscription price the Company raised only $25 million as part of the Rights Offering; and

(g) the Credit Agreement Amendment shall have become effective or will become effective immediately after Closing.

ARTICLE VI

COVENANTS

Section 6.1 Securities to be Issued. The Shares to be issued to the Investors pursuant to this Agreement shall be subject to the terms and provisions of the Company’s Amended and Restated Certificate of Incorporation, including the Certificate of Designations. The initial “Conversion Rate” of the Shares for purposes of Section 3(o) of the Certificate of Designations shall be the greater of (i) 307.692 or (ii) 1,000 divided by a per share price that represents a fifteen percent (15%) premium to the per share purchase price for the shares of Common Stock offered in the Rights Offering; provided that such Conversion Rate shall not be greater than 344.828.

Section 6.2 Publicity. The Company and the Investors shall communicate with each other and cooperate with each other prior to any public disclosure of the purchase and sale of the Shares. The Company, on the one hand, and the Investors, on the other hand, agree that no public release or announcement concerning the purchase and sale of the Shares shall be issued by or as a result of the actions of any of them without the prior consent of the other, which consent shall not be unreasonably withheld or delayed, except for any release or announcement that may be required by Law or the rules and regulations of Nasdaq, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The provisions of this Section 6.2 shall not restrict the ability of a party to summarize or describe the transactions contemplated by this Agreement in any proxy, prospectus or similar offering document so long as the other party is provided a reasonable opportunity to review such disclosure in advance.

Section 6.3 Use of Proceeds. The Company shall apply the net proceeds of the sale of the Shares to the retirement of indebtedness of the Company under the Credit Agreement in accordance with the terms of the Credit Agreement Amendment.

Section 6.4 Filing of Certificate of Designations. The Company shall file, on or before the Closing Date, the Certificate of Designations with the Secretary of State of the State of Delaware.

Section 6.5 Standstill Agreement.

(a) From and after the Closing Date until the earlier of (x) the first anniversary of the Closing Date, (y) the date on which the Investors cease to own five percent (5%) of the Total Voting Power of the Company or (z) the occurrence of a Potential Change in Control Event (the “Standstill Period”), the Investors agree that, without the prior written consent of the Board, they will not, directly or indirectly, through their Affiliates or associates or any other persons, or in concert with any person, or as a participant in a “group” (within the meaning of Section 13(d) under the Exchange Act):

(i) purchase, offer to purchase, agree to purchase or otherwise acquire Beneficial Ownership of the Company’s Common Stock, or securities convertible into or exchangeable for the Company’s Common

Stock; provided, however, that if the Investors’ percentage of Total Voting Power of the Company from the Shares (or shares of Common Stock received upon conversion of the Shares) decreases solely as a result of the Company issuing additional shares of Common Stock, then the Investors may purchase shares of Common Stock in the open market or otherwise in order to restore the Investors to their percentage of Total Voting Power of the Company immediately prior to such issuance;

(ii) engage in any short selling or trading in derivative securities representing the right to vote or right to economic benefits of any such securities of the Company; provided, however, that the Investors may engage in collared hedging transactions in the Common Stock designed solely to hedge their economic investment in the Company;

(iii) make any public announcement with respect to any Acquisition Transaction;

(iv) enter into negotiations, arrangements or understandings with, or form, join or participate in a group with, any other person in such other person’s taking, planning to take, or seeking to take any of the actions described in clauses (i) and (ii) of this Section 6.5(a); or

(v) except as expressly contemplated by this Agreement or the Certificate of Designations, otherwise act, alone or in the concert with others, to seek to control or direct the management of the Company or the Board;

provided, that this Section 6.5(a) shall not apply to the acquisition of the Shares as contemplated by this Agreement or to shares of the Company’s Common Stock issuable upon conversion of the Shares.

(b) Notwithstanding the provisions of Section 6.5(a), during the Standstill Period, (i) the Investors may make a proposal for an Acquisition Transaction directly to the Board; provided, that the Investors do not, subject to applicable Law, publicly announce or disclose such proposal or permit such proposal to be publicly known and (ii) if the Board decides to engage in a process that could result in an Acquisition Transaction, then the Company shall invite the Investors to participate in such process on terms generally made available to other participants, on the condition that the Preferred Director or the Investor Nominee, as the case may be, shall recuse himself or herself from any meeting of the Board discussing such process.

Section 6.6 Board Representation and Board Composition.

(a) At any time that the Investors are not entitled to elect the Preferred Director in accordance with Section 9(b) of the Certificate of Designations, but the Investors Beneficially Own shares of Common Stock and/or Shares representing in the aggregate five percent (5%) or more of the Total Voting Power of the Company, then the Company agrees that it shall, to the extent necessary, cause the size of the Board to be increased by one (1) (unless already increased as required by the Certificate of Designations) and the Investors shall have the right to appoint a current employee of BRS Management LP to fill the vacancy resulting thereby (the “Investor Nominee”). The Investors’ right to appoint the Investor Nominee shall continue for so long as the Investors Beneficially Own in the aggregate at least five percent (5%) of the Total Voting Power of the Company (the “Common Stock Board Condition”).

(b) As soon as practical after the date of this Agreement, the Investors shall provide the Company with the name of the Preferred Director. At least fifteen (15) days prior to Closing, the Preferred Director shall deliver a completed and signed questionnaire regarding his or her background and qualifications to serve as a director and such additional information that the Company may reasonably request that could be material to an understanding of the qualifications of such nominee as a director. Upon request of the Company, the Preferred Director shall also provide a signed consent to be named in the Company’s proxy statement as a nominee for election as a director, and shall execute and deliver all other documents reasonably requested by the Company in connection with the Preferred Director’s service as a director, including certifications as to compliance with the Company’s insider trading policy and code of conduct applicable to directors.

(c) As long as the Common Stock Board Condition continues to be satisfied, the Company shall use commercially reasonable efforts (i) to cause the Board (or the appropriate committee thereof) to nominate and recommend to the stockholders of the Company the election or re-election of the Investor Nominee at any meeting of the stockholders of the Company called for such purposes, (ii) to seek the election or re-election of the Investor Nominee at each such meeting and (iii) if, for any reason, a designee of the Investors hereunder is not elected to the Board by the stockholders, to use reasonable best efforts to cause another designee of the Investors to be elected to the Board; provided, that the Company shall not be obligated to call more than two (2) stockholder meetings in any twelve (12) month period, cause any director to resign or increase the size of the Board.

(d) The Investors, by delivery of written notice to the Company at any time or from time to time, shall have the right, in their sole and absolute discretion, to name a replacement Investor Nominee. Such replacement Investor Nominee shall be a current employee of BRS Management LP and shall be reasonably satisfactory to the Board in accordance with the applicable selection criteria for directors of the Company’s Nominating and Corporate Governance Committee and shall provide, prior to appointment, the information and documents referred to in Section 6.6(b) above.

(e) In addition to the Preferred Director, following the Closing, the Company agrees in consultation with the Investors, to initiate a search for an additional independent director with substantial restaurant industry experience (the “Additional Director”). The identification and appointment of the Additional Director shall be subject to the mutual consent and approval of both the Company and the Investors.

(f) Until the Investors no longer have the right to appoint or elect either the Preferred Director or the Investor Nominee, the Company agrees that without the prior consent of the Investors it shall not expand the size of its Board beyond the Board’s current size of six (6) members; provided, that the Board may be expanded for the Preferred Director, the Investor Nominee and the Additional Director, as contemplated by this Section 6.6.

(g) If at any time the percentage of Voting Stock Beneficially Owned by the Investors decreases below five percent (5%) as a result of the Company issuing additional shares of Common Stock, the Company shall provide the Investors with written notice thereof, including the applicable calculations with respect thereto. In the event that, within ten (10) business days of receipt of such notice, the Investors notify the Company that they intend within ninety (90) days to acquire sufficient additional Voting Stock in accordance with and to the extent permitted by Section 6.5(a)(i) of this Agreement necessary to maintain their Board representation, then, until the end of such ninety (90) day period (and thereafter if the Investors in fact restore their percentage to the extent necessary to maintain their Board representation) the Board shall continue to include the Preferred Director or the Investor Nominee, as the case may be.

Section 6.7 Supermajority Board Actions. Until the earlier of the date on which (x) neither the Preferred Director nor the Investor Nominee is serving on the Board (other than as a result of the Company’s stockholders failing to elect such nominee) or (y) the Investors cease to Beneficially Own five percent (5%) of the Total Voting Power of the Company, the following actions shall require approval by 66% of the members of the Board:

(a) entering into a definitive agreement that provides for an Acquisition Transaction;

(b) any sale of the Company’s assets or properties involving consideration in excess of $25,000,000, other than inventory in the ordinary course of business; or

(c) any purchase of an equity interest, or any portion of assets of, or any merger with or into or any business combination involving, any other company or entity in a transaction involving total consideration in excess of $25,000,000.

Section 6.8 Transfer Restrictions.

(a) The Investors shall not sell, transfer or otherwise dispose of all or any portion of the Securities prior to the first (1st) anniversary of the Closing Date; provided, that nothing in this Section 6.8 shall restrict the Investors from transferring the Shares to any Permitted Transferee; provided, that such Permitted Transferee agrees in writing to be bound by the terms of this Agreement.

(b) For the period commencing on the first (1st) anniversary of the Closing Date and ending on the second (2nd) anniversary of the Closing Date, the Investors shall not sell, transfer or otherwise dispose of all or any portion of the Shares in a privately negotiated transaction to any Person that (i) is a Competitor of the Company or (ii) will Beneficially Own more than 5% of the Total Voting Power of the Company after giving effect to such transaction, without the Company’s consent, which consent shall not be unreasonably withheld or delayed; provided, however, that nothing in this Section 6.8(b) shall prohibit the transfer of the Shares or shares of Common Stock issuable upon conversion of the Shares into the public market, to investment banks or to brokers or other financial intermediaries engaged in the securities business, so long as such transfers are not made in bad faith to avoid the transfer restrictions of this Section 6.8(b).

Section 6.9 Financial Information. For so long as the Investors continue to Beneficially Own at least five percent (5%) of the Total Voting Power of the Company, the Company shall provide the Investors with: (i) unaudited monthly (as soon as available and in any event within thirty (30) days of the end of each month), unaudited quarterly (as soon as available and in any event within forty-five (45) days of the end of each quarter) and audited (by a nationally recognized accounting firm) annual (as soon as available and in any event within ninety (90) days of the end of each year) financial statements prepared in accordance with GAAP (which statements shall include the consolidated balance sheets of the Company and its Subsidiaries and the related consolidated statements of income, shareholders’ equity and cash flows, a comparison to the corresponding data for the corresponding periods of the previous fiscal year and from the Company’s financial plan and a reasonably detailed narrative descriptive report of the operations of the Company and its Subsidiaries in the form prepared for presentation to the senior management of the Company for each applicable period and for the period from the beginning of the then current fiscal year to the end of such period and a comparison to the corresponding data for the corresponding periods of the previous fiscal year and from the Company’s financial plan), (ii) a copy of the financial plan of the Company in the form approved by the Board prior to the beginning of each fiscal year and any revisions thereof approved by the Board and (iii) such other information as the Investors may reasonably request, in each case consistent with materials otherwise provided to the members of the Board. Any documents or other information that is filed with the SEC need not be separately provided to the Investors.

Section 6.10 No Solicitation. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, the Company agrees that the Company shall not, and shall use its reasonable best efforts to cause its stockholders, officers, directors, affiliates, representatives or advisers (the “Representatives”) not to take, directly or indirectly, any action to initiate, assist, encourage, solicit, accept or otherwise pursue any offer or inquiry from any Person to engage in any Alternative Proposal, or to enter into any definitive agreement with respect to, or consummate, any Alternative Proposal prior to the earlier of the termination of this Agreement or the Closing.

Notwithstanding anything in this Agreement to the contrary, the Company (directly or through its Representatives) may engage in substantive discussions or in negotiations with a Person regarding an Alternative Proposal if the Board believes, after consultation with the Company’s outside counsel, that its failure to consider such Alternative Proposal would result in a breach of fiduciary duties of the Board to the Company’s stockholders under applicable Laws.

Section 6.11 Shareholder Approval; Proxy Statement.

(a) Concurrently with or promptly following the date of this Agreement, the Company shall prepare and file with the SEC a preliminary proxy statement on Schedule 14A for use in connection with a special meeting of stockholders of the Company held to obtain the Shareholder Approval. The Company shall use its reasonable best efforts to respond promptly to any comments of the SEC or its staff and cause the preliminary proxy statement to be cleared by the SEC or its staff, and to cause a definitive proxy statement to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC or its staff. Both the preliminary proxy statement and the definitive proxy statement shall include a statement to the effect that the Board recommends that the Company’s stockholders vote in favor of the issuance and sale of the Shares at the Stockholders Meeting. The Company shall notify the Investors promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the proxy statement or for additional information and will supply the Investors with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the proxy statement. If at any time prior to the special meeting of stockholders there shall occur any event that, in the good faith judgment of the Company, after consulting with outside counsel, should be set forth in an amendment or supplement to the proxy statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement, in each case to the extent required by applicable Law in the good faith judgment of the Company, after consulting with outside counsel. The Investors shall cooperate with the Company in the preparation of the proxy statement and any amendment or supplement thereto. Prior to filing or mailing the proxy statement or making any other required filing with the SEC (including any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide the Investors and their representatives with a reasonable opportunity to review and comment on such document or response. Any notification or communication by the Company pursuant to this Section 6.11 may be made by e-mail notwithstanding the provisions of Section 8.3 below. The Company shall cause the proxy statement (including any amendment or supplement thereto) to comply as to form and substance in all materials respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations of Nasdaq, and as of its date, the proxy statement (and any amendment thereto) shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) The Company shall, as soon as practicable after the proxy statement is cleared by the SEC or its staff for mailing to the Company’s stockholders (or the ten (10) calendar day period set forth in Rule 14a-6(a) of the Exchange Act has expired without the SEC informing the Company that it intends to review the proxy statement), take all action necessary to cause the definitive proxy statement (including any amendment or supplement thereto) to be mailed to its stockholders and to duly call, give notice of, convene and hold a special meeting of stockholders (the “Stockholders Meeting”) as soon as practicable following the mailing of the definitive proxy statement (and in any event within 120 days of the date of this Agreement) for the purpose of obtaining the Shareholder Approval. The Company shall use its reasonable best efforts to ensure that the Stockholders Meeting is called, noticed, convened, held and conducted, and all proxies solicited by it in connection with the Stockholders Meeting are solicited, in compliance with the DGCL, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Restated By-Laws, the rules of Nasdaq and all other applicable Laws.

Section 6.12 Rights Offering.

(a) The Company, as promptly as practicable after the proxy statement is cleared by the SEC or its staff for mailing to the Company’s stockholders in connection with the Stockholders Meeting (or the ten (10) calendar day period set forth in Rule 14a-6(a) of the Exchange Act has expired without the SEC informing the Company that it intends to review the proxy statement), shall (i) publicly announce the terms of the Rights Offering, including the record date for the Rights Offering (the “Record Date”) in accordance with the rules of Nasdaq and, when required by Nasdaq, the proposed subscription price for the Rights Offering; and (ii) prepare and file with the SEC, a prospectus supplement (including each amendment thereto, the “Prospectus Supplement”) to its existing registration statement on Form S-3 (File No. 333-160231) (including each amendment and supplement thereto, including the Prospectus Supplement, the “Registration Statement”), which shall register under the Securities Act (x) the issuance of subscription rights to purchase shares of Common Stock in the Rights Offering (the “Subscription Rights”), and (y) the issuance of Common Stock upon the exercise of such subscription rights. The Company shall not permit any other securities to be included in the Prospectus Supplement. The Prospectus Supplement (and any amendments thereto) and any amendments to the Registration Statement proposed to be filed with the SEC after the date hereof shall be provided to the Investors and its counsel prior to their filing with the SEC, and the Investors and their counsel shall be given a reasonable opportunity to review and comment thereon. The

Company shall cause the Prospectus Supplement (and any amendment thereto) and any amendment to the Registration Statement to comply as to form and substance in all materials respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations of Nasdaq, and as of its date, neither the Prospectus Supplement (and any amendment thereto) nor any amendment to the Registration Statement shall include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus Supplement and any amendment thereto, in the light of the circumstances under which they were made, not misleading.

(b) The Investors shall provide to the Company such information as the Company may reasonably require in connection with the preparation and filing of the Prospectus Supplement. At the time such information is provided and at the time the Prospectus Supplement is filed, no such information provided by the Investors specifically for inclusion in the Prospectus Supplement shall include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) As promptly as practicable following the filing of the Prospectus Supplement, the Company shall distribute copies of the Prospectus Supplement to the holders of record of Common Stock as of the Record Date, and thereafter promptly commence the Rights Offering on the following terms: (i) the Company shall distribute transferable Subscription Rights to each holder of record of Common Stock as of the Record Date; (ii) each Subscription Right shall entitle the holder thereof to purchase, at the election of such holder, one (1) share of Common Stock at a subscription price to be determined; provided, that no fractional shares of Common Stock shall be issued and the subscription price multiplied by the aggregate number of shares of Common Stock offered shall be at least $35.0 million; (iii) the offering shall remain open for at least fourteen (14) days (the “Subscription Period”); and (iv) each holder who fully exercises such holder’s subscription privilege shall be entitled to subscribe for additional shares of Common Stock that were not subscribed for in the Rights Offering; provided, that if insufficient shares of Common Stock are available to satisfy all oversubscription requests, such requests shall be honored on a pro rata basis based on the number of shares initially subscribed for by each stockholder. The Company shall not amend any of the terms described in clauses (i) through (iv) above without the prior written consent of the Investors. Subject to the terms and conditions above, the Company shall effect a closing of the Rights Offering as promptly as practicable following the end of the Subscription Period.

(d) The Company shall use its reasonable best efforts to complete the Rights Offering, but shall not be obligated to close the Rights Offering if the Shareholder Approval has not been obtained or any other conditions to this Agreement are not satisfied. The Company shall pay all of its expenses associated with the Registration Statement, the Prospectus Supplement, the Rights Offering and the other transactions contemplated hereby, including filing and printing fees, the fees and expenses of any dealer manager or subscription and information agents, the fees and expenses of its counsel, accounting fees and expenses and costs associated with listing of the Subscription Rights and the Common Stock and clearing the Subscription Rights and the Common Stock offered for sale under applicable state securities Laws.

Section 6.13 Preemptive Rights.

(a) For so long as the Investors continue to Beneficially Own at least five percent (5%) of the Total Voting Power of the Company, the Investors shall have the right to exercise the preemptive rights set forth in this Section 6.13. If the Company, at any time following the Closing, intends to issue shares of Capital Stock (“New Securities”) to any Person (other than (i) pursuant to the granting or exercise of stock options or other equity-based awards pursuant to the Company’s Stock Plans or other incentive plans approved by the Board in the ordinary course of business, (ii) issuances made as consideration in an acquisition by the Company of another business entity, (iii) issuances upon conversion of, or as a dividend on, any convertible or exchangeable securities of the Company issued either (A) pursuant to the transactions contemplated hereby or (B) prior to the date hereof and (iv) issuances as part of a bona fide public offering pursuant to a registration statement under the Securities Act underwritten on a firm commitment basis), the Investors shall be afforded the opportunity to acquire from the Company a portion of such New Securities (the “Investor New Securities”) at the same price and on the same terms as such New Securities are sold to others, up to the amount specified in the following sentence. The amount of Investor New Securities that the Investors shall be entitled to purchase in the aggregate shall be determined by multiplying (x) the total number of such offered shares of New Securities by (y) a fraction, the numerator of which is the number of shares of Common Stock held by the Investors (treating the Shares on an as-converted basis) as of such date, and the denominator of which is the number of shares of Common Stock then outstanding on a fully-diluted basis as of such date.

(b) In the event the Company proposes to offer New Securities, it shall deliver written notice thereof to the Investors, which offer notice shall also describe the price, anticipated amount of New Securities to be sold, the anticipated timing of such sale and the other material terms upon which the Company proposes to offer the New Securities no later than thirty (30) days prior to the issuance of the New Securities. Each Investor shall have fifteen (15) days from the date of receipt of such notice to notify the Company in writing that it intends to exercise such preemptive rights and as to the amount of Investor New Securities such Investor desires to purchase, up to the maximum amount such Investor is entitled to purchase calculated pursuant to Section 6.13(a) above (such notice, the “Exercise Notice”). An Exercise Notice shall constitute a binding agreement of such Investor to purchase the amount of Investor New Securities so specified at the price and other terms set forth in the Company’s offer notice. The failure of an Investor to respond within fifteen (15) days shall be deemed a waiver of such Investor’s rights under this Section 6.13 only with respect to the offering described in the applicable offer notice. Notwithstanding anything set forth in this Section 6.13 to the contrary, as a matter of convenience, the Company may issue, offer and sell any shares of its Capital Stock, or any securities containing options or rights to acquire any shares of its Capital Stock, to any Person at any time without regard for the time periods set forth in this Section 6.13(b) if, within fifteen (15) days following the completion of such issuance or sale, the Company delivers a written notice to the Investors, pursuant to which the Company shall offer to issue and sell to the Investors, on the same economic terms upon which the previous issuance and sale was consummated (the “Prior Sale”), a number of shares of the securities sold in the Prior Sale up to the amount specified in the following sentence. The amount of such securities that the Investors shall be entitled to purchase in the aggregate shall be determined by subtracting the number of securities sold in the Prior Sale from the product of (x) the total number of such securities sold in the Prior Sale multiplied by (y) a fraction, the numerator of which is the number of shares of Common Stock outstanding on a fully-diluted basis as of the date of and immediately prior to the Prior Sale, and the denominator of which is the number of shares of Common Stock held by all Persons other than the Investors (treating the Shares on an as-converted basis) as of the date of and immediately prior to the Prior Sale. The Investors will then have fifteen (15) days from the receipt of this written notice of the Prior Sale to provide the Company written notice that the Investors intend to purchase up to the number of such shares of offered securities set forth above. Notwithstanding anything contained herein to the contrary, until the earlier of such time as the time the Investors have to notify the Company in writing that they intend to exercise their right to purchase has lapsed or the Investors have waived in writing their right to purchase the number of such shares of offered securities set forth above, a decrease in the percentage of the Total Voting Power of the Company Beneficially Owned by the Investors below five percent (5%) as a result of the previous issuance and sale shall have no effect on any rights of the Investors under this Agreement based on maintaining such Beneficial Ownership percentage.

(c) If an Investor exercises its preemptive rights provided in this Section 6.13, the closing of the purchase of the Investor New Securities with respect to which such right has been exercised shall take place simultaneously with the closing of the sale of the New Securities to the other purchasers thereof (or, if such purchasers close on different dates, simultaneously with the earliest such closing date); provided, that the closing may be extended for a maximum of ninety (90) days in order to comply with applicable Laws (including receipt of any applicable regulatory or stockholder approvals). The Company and each of the Investors agrees to use its commercially reasonable efforts to secure any regulatory or stockholder approvals or other consents, and to comply with any Law necessary in connection with the offer, sale and purchase of such New Securities.

(d) In the event an Investor fails to exercise its preemptive rights as provided in this Section 6.13 within said fifteen (15) day period or, if so exercised, an Investor is unable to consummate such purchase within the time period specified in Section 6.13(c) above because of the failure to obtain any required regulatory or stockholder consent or approval, the Company shall thereafter be entitled, during the period of sixty (60) days following the conclusion of the applicable period, to enter into an agreement (pursuant to which the sale of the New Securities covered thereby shall be consummated, if at all, within thirty (30) days from the date of said agreement) to sell the New Securities, at a price and upon terms no more favorable to the purchasers of the New Securities than were specified in the Company’s original offer notice to the Investors. Notwithstanding the foregoing, if such sale of New Securities is subject to the receipt of any regulatory or stockholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five (5) business days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed ninety (90) days from the date of the applicable agreement with respect to such sale. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said sixty (60)-day period (or sold and issued New Securities in accordance with the foregoing within thirty (30) days from the date of said agreement (as such period may be extended in the manner described above for a period not to exceed ninety (90) days from the date of said agreement)), the Company shall not thereafter offer, issue or sell such New Securities without first offering such securities once again in the manner provided in Section 6.13(a) and Section 6.13(b) above.

Section 6.14 Negative Covenants Prior to Closing. Except as provided herein, from the date of this Agreement through the Closing (the “Pre-Closing Period”), the Company shall not, and shall cause each of its Subsidiaries not to, take any actions outside of the ordinary course of business, without the prior consent of the Investors. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall not, and shall cause each of its Subsidiaries not to:

(a) declare, or make payment in respect of, any dividend or other distribution upon any shares of Capital Stock of the Company, other than in connection with the Rights Offering;

(b) redeem, repurchase or acquire any Capital Stock of the Company or any of its Subsidiaries, except for obligations to repurchase, redeem or otherwise acquire shares of Capital Stock for nominal consideration under agreements with directors, officers or employees in effect on the date hereof;

(c) amend the Company’s Amended and Restated Certificate of Incorporation or Restated By-Laws (other than the filing of the Certificate of Designations with the Secretary of State of the State of Delaware in accordance with this Agreement);

(d) except in connection with the Rights Offering or the exercise of options to purchase shares of Common Stock presently outstanding under the Stock Plans, authorize, issue or reclassify any Capital Stock, or debt securities convertible into Capital Stock, of the Company (other than the authorization and issuance of the Shares, and the authorization of the shares of Common Stock underlying the Shares, in accordance with this Agreement); or

(e) agree or commit to do any of the foregoing.

Section 6.15 Reservation of Common Stock; Issuance of Shares of Common Stock. For as long as any Shares remain outstanding, the Company shall at all times reserve and keep available out of its authorized but unissued Common Stock or shares of Common Stock held in treasury by the Company, for the purpose of effecting the conversion of the Shares, the full number of shares of Common Stock then issuable upon the conversion of all Shares (after giving effect to any anti-dilution adjustments that have theretofore been made) then outstanding. All shares of Common Stock delivered upon conversion or repurchase of the Shares shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Liens.

Section 6.16 Transfer Taxes. The Company shall pay any and all documentary, stamp or similar issue or transfer tax due on the issue of the Shares at Closing.

Section 6.17 Listing. Prior to the Closing, the Company shall file a Listing of Additional Shares notification form with Nasdaq with respect to the Common Stock to be issued upon conversion of the Shares.

Section 6.18 Pre-Closing Access. During the Pre-Closing Period, subject to applicable Law, the Company shall grant the Investors, upon reasonable advance notice and during the Company’s normal business hours, such access to its books, records, properties and such other information as the Investors may reasonably request, excluding access to such items or information that is the subject of attorney client privilege.

Section 6.19 Further Assurances; Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall each use their commercially reasonable efforts to promptly take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement. The Investors and the Company will cooperate and consult with each other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third Persons required to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall use all commercially reasonable efforts to (a) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any New York state securities regulatory authority prior to the offer and sale of the Shares, and (b) cause such permit, qualification or exemption to be effective as of the Closing.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the occurrence of the Closing Date:

(a) by the mutual written consent of the Investors and the Company;

(b) by either the Investors or the Company, upon written notice to the other, if the Closing shall not have occurred on or before April 21, 2010; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c) by either the Investors or the Company, upon written notice to the other, if such other party is in breach or default of, or has failed to comply with, any representation, warranty, term, condition or covenant of this Agreement, and such breach, default or failure to comply is not curable or, if curable, has not been cured within ten (10) days of such other party receiving written notice thereof;

(d) by either the Investors or the Company, upon written notice to the other, if a Material Adverse Effect has occurred with respect to such other party, and such Material Adverse Effect is not curable or, if curable, has not been cured within ten (10) days of such other party receiving written notice thereof;

(e) by either the Investors or the Company, upon written notice to the other, if any Governmental Entity in the United States shall have enacted, issued, promulgated, enforced or entered any judgment, injunction, writ, decree or order of any nature which is then in effect and has the effect of making consummation of the transactions contemplated by this Agreement illegal or otherwise preventing or prohibiting consummation of such transactions and such judgment, injunction, writ, decree or order has become final and nonappealable; or

(f) by the Investors, upon written notice to the Company, if the Company has not obtained the Shareholder Approval within 120 days from the date of this Agreement.

Section 7.2 Effects of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement (other than this Section 7.2, Section 7.3 and Sections 8.2 through 8.12, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided, that nothing herein shall relieve any party from liability for any intentional breach of this Agreement.

Section 7.3 Fees and Expenses Upon Termination.

(a) Promptly following termination of this Agreement by either party pursuant to Section 7.1, but in no event later than five (5) business days following such termination, the Company shall reimburse the Investors for their reasonable and documented out-of-pocket fees and expenses incurred in connection with this Agreement on or before the termination of this Agreement; provided, that in no event shall the Company be obligated to reimburse the Investors for any such fees or expenses in excess of $500,000 in the aggregate.

(b) In the event the Company fails to obtain the Shareholder Approval within 120 days of the date of this Agreement and the Agreement is subsequently terminated pursuant to Section 7.1(f) and (x) as of the date of the Stockholders Meeting, an Alternative Proposal has been publicly announced and not withdrawn and (y) within six months of the date of termination of this Agreement the Company enters into an agreement to consummate such Alternative Proposal, then the Company shall pay to the Investors a fee in the amount of $1,000,000 at the time it ultimately consummates such Alternative Proposal.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Survival. The representations and warranties made by the Company in (a) Sections 3.2 (Authorization), 3.3 (Capitalization), 3.4 (Valid Issuance of Shares), 3.8(a) (Periodic Filings), and 3.8(b) (Financial Statements) of this Agreement and (b) the certificate delivered by the Company to the Investors pursuant to Section 5.1(c) insofar as such certificate relates to the representations and warranties set forth in clause (a), shall survive the Closing of this Agreement for a period of twelve (12) months. None of the other representations and warranties made in this Agreement shall survive the Closing or termination of this Agreement.

Section 8.2 No Personal Liability of Directors, Officers, Owners, Etc. No director, officer, employee, incorporator, stockholder, managing member, member, general partner, limited partner, principal or other agent of either the Investors or the Company shall have any liability for any obligations of the Investors or the Company, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of the Investors or the Company, as applicable, under this Agreement. Each party hereby waives and releases all such liability. This waiver and release is a material inducement to each party’s entry into this Agreement.

Section 8.3 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered personally or by facsimile, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered by a recognized next-day courier services or (c) on the third (3rd) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice to the other party:

If to the Company:

Ruth’s Hospitality Group, Inc.

500 International Parkway

Heathrow, Florida 32746

Attention: Chief Financial Officer

Facsimile: (407) 833-9625

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Facsimile: (312) 862-2200

Attention: James S. Rowe

                 William R. Burke

If to the Investors:

c/o Bruckmann, Rosser, Sherrill & Co., Inc.

126 East 56th Street

29th Floor

New York, New York 10022

Facsimile: (212) 521-3799

Attention: Harold O. Rosser

With a copy to (which shall not constitute notice):

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

Facsimile: (215) 994-2222

Attention: Carmen J. Romano

Section 8.4 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is duly executed and delivered by the Company and the Investors. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 8.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by operation of law or otherwise; provided, that the Investors shall be permitted to assign this Agreement or any of their rights hereunder to any investment fund under the control of the Investors or any of their Affiliates; provided, that such assignee shall execute an agreement for the benefit of the Company in form and substance reasonably satisfactory to the Company, pursuant to which such proposed assignee agrees to be bound by the terms and conditions of this Agreement. Without limiting the foregoing, none of the rights of the Investors hereunder shall be assignable to, or enforceable by, any Person to whom the Investors may transfer Capital Stock of the Company (other than a transfer to a Permitted Transferee to the extent permitted in accordance with the terms of this Agreement).

Section 8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 8.7 Consent to Jurisdiction; Venue; Waiver of Jury Trial.

(a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any court of the State of New York and the Federal courts of the United States located in the State of New York for the purpose of any action arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in such court. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any action relating to the transactions contemplated hereby, on behalf of itself or its property, by the personal delivery of copies of such process to such party hereto. Nothing in this Section 8.7(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7(C).

Section 8.8 Entire Agreement. This Agreement, together with exhibits and schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties and/or their affiliates with respect to the subject matter of this Agreement, including that certain letter agreement dated October 22, 2009 addressed to the Company and signed by Bruckmann, Rosser, Sherrill & Co Management, L.P. and the Company.

Section 8.9 Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 8.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by Law.

Section 8.11 Counterparts. This Agreement may be signed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which shall be an original, with the same effect as if the signatures were upon the same instrument.

Section 8.12 No Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than the parties hereto) any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, stockholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.

Section 8.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Federal court of the United States located in the State of New York (or, solely to the extent that no such Federal court has jurisdiction over such suit, action or proceeding, in any New York State court in the State of New York), this being in addition to any other remedy to which they are entitled at law or in equity. Additionally, each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

RUTH’S HOSPITALITY GROUP, INC.

By:	/S/ MICHAEL P. O’DONNELL
Name:	Michael P. O’Donnell
Title:	President and CEO

BRUCKMANN, ROSSER, SHERRILL & CO. III, L.P.

By:	/S/ HAROLD O. ROSSER
Name:	Hal Rosser
Title:

BRS COINVESTOR III, L.P.

By:	/S/ HAROLD O. ROSSER
Name:	Hal Rosser
Title:

[Signature Page to Securities Purchase Agreement]

EXHIBIT A

FORM OF CERTIFICATE OF DESIGNATIONS

EXHIBIT B

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 22, 2009, by and among Bruckmann, Rosser, Sherrill & Co. III, L.P., a Delaware limited partnership (the “Fund”), BRS Coinvestor III, L.P., a Delaware limited partnership (the “Co-Invest Fund”, and together with the Fund, the “Investors”), Ruth’s Hospitality Group, Inc., a Delaware corporation (the “Company”), and the undersigned stockholder of the Company (the “Stockholder”).

Recitals

A. The Investors and the Company have entered into a Securities Purchase Agreement, dated as of the date hereof (as it may be amended or supplemented from time to time, the “Securities Purchase Agreement”), pursuant to which the Investors will purchase 25,000 shares of the Company’s Series A 10% Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), for an aggregate purchase price of $25.0 million (the “Transaction”).

B. Pursuant to the terms of the Securities Purchase Agreement, the Company has agreed to submit the issuance and sale of the Preferred Stock to its stockholders for approval on the terms contemplated by the Securities Purchase Agreement and the Certificate of Designations of the Preferred Stock (the “Certificate of Designations”).

C. The Stockholder is the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of such number of shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) and all options, warrants and other rights to acquire Company Common Stock as is indicated on the signature page of this Agreement.

D. In consideration of the execution and delivery of the Securities Purchase Agreement by the Investors, the Stockholder desires to agree to vote the Company Securities (as defined herein) over which the Stockholder has voting power and agrees to certain transfer and sale restrictions with respect to any and all Company Securities owned, beneficially or of record, by the Stockholder so as to facilitate the consummation of the Transaction, in each case as further provided herein.

NOW, THEREFORE, intending to be legally bound, the parties to this Agreement agree as follows:

1. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Securities Purchase Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Company Securities” means, with respect to the Stockholder, (i) all securities of the Company (including all Company Common Stock and all options, warrants and other rights to acquire Company Common Stock) owned, beneficially or of record, by the Stockholder as of the date hereof, whether vested or unvested, and (ii) all additional securities of the Company (including all Company Common Stock and all options, warrants and other rights to acquire Company Common Stock other than the rights to be distributed to stockholders of the Company pursuant to the Rights Offering as contemplated by the Securities Purchase Agreement), whether vested or unvested, of which the Stockholder acquires ownership, beneficially or of record (regardless of the method by which the Stockholder acquires ownership), during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as defined below).

“Expiration Date” means the first to occur of (i) the Closing Date, (ii) the termination of the Securities Purchase Agreement pursuant to the terms thereof, (iii) as to the Stockholder, upon notice from any Grantee in accordance with Section 3(e) hereof and (iv) upon mutual written agreement of the parties hereto to terminate this Agreement.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, exchange, pledge, hypothecation, or the grant of a lien, security interest or encumbrance in or upon, or the gift or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof.

2. Agreement to Vote Company Securities.

(a) Prior to the Expiration Date, at every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, the Stockholder shall cause the Company Securities owned by the Stockholder to be present thereat for purposes of establishing a quorum and, to the extent not voted by the persons appointed as proxies pursuant to this Agreement, vote the Stockholder’s Company Securities: (i) in favor of (A) the approval or adoption of the Transaction and the other transactions contemplated thereby, (B) the approval of any other matter that is intended and would reasonably be expected to facilitate the Transaction that is put to a vote of the stockholders of the Company; and (ii) against (A) the approval or adoption of any proposal made in opposition to, or in competition with, the Transaction, (B) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Securities Purchase Agreement or which would result in any of the conditions to the consummation of the Transaction under the Securities Purchase Agreement not being fulfilled or (C) any other action, agreement or proposal that is intended, or would reasonably be expected to materially impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Transaction.

(b) If Stockholder is the beneficial owner, but not the record holder, of the Company Securities, the Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Company Securities in accordance with this Section 2.

3. Grant of Irrevocable Proxy.

(a) The Stockholder hereby irrevocably (to the fullest extent permitted by law) grants to, and appoints, the Investors and each of their executive officers and any of them, in their capacities as officers of the Investors (the “Grantees”), the Stockholder’s sole and exclusive proxy and attorney-in-fact with full power to each of substitution, for and in the name, place and stead of the Stockholder, to vote the Company Securities or to instruct nominees or record holders to vote such Company Securities owned by the Stockholder, and, in the sole discretion of the Grantees with respect to any proposed adjournments or postponements of any meeting of the stockholders of the Company at which any of the matters described in Section 2 hereof is to be considered.

(b) The Stockholder represents that any and all proxies heretofore given in respect of the Stockholder’s Company Securities that may still be in effect are not irrevocable. Any and all such proxies are hereby revoked and the Stockholder agrees not to grant any subsequent proxies with respect to the Stockholder’s Company Securities.

(c) The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3 is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, except as otherwise provided in this Agreement. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL until termination of this Agreement.

(d) The Grantees may not exercise this irrevocable proxy on any other matter except as provided in this Agreement. The Stockholder may vote the Company Securities on all other matters.

(e) Any Grantee may terminate this proxy with respect to the Stockholder at any time at such Grantee’s sole election by written notice provided to the Stockholder.

4. Transfer, Voting and Sale Restrictions.

(a) At all times during the period commencing with the execution and delivery of this Agreement and expiring on the [Expiration Date] [150th day following the execution of the Securities Purchase Agreement (the “Transfer Restriction Period”),], the Stockholder shall not, except as provided in Section 4(e), cause or permit any Transfer of any Company Securities owned by the Stockholder to be effected. Any Transfer of any Company Securities in violation of this Section 4 shall be void and have no force or effect.

(b) The Stockholder understands and agrees that if the Stockholder attempts to Transfer, vote or provide any other person with the authority to vote any of the Company Securities owned by the Stockholder other than in compliance with this Agreement, the Company shall not, and the Stockholder hereby unconditionally and irrevocably instructs the Company not to, (i) permit any such Transfer on its books and records, (ii) issue a new certificate representing any of the Company Securities owned by the Stockholder or (iii) record such vote unless and until the Stockholder shall have complied with the terms of this Agreement.

(c) Except for this Agreement and as otherwise permitted by this Agreement, from and after the date hereof, the Stockholder will not enter into any voting agreement with any person or entity with respect to any of the Company Securities owned by the Stockholder or otherwise enter into any agreement or arrangement with any person or entity limiting the Stockholder’s legal power, authority or right to vote such Company Securities in favor of the approval of the Transaction.

(d) For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, after the date hereof, the Stockholder may acquire ownership (regardless of the method by which the Stockholder acquires ownership), beneficially or of record, of any Company Securities, provided, that any such Company Securities acquired during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date shall be subject to all terms of this Agreement.

(e) Notwithstanding anything in this Agreement to the contrary, the Stockholder may effect a Transfer of any Company Securities owned by the Stockholder to any person or entity; provided, however, that any such Transfer [made during the Transfer Restriction Period] shall be permitted only if, as a condition precedent to such Transfer, the transferee in such Transfer agrees in a writing that is reasonably satisfactory in form and substance to the Investors to be bound by all terms of this Agreement as though such transferee were a Stockholder hereunder.

5. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to the Investors as follows:

(a) Title to Securities. (i) The Stockholder is the beneficial or record owner of the Company Securities indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions (other than restrictions imposed in connection with restricted stock grants under the Company’s equity incentive plans or restrictions imposed by federal or state securities laws), options, title defects, encumbrances, proxies or voting trusts or agreements, and (ii) the Stockholder does not beneficially own any capital stock or securities of the Company other than the Company Securities set forth on the signature page of this Agreement. Prior to the termination of this Agreement, the Stockholder agrees to promptly notify the Investors of any additional Company Securities that the Stockholder becomes the beneficial owner of after the date hereof.

(b) Due Authorization, Etc. (i) The Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 3, (ii) this Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against it in accordance with its terms and (iii) as of the date hereof and for so long as this Agreement remains in effect (including as of the date of any meeting of the stockholders of the Company held during such period, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except for this Agreement or as otherwise permitted by this Agreement, the Stockholder has full legal power, authority and right to vote all of the Company Securities then owned of record or beneficially by it, in favor of the approval and authorization of the Transaction without the consent or approval of, or any other action on the part of, any other person or entity (including, without limitation, any governmental entity). Without limiting the generality of the foregoing, the Stockholder has not entered into any voting agreement (other than this Agreement) with any person or entity with respect to any of the Company Securities, granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Company Securities, deposited any of the Company Securities in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting its legal power, authority or right to vote the Company Securities on any matter.

(c) No Conflict. The execution and delivery of this Agreement and the performance by the Stockholder of its agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute (with or without notice or the passage of time, or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any term of any organizational documents, agreement, judgment, injunction, order, decree, law, regulation or arrangement to which the Stockholder is a party or by which the Stockholder (or any of its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect the Stockholder’s ability to perform its obligations under this Agreement or render materially inaccurate any of the representations made by it herein.

(d) Brokers, Finders Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from the Investors or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

(e) Reliance by the Investors. The Stockholder understands and acknowledges that the Investors and the Company are consummating the transactions contemplated by the Securities Purchase Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties contained herein.

(f) No Other Representations or Warranties. Except for the representations and warranties set forth in this Section 5, the Stockholder makes no express or implied representations or warranties with respect to the Stockholder, the Company Securities or otherwise.

6. Confidentiality. The Stockholder recognizes that successful consummation of the transactions contemplated by the Securities Purchase Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this regard, from the date hereof until public disclosure is made of this Agreement pursuant to the Exchange Act or such other applicable Law, and so that the Investors may rely on the safe harbor provisions of Rule 100(b)(2)(ii) of Regulation FD promulgated under the Exchange Act, the Stockholder, solely in its capacity as a stockholder, hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel and advisors, if any) without the prior written consent of the Investors and the Company, except for disclosures the Stockholder’s counsel advises are necessary in order to comply with any Law, in which event the Stockholder shall give notice of such disclosure to the Investors and the Company as promptly as practicable so as to enable the Investors and the Company to seek a protective order from a court of competent jurisdiction with respect thereto.

7. Termination. This Agreement shall automatically terminate and be of no further force or effect whatsoever on the Expiration Date.

8. Action in Stockholder Capacity Only. The Stockholder makes no agreement or understanding herein as a director, employee, officer or agent of the Company. The Stockholder signs solely in its capacity as a record holder and beneficial owner, as applicable, of Company Securities, and nothing herein shall limit or affect any actions taken in any other capacity, including without limitation, as an officer, director, employee, or agent of the Company.

9. Miscellaneous Provisions.

(a) Amendments and Modifications. No amendment or modification in respect of this Agreement shall be effective unless it shall be in writing and signed by the Investors, the Company and the Stockholder.

(b) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.

(c) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware without giving effect to principles of conflicts or choice of law.

(d) Consent to Jurisdiction; Venue. Each of the parties hereto irrevocably and unconditionally agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

(e) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(e).

(f) Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

(g) Assignment and Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including, without limitation, the Stockholder’s estate and heirs upon the death of the Stockholder (including any transferee of the Stockholder’s Company Securities), provided, that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties hereto without the prior written consent of the other parties hereto, except that the Investors, without obtaining the consent of the Stockholder, shall be entitled to assign this Agreement or all or any of their rights or obligations hereunder to any one or more Affiliates. Any assignment in violation of the foregoing shall be void and of no effect.

(h) Third Party Beneficiaries. This Agreement is not intended to confer upon any Person not a party to this Agreement any rights or remedies hereunder.

(i) Waiver; Remedies Cumulative. No failure on the part of the Investors to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of the Investors in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The Investors shall not be deemed to have waived any claim available to the Investors arising out of this Agreement, or any power, right, privilege or remedy of the Investors under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Investors; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

(j) Cooperation. The Stockholder agrees to reasonably cooperate with the Investors and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the Investors to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. The Stockholder hereby agrees that the Investors and the Company may publish and disclose in any preliminary or final proxy statement or registration statement (including all documents and schedules filed with the SEC), the Stockholder’s identity and ownership of Company Securities and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to any such proxy statement or registration statement or in any other filing made by the Investors or the Company with the SEC relating to the Transaction.

(k) Severability. If any term or other provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(l) Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

(m) Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Investors and the Company shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth in this Agreement. Therefore, the Stockholder hereby agrees that, in addition to any other remedies that may be available to the Investors or the Company, as applicable upon any such violation, such party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means to which they are entitled at law or in equity, without requiring the posting of any bond or other undertaking.

(n) Notices. All notices, consents, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if (a) delivered to the appropriate address by hand or overnight courier (providing proof of delivery), or (b) sent by facsimile number with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the parties at the following address or facsimile number (or at such other address or facsimile number for a party as shall be specified by like notice): (i) if to the Investors or the Company, to the address or facsimile number provided in the Securities Purchase Agreement, including to the persons designated therein to receive copies; and (ii) if to any Stockholder, to the Stockholder’s address or facsimile number shown below the Stockholder’s signature on the signature pages hereof.

(o) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(p) Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(q) Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

BRUCKMANN, ROSSER, SHERRILL & CO. III, L.P.

By:
Its:

BRS COINVESTOR III, L.P.

By:
Its:

RUTH’S HOSPITALITY GROUP, INC.

By:
Its:

[Name of Director or Officer]

By:
[Name of Director or Officer]

Address:

Company Securities Beneficially Owned by Stockholder:

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT D

CREDIT AGREEMENT AMENDMENT

SCHEDULE A

SCHEDULE OF INVESTORS

Investor	Number of Shares	Aggregate Purchase Price
Bruckmann, Rosser, Sherrill & Co. III, L.P.	19,817.71285	$19,817,712.85
BRS Coinvestor III, L.P.	5,182.28715	$5,182,287.15
Total	25,000	$25,000,000.00

APPENDIX B

FORM OF REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [    ], 2009, is by and among Bruckmann, Rosser, Sherrill & Co. III, L.P., a Delaware limited partnership (the “Fund”), BRS Coinvestor III, L.P., a Delaware limited partnership (the “Co-Invest Fund” and together with the Fund, the “Investors”), and Ruth’s Hospitality Group, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Investors have, pursuant to the terms of the Securities Purchase Agreement (as defined herein), agreed to purchase 25,000 shares of the Company’s Series A 10% Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”);

WHEREAS, the Preferred Stock is convertible into common stock of the Company, par value $0.01 per share (the “Common Stock”);

WHEREAS, it is a condition to the closing of the transactions contemplated by the Securities Purchase Agreement that the Company and the Investors enter into this Agreement in order to grant the Investors certain registration rights with respect to the Common Stock issuable upon conversion of the Preferred Stock; and

WHEREAS, the Company and the Investors desire to define the registration rights of the Investors on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Demand Registration” shall have the meaning set forth in Section 3(a) hereof.

“Effectiveness Period” shall have the meaning set forth in Section 2(a) hereof.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

“Holder” shall mean a holder of Registrable Securities and any transferee or assignee who receives Registrable Securities and agrees to become bound by the provisions of this Agreement in accordance with Section 14(c).

“Holder Indemnified Party” shall have the meaning set forth in Section 7(a) hereof.

“Indemnified Party” shall have the meaning set forth in Section 7(c) hereof.

“Indemnifying Party” shall have the meaning set forth in Section 7(c) hereof.

“Investors” shall have the meaning set forth in the preamble to this Agreement.

“MDP” shall have the meaning set forth in Section 13 hereof.

“MDP Registration Agreement” shall have the meaning set forth in Section 13 hereof.

“Other Shareholders” shall have the meaning set forth in Section 3(a) hereof.

“Person” shall mean any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“Piggyback Registration” shall have the meaning set forth in Section 4(a) hereof.

“Preferred Stock” shall have the meaning set forth in the recitals to this Agreement.

“Registrable Securities” shall mean any Common Stock issuable or issued upon conversion of the Preferred Stock and any additional Common Stock that are issued or issuable upon the conversion or exercise of any warrant, right or other security that is issued by way of a dividend, stock split, recapitalization or other distribution in respect of such Common Stock. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (a) they are sold pursuant to an effective Registration Statement under the Securities Act, (b) they are sold pursuant to Rule 144 (or any similar provision then in force under the Securities Act), (c) they shall have ceased to be outstanding or (d) they have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities. No Registrable Securities may be registered under more than one Registration Statement at any one time.

“Registration” shall mean a registration effected by preparing and filing a registration statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed in connection therewith) and the declaration or ordering of effectiveness of such registration statement by the SEC.

“Registration Default” shall have the meaning set forth in Section 8 hereof.

“Registration Expenses” shall mean all costs and expenses incurred by the Company in connection with its performance of or compliance with its obligations hereunder, including, (a) registration and filing fees, (b) fees and expenses incurred in connection with the listing of the Common Stock issued upon conversion of any Preferred Stock, as applicable, (c) processing, duplicating and printing expenses, (d) fees and disbursements of counsel for the Company, (e) fees and expenses, not to exceed $50,000 in the aggregate for all Registrations effected pursuant to this Agreement, of one counsel for all the Holders (which counsel shall be chosen by the Investors), (f) blue sky fees and expenses (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities) and (g) the fees and expenses for independent certified public accountants retained by the Company incident to or required by any such Registration (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested, but not the cost of any audit other than a year end audit), but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company.

“Registration Statement” shall mean any registration statement of the Company under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning set forth in Section 3(a) hereof.

“Rule 144” shall mean Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“Rule 415” shall mean Rule 415 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“SEC” shall mean the Securities and Exchange Commission or any other federal agency then administering the Securities Act or the Exchange Act.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

“Securities Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated as of December 22, 2009, among the Company and the Investors, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

“Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities, all stamp duty and transfer taxes, if any, and all fees and disbursements of counsel retained by any Holder (other than the reasonable fees and expenses, not to exceed $50,000 in the aggregate for all Registrations effected pursuant to this Agreement, of one counsel for all the Holders, which fees and expenses are included in the definition of Registration Expenses).

“Shelf Registration Statement” shall have the meaning set forth in Section 2(a) hereof.

“Suspension Period” shall have the meaning set forth in Section 2(b) hereof.

Section 2. Shelf Registration.

(a) On or prior to the date that is nine (9) months from the date hereof, the Company shall prepare and file with the SEC a Registration Statement on Form S-3 (or any successor form thereto), covering the resale of all Registrable Securities requested by the Holders to be included in such Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 (the “Shelf Registration Statement”). The Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act as promptly as practical following such filing (and in any event prior to the first (1st) anniversary of the date hereof), and shall use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective under the Securities Act until there are no longer any Registrable Securities required to be registered in accordance with Section 2(c) hereof (the “Effectiveness Period”). For the avoidance of doubt, despite any earlier effectiveness of a Shelf Registration Statement, the Holders will not be permitted to sell, transfer or otherwise dispose of their Registrable Securities prior to the first (1st) anniversary of the date hereof, except as expressly permitted by the terms of the Securities Purchase Agreement.

(b) Notwithstanding anything in Section 2(a), the Company shall not be obligated to effect, or take any action to effect, or maintain as continuously effective the Shelf Registration Statement if the Company shall furnish to the Holder(s) a certificate signed by the chief executive officer of the Company stating that in the good faith judgment of the board of directors of the Company, as a result of a pending material corporate development, it would be seriously detrimental to the Company or its stockholders to file the Shelf Registration Statement or to maintain the effectiveness of the Shelf Registration Statement or to permit the continued use thereof, in which case the Company’s obligation to use its commercially reasonable efforts to comply with Section 2(a) shall be deferred for a period (or several periods) not to exceed ninety (90) days in the aggregate in any twelve (12) month period (a “Suspension Period”). In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the prospectus relating to such Registration Statement in connection with any sale or offer to sell Registrable Securities. The Company shall promptly notify the Holders when the Shelf Registration Statement may once again be used or be filed and/or become effective. The Company shall not be permitted to deliver a notice of suspension, nor exercise its rights of suspension under this Section 2(b), more than twice during any twelve (12) month period.

(c) The registration rights granted under this Section 2 shall automatically terminate with respect to any Registrable Securities as of the date and time on which such securities are no longer “Registrable Securities” hereunder.

Section 3. Demand Registration.

(a) Requested Registration. If at any time on or after the first anniversary of the date hereof, the Company shall receive a written request from the Holders of a majority of the then outstanding Registrable Securities (the “Requesting Holders”) that the Company effect a Registration with respect to all or a part of the Registrable Securities not included or requested to be included on the Shelf Registration Statement (a “Demand Registration”), the Company will:

(i) within ten (10) Business Days give written notice of the proposed Demand Registration to all other Holders; and

(ii) as soon as practicable, use commercially reasonable efforts to effect such Demand Registration on Form S-3 (or any successor form thereto) or another appropriate form for such purpose if the Company is not then eligible to use Form S-3 to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder joining in such request as are specified in a written request received by the Company within twenty (20) Business Days after written notice from the Company is given under Section 3(a)(i) above; provided that the Company shall only be obligated to effect three (3) Demand Registrations pursuant to this Section 3 and the Company shall not be obligated to effect, or take any action to effect:

(A) any such Demand Registration pursuant to this Section 3, if the Registrable Securities requested by all Holders to be registered pursuant to any such request have an anticipated aggregate public offering price (after deduction of any Selling Expenses) of less than $500,000; and

(B) any such Demand Registration pursuant to this Section 3 of any Registrable Securities if such Registrable Securities are then covered by another effective Registration Statement.

(b) The Company may only delay an offering pursuant to this Section 3 if it would be entitled to delay such offering pursuant to, and for such time as is permitted by, Section 2(b) above. The Registration Statement filed pursuant to the request of the Requesting Holders pursuant to Section 3(a) may, subject to the priority of the Holders to include their Registrable Securities prior to any other equity securities of the Company being registered, include other equity securities of the Company which are held by Persons who, by virtue of agreements with the Company, are entitled to include their equity securities in any such Registration (“Other Shareholders”). If such Demand Registration is an underwritten public offering, the Company will include in such registration: (A) first, all securities of the Requesting Holders exercising “demand” registration rights pursuant to Section 3(a); (B) second, up to the full amount of securities requested to be included in such Demand Registration by such Holders having registration rights on a pari passu basis with the Requesting Holders exercising such “demand” registration rights, allocated pro rata among such Holders, on the basis of the amount of securities requested to be included therein by each such Holder; (C) third, up to the full amount of equity securities proposed to be included in the Registration by the Company and (D) fourth, up to the full amount of equity securities requested to be included in such Registration by any Other Shareholders having registration rights on a pari passu basis, allocated pro rata among such Other Shareholders, on the basis of the amount of securities requested to be included therein by each such Other Shareholder, so that the total amount of securities to be included in such underwritten offering is the full amount that, in the view of the managing underwriter, can be sold without adversely affecting the success of such underwritten offering.

(c) If the Requesting Holders intend that the Registrable Securities covered by the request for a Demand Registration shall be distributed by means of an underwritten public offering, the Requesting Holders will so advise the Company as a part of such request, and the Company will include such information in the notice sent by the Company to the other Holders pursuant to Section 3(a)(i) above with respect to such request. In such event, the lead underwriter to administer the offering will be chosen by the Requesting Holders, subject to the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(d) No request for a Demand Registration will count for purposes of the limitations set forth in this Section 3 if (i) the Requesting Holders determine in good faith to withdraw the proposed Demand Registration prior to the effectiveness of the Registration Statement relating to such request due to marketing conditions or regulatory reasons relating to the Company (provided that the Requesting Holders shall then pay all of the Company’s reasonable out-of-pocket expenses incurred in connection with such Demand Registration), (ii) the Registration Statement relating to such request is not declared effective within 180 days of the date such Registration Statement is first filed with the SEC (other than solely by reason of the Requesting Holders having refused to proceed or provide any required information for inclusion therein) and the Requesting Holders withdraw such request prior to such Registration Statement being declared effective, (iii) prior to the sale of at least 90% of the Registrable Securities included in the applicable Demand Registration relating to such request, such Demand Registration is adversely affected by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason and the Company fails to have such stop order, injunction or other order or requirement removed, withdrawn or resolved to the Requesting Holders’ reasonable satisfaction within thirty (30) days of the date of such order, or (iv) more than 33.33% of the Registrable Securities requested by the Requesting Holders to be included in the Demand Registration are not so included pursuant to Section 3(b).

Section 4. Piggy-Back Registration.

(a) Inclusion in Registration. If at any time on or after the first anniversary of the date hereof, the Company (x) shall determine to register any of its securities either for its own account or for the account of any Other Shareholders in any public offering, other than a Registration Statement on Form S-4 or Form S-8 (or any successor form thereto), or (y) shall determine to conduct an underwritten takedown from a previously filed shelf Registration Statement (which such shelf Registration Statement permits secondary sales or could, upon the filing of a post-effective amendment thereto, be amended to permit such secondary sales) (in each case, a “Piggyback Registration”), the Company will:

(i) at least ten (10) Business Days prior to filing the Registration Statement or at least ten (10) Business Days prior to the proposed commencement of such underwritten takedown give to each of the Holders a written notice thereof; and

(ii) include in such Piggyback Registration, and in any underwriting involved therein, all or such portion of the Registrable Securities specified in a written request or requests, made by the Holders within five (5) Business Days after receipt of the written notice from the Company described in Section 4(a)(i) above, except as set forth in Section 4(b) below.

(b) Underwriting. If the Piggyback Registration of which the Company gives notice is an underwritten public offering, the Company shall so advise each of the Holders as a part of the written notice given pursuant to Section 4(a)(i). In such event, the right of each of the Holders to Registration pursuant to this Section 4 shall be conditioned upon such Holders’ participation in such underwriting and the inclusion of such Holders’ Registrable Securities in the underwriting to the extent provided herein. The Holders whose shares are to be included in such Piggyback Registration shall (together with the Company and the Other Shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by the Company. Notwithstanding the foregoing, if the managing underwriter of such underwritten public offering advises that, in its view, the total amount of securities that the Company, the Holders and any Other Shareholders propose to include in such offering is such as to adversely affect the success of such underwritten offering, then:

(i) if such Piggyback Registration is a primary registration by the Company for its own account, the Company will include in such Piggyback Registration: (A) first, all securities to be offered by the

Company; (B) second, up to the full amount of securities requested to be included in such Piggyback Registration by the Holders and any Other Shareholders having registration rights on a pari passu basis, allocated pro rata among such holders, on the basis of the amount of securities requested to be included therein by each such holder; and (C) third, up to the full amount of securities requested to be included in such Piggyback Registration by any Other Shareholders in accordance with the priorities, if any, then existing among the Company and the Other Shareholders so that the total amount of securities to be included in such underwritten offering is the full amount that, in the view of such managing underwriter, can be sold without adversely affecting the success of such underwritten offering; and

(ii) if such Piggyback Registration is an underwritten secondary registration for the account of holders of securities of the Company, the Company will include in such registration: (A) first, all securities requested to be included in such Piggyback Registration by Persons exercising “demand” registration rights; (B) second, up to the full amount of securities requested to be included in such Piggyback Registration by the Holders and any Other Shareholders having registration rights on a pari passu basis with the Persons exercising such “demand” registration rights, allocated pro rata among such Holders and Other Shareholders, on the basis of the amount of securities requested to be included therein by each such Holder and Other Shareholder; (C) third, up to the full amount of securities proposed to be included in the registration by the Company; and (D) fourth, up to the full amount of securities requested to be included in such Piggyback Registration by the Other Shareholders in accordance with the priorities, if any, then existing among the Company and the Other Shareholders so that the total amount of securities to be included in such underwritten offering is the full amount that, in the view of such managing underwriter, can be sold without adversely affecting the success of such underwritten offering.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Piggyback Registration initiated by it under this Section 4 prior to the effectiveness of such Piggyback Registration or the pricing of any underwritten takedown whether or not any Holder has elected to include Registrable Securities in such Piggyback Registration. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom at any time prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration or the pricing of any underwritten takedown by providing prompt written notice to the Company and the underwriter or the representative of the underwriters of such withdrawal. The Registrable Securities or other Securities so withdrawn shall also be withdrawn from Registration.

Section 5. Registration Expenses. All Registration Expenses incurred in connection with any Registration, qualification or compliance pursuant to this Agreement, whether or not any Registrable Securities are sold pursuant to a Registration Statement, shall be borne by the Company, and all Selling Expenses shall be borne by the Holders of the Registrable Securities so registered pro rata on the basis of the number of their shares so registered, other than fees and expenses of counsel, which, to the extent not included in Registration Expenses, shall be borne by the Holder incurring such fees and expenses of counsel (or if incurred by a Holder or Holders on behalf of one or more Holders, pro rata on the basis of the amounts of their shares so Registered).

Section 6. Registration Procedures. Whenever the Holders of Registrable Securities shall request that any Registrable Securities be registered pursuant to this Agreement, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

(a) permit one legal counsel to the Holders (which counsel shall be chosen by the Holders) with an opportunity to review and comment upon each Registration Statement and any related prospectus included therein at least five (5) Business Days prior to their initial filing with the SEC and upon all amendments and supplements thereto such lesser period prior to their filing with the SEC as shall be reasonable and appropriate under the circumstances, and the Company shall not file any documents to which such legal counsel to the Holders reasonably objects in writing (it being agreed that such writing may for this purpose be in electronic format); provided that any fees and expenses of such counsel shall be borne by the parties as provided in Section 5;

(b) furnish to each Holder whose Registrable Securities are included in any Registration Statement, without charge, (i) promptly after the same is prepared and filed with the SEC, at least one copy of such Registration Statement and any amendment(s) thereto, including financial statements and schedules, and if requested by such Holder, all documents incorporated therein by reference and all exhibits thereto, (ii) upon the effectiveness of any Registration Statement, ten (10) copies of the prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as such Holder may reasonably request) and (iii) such other documents, including copies of any preliminary or final prospectus or prospectus supplement, as such Holder may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by such Holder. The Company hereby consents to the use of each such prospectus and each amendment or supplement thereto by each of the Holders whose Registrable Securities are included in any Registration Statement in connection with the offering and sale of the Registrable Securities covered by such prospectus and any amendment or supplement thereto;

(c) notify each Holder of Registrable Securities covered by such Registration, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes financial statements that are ineligible for inclusion therein or an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, subject to Section 6(a), promptly prepare a supplement or amendment to such Registration Statement to correct such untrue statement or omission, and deliver ten (10) copies of such supplement or amendment to each such Holder (or such other number of copies as such Holder may reasonably request). The Company shall also promptly notify each Holder of Registrable Securities covered by such Registration in writing (i) when a prospectus or any prospectus supplement or post-effective amendment is proposed to be filed, and when a Registration Statement or any post-effective amendment has been declared effective (notification of such effectiveness shall be delivered by facsimile on the same day of such effectiveness and by overnight mail), (ii) of any request by the SEC for amendments or supplements to a Registration Statement or related prospectus or related information, (iii) of the Company’s determination that a post-effective amendment to a Registration Statement would be appropriate, and (iv) when the SEC notifies the Company whether there will be a “review” of a Registration Statement and whenever the SEC comments in writing on a Registration Statement (in which case the Company shall provide true and complete copies thereof and all written responses thereto);

(d) notify each Holder whose Registrable Securities are included in any Registration Statement of the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction. If such an order or suspension is issued, the Company shall procure the withdrawal of such order or suspension at the earliest possible moment and shall notify each Holder who holds Registrable Securities being sold of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose;

(e) reasonably cooperate with the Holders who hold Registrable Securities being offered to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, as such Holders may reasonably request and registered in such names as such Holders may request. In connection therewith, if required by the Company’s transfer agent, the Company shall, promptly after the effectiveness of a Registration Statement, cause an opinion of counsel as to the effectiveness of such Registration Statement to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without legend upon sale by the Holder of such shares of Registrable Securities under such Registration Statement;

(f) make generally available to its security holders as soon as practicable an earnings statement (in form complying with the provisions of Rule 158 under the Securities Act) covering a twelve-month period beginning no later than the first Business Day of the Company’s fiscal quarter next following the effective date of the Registration Statement; provided that such requirement will be deemed to be satisfied if the Company timely files complete and accurate information on its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the Exchange Act;

(g) otherwise comply in all material respects with all applicable rules and regulations of the SEC that are applicable to the Company in connection with any Registration Statement and the disposition of all Registrable Securities covered by such Registration Statement;

(h) in connection with any underwritten Registration or takedown therefrom, furnish, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, (i) an opinion, dated as of such date, of the counsel representing the Company for purposes of such Registration or takedown therefrom, in form and substance as is customarily given to underwriter(s) in an underwritten public offering and reasonably satisfactory to the underwriter(s), addressed to the underwriter(s) and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriter(s) in an underwritten public offering and reasonably satisfactory to the underwriter(s), addressed to the underwriter(s);

(i) enter into such customary agreements (including underwriting agreements and lock up agreements in customary form, and including provisions with respect to indemnification and contribution in customary form) and take all such other customary actions as the Holders whose Registrable Securities are included in any Registration Statement or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of the Registrable Securities (including making members of management and executives of the Company available to participate in “road show,” similar sales events and other marketing activities);

(j) use commercially reasonable efforts to (i) prepare and file with the SEC such amendments, including post-effective amendments, to each Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement until such time as all of such Registrable Securities have been disposed of by the Holders whose Registrable Securities are included in such Registration Statement in accordance with the intended methods of disposition set forth in such Registration Statement; (ii) cause the related prospectus to be amended or supplemented by any prospectus supplement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Securities covered by each Registration Statement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and (iii) respond as promptly as reasonably possible to any comments received from the SEC with respect to each Registration Statement or any amendment thereto;

(k) if requested by any Holder whose Registrable Securities are included in any Registration Statement, or the underwriters, if any, promptly include in a prospectus supplement or amendment such information as such Holder or underwriters, if any, may reasonably request in order to permit the intended method of distribution of such Registrable Securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company has received such request;

(l) prior to any public offering of Registrable Securities, use its commercially reasonable efforts to register or qualify or cooperate with the Holders whose Registrable Securities are included in any Registration Statement in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of those jurisdictions within the United States as any such Holder reasonably requests in writing and to keep each such registration or qualification (or exemption therefrom) effective during the term of this Agreement and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by a Registration Statement; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or subject the Company to any material tax in any such jurisdiction where it is not then so subject;

(m) list such Registrable Securities on any national securities exchange on which the Common Stock is then listed, if such Registrable Securities are not already so listed and if such listing is then permitted under the rules of such exchange; and

(n) take all other reasonable actions necessary to expedite and facilitate disposition by the Holders whose Registrable Securities are included in any Registration Statement pursuant to such Registration Statement.

Section 7. Indemnification.

(a) To the fullest extent permitted by law, the Company will indemnify each of the Holders, each of its officers, directors, agents, partners, members, stockholders and employees of each such Person, and each Person, if any, who controls each of the Holders within the meaning of the Securities Act or Exchange Act, (each, a “Holder Indemnified Party”), with respect to each Registration which has been effected pursuant to this Agreement against all claims, losses, damages and liabilities (or actions in respect thereof), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement filed with the SEC in connection with such Registration, including any preliminary prospectus or final prospectus contained therein, any amendments or supplements thereto or any “issuer free writing prospectus” (as defined in Rule 433 under the Securities Act) related thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Holder Indemnified Party for any legal fees and any other costs and expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action; provided, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based solely upon written information regarding such Holder Indemnified Party furnished to the Company by such Holder Indemnified Party expressly for use in such Registration Statement.

(b) To the fullest extent permitted by law, each of the Holders will, if Registrable Securities held by it are included in the securities as to which any Registration pursuant to this Agreement is being effected, indemnify the Company, each of its directors and officers, each Person who controls the Company within the meaning of the Securities Act or the Exchange Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement filed in connection with such Registration, including any preliminary prospectus or final prospectus contained therein, any amendments or supplements thereto or any “issuer free writing prospectus” related thereto, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by such Holder therein not misleading, and will reimburse the Company, its directors and officers and Persons who control the company for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is actually made in such Registration Statement, including any preliminary or final prospectus contained therein, any amendments or supplements thereto or any “issuer free writing prospectus” related thereto, in reliance upon and in conformity with written information regarding such Holder furnished to the Company by such Holder expressly for use in such Registration Statement; provided, however, that the obligations of each of the Holders hereunder shall be limited to an amount equal to the gross proceeds after deduction of underwriting discounts and commissions, but before deduction of any other expenses, received by such Holder for securities sold in such Registration as contemplated herein.

(c) Each party entitled to indemnification under this Section 7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party’s expense (unless (i) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action or (ii) the Indemnifying Party shall have failed promptly to assume the defense of any such action, in which case the reasonable fees and expenses of counsel shall be at the expense of the Indemnifying Party and the Indemnifying Party shall not have the right to assume the defense thereof), and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7 unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the prior written consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which (A) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation or (B) requires anything from the Indemnified Party other than the payment of money damages that the Indemnifying Party has agreed to pay in full. Each Indemnified Party shall, at the expense of the Indemnifying Party, furnish such information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other hand in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) under the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering contemplated by this Agreement are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall be controlling.

(f) The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of any Indemnified Party against the Indemnifying Party or others and (ii) any liabilities the Indemnifying Party may be subject to pursuant to law.

Section 8. Default Payment.

If (a) any Registration Statement is not filed within the time periods specified herein, (b) any Registration Statement is not declared effective by the SEC or does not otherwise become effective on or prior to its required effectiveness date, (c) the Company fails to file with the SEC a request for acceleration in accordance with Rule 461 under the Securities Act within five (5) Business Days of the date on which the Company is notified (orally or in writing, whichever is earlier) by the SEC that a Registration Statement will not be reviewed or is not subject to further review, or (d) after it has been declared effective, such Registration Statement ceases for any reason to be effective and available to the Holders as to all Registrable Securities to which it is required to cover at any time (in each case, except as specifically permitted herein) (each, a “Registration Default”), then the Company shall make a special payment to Holders in an amount equal to 1.00% per annum of the accrued liquidation preference of each share of Preferred Stock that is convertible into a Registrable Security, payable, at the option of the Company, either in cash or by increasing the liquidation preference of each share of Preferred Stock. Special payments shall accrue from the date of the applicable Registration Default until such Registration Default has been cured, and shall be payable quarterly in arrears on each January 1, April 1, July 1 and October 1 following such Registration Default to the record holder of the applicable security on the date that is 15 days prior to such payment date, until paid in full. Special payments payable in respect of any Registration Default shall be computed on the basis of a 365-day year and the actual number of days elapsed. Special payments shall be payable only with respect to a single Registration Default at any given time, notwithstanding the fact that multiple Registration Defaults may have occurred and be continuing. Notwithstanding anything in this Section 8 to the contrary, in no event shall a Registration Default be deemed to have occurred and be continuing during any Suspension Period permitted hereunder.

Section 9. Obligations of Holders.

(a) It shall be a condition precedent to the obligation of the Company to effect any Registration pursuant to this Agreement with respect to the Registrable Securities of a particular Holder that such Holder promptly furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may from time to time reasonably request in writing and such other information as may be legally required in connection with such Registration including, without limitation, all such information as may be requested by the SEC.

(b) Each Holder, by such Holder’s acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any Registration hereunder, unless such Holder has notified the Company in writing of such Holder’s election to exclude all of such Holder’s Registrable Securities from such Registration.

(c) Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 6(d) or the commencement of any Suspension Period pursuant to Section 2(b), such Holder will immediately discontinue the disposition of Registrable Securities pursuant to any Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 6(d) or the termination of the Suspension Period, and, if so directed by the Company, such Holder shall (at the expense of the Company) deliver to the Company, or destroy all copies in such Holder’s possession of, any prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 10. Rule 144 Reporting. With a view to making available to Holders the benefits of certain rules and regulations of the SEC which may permit the sale of restricted securities to the public without registration, the Company agrees, as long as Registrable Securities remain outstanding, to use reasonable best efforts to: (a) at all times after the date of this Agreement, make publicly available such information as necessary to permit sales pursuant to Rule 144 under the Securities Act, (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and (c) so long as a Holder owns any Registrable Securities, furnish to such Holder upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144.

Section 11. Termination of Registration Rights. The registration rights set forth in this Agreement shall not be available to any Holder, and the obligations of the Company set forth in Section 10 shall not pertain to any Holder once such Holder no longer owns any Registrable Securities.

Section 12. Lock-Up Agreement. Subject to the provisions hereof, in the event the Company proposes to enter into an underwritten public offering, each Holder agrees to enter into a customary agreement with the underwriter or underwriters not to effect any sale or distribution of the Common Stock of the Company, or any securities convertible, exchangeable or exercisable for or into Common Stock, during the period reasonably requested by such underwriter; provided that such Holders shall not be so obligated unless the Company and each other stockholder owning 5% or more of the Company’s outstanding Common Stock participating in such offering enter into the same or comparable lock-up agreement for the same period.

Section 13. Other Registration Rights. The Company covenants that it will not grant to any Person any right of registration under the Securities Act relating to any of its securities other than pursuant to this Agreement and the Amended and Restated MDP Registration Agreement entered into with Madison Dearborn Capital Partners III, L.P., a Delaware limited partnership, Madison Dearborn Special Equity III, L.P., a Delaware limited partnership, and Special Advisors Fund I, LLC, a Delaware limited liability company (collectively, “MDP”), dated as of December 22, 2009 by and among the Company and MDP (the “MDP Registration Agreement”) unless consented to in writing by Persons holding a majority of the Registrable Securities and by the Persons holding a majority of the Registrable Securities then held by the Investors. The Company further covenants that it will not amend the MDP Registration Agreement unless consented to in writing by Persons holding a majority of the Registrable Securities and by the Persons holding a majority of the Registrable Securities then held by the Investors. With respect to relative priority in Piggyback Registrations, the Investors hereby agree that the Holders (as defined in the MDP Agreement) shall be deemed “Other Shareholders having registration rights on a pari passu basis” for purposes of Sections 4(b)(i) and 4(b)(ii) of this Agreement. In the event that the Company has more than one effective Shelf Registration Statement in place and it receives competing requests for underwritten takedowns from such Registration Statements, the Investors hereby agree that priority shall be given to the Person at whose direction or pursuant to whose right the Shelf Registration Statement was originally filed.

Section 14. Miscellaneous.

(a) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the written consent of the Company and the Holders of a majority of the then outstanding Registrable Securities. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(b) Notices. All notices, demands, instructions, waivers, consents or other communications to be provided pursuant to this Agreement shall be in writing, shall be effective upon receipt, and shall be sent by hand, facsimile, air courier or certified or registered mail, return receipt requested, as follows:

(i)	if to the Company:

Ruth’s Hospitality Group, Inc.

500 International Parkway

Heathrow, Florida 32746

Attention: Chief Financial Officer

Facsimile: (407) 833-9625

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Facsimile: (312) 862-2200

Attention: James S. Rowe

William R. Burke

(ii)	if to the Investors:

c/o Bruckmann, Rosser, Sherrill & Co., Inc.

126 East 56th Street

29th Floor

New York, New York 10022

Facsimile: (212) 521-3799

Attention: Harold O. Rosser

with a copy to (which shall not constitute notice):

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

Facsimile: (215) 994-2222

Attention: Carmen J. Romano

(iii)	if to any other Person who is then a registered Holder:

To the address of such Holder as it appears in the stock transfer books of the Company

(c) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors of each of the parties. The registration rights set forth in this Agreement may not be assigned, in whole or in part, to any person without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(d) Counterparts. This Agreement may be signed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e) Headings and Section References. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise specified herein, references to Sections and clauses shall be references to Sections and clauses of this Agreement.

(f) Governing Law. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(g) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated except to the extent necessary to delete such invalid, illegal, void or unenforceable provision unless the provision held invalid, illegal, void or unenforceable shall substantially impair the benefits of the remaining portions of this Agreement.

(h) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement, and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to the registration rights granted by the Company with respect to Registrable Securities. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(i) Remedies. In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach will be entitled to specific performance of its rights under this Agreement or to injunctive relief, in addition to being entitled to exercise all rights provided in this Agreement and granted by law, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense or objection in any action for specific performance or injunctive relief that a remedy at law would be adequate is waived.

(j) Submission to Jurisdiction. The Company and each of the Investors irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for the recognition or enforcement of any judgment in connection herewith, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed as of the date first above written.

RUTH’S HOSPITALITY GROUP, INC.

By:
Name:
Title:

BRUCKMANN, ROSSER, SHERRILL & CO. III, L.P.

By:
Name:
Title:

BRS COINVESTOR III, L.P.

By:
Name:
Title:

Signature Page to the Registration Rights Agreement

APPENDIX C

FORM OF CERTIFICATE OF DESIGNATIONS OF

THE SERIES A 10% CONVERTIBLE PREFERRED STOCK

(Par Value $0.01)

OF

RUTH’S HOSPITALITY GROUP, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Ruth’s Hospitality Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Section 151 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors of the Company (the “Board”) in accordance with the Amended and Restated Certificate of Incorporation of the Company and the Restated Bylaws of the Company, the Board on December 18, 2009 adopted the following resolution creating a series of Preferred Stock, par value $0.01 per share, of the Company designated as Series A 10% Convertible Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board in accordance with the Amended and Restated Certificate of Incorporation of the Company and out of the Preferred Stock, par value $0.01 per share, authorized therein, the Board hereby authorizes, designates and creates a series of 25,000 shares of Preferred Stock, and states that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof be, and hereby are, as follows:

Section 1. Designation.

The designation of the series of Preferred Stock created by this resolution shall be “Series A 10% Convertible Preferred Stock” (the “Series A Preferred Stock”). Each share of the Series A Preferred Stock shall be identical in all respects to every other share of the Series A Preferred Stock. The Series A Preferred Stock shall be perpetual, subject to the provisions of Section 6.

Section 2. Number of Shares.

The authorized number of shares of Series A Preferred Stock shall be 25,000. Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding or may be required to be issued pursuant to Section 4. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Company, or converted into Common Stock or another series of Preferred Stock, shall revert to authorized but unissued shares of Preferred Stock.

Section 3. Definitions. As used herein with respect to the Series A Preferred Stock:

(a) “Accumulated Dividends” shall mean with respect to any share of Series A Preferred Stock, as of any date, the aggregate accumulated and unpaid dividends on such share for Dividend Periods ending on or prior to such date.

(b) “Affiliate” of any Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Business Day” shall mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York generally are authorized or obligated by law, regulation or executive order to close.

(e) “Bylaws” shall mean the Restated By-Laws of the Company in effect on the date hereof, as may be amended from time to time.

(f) “Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (in each case however designated) Common Stock, Preferred Stock or other equity interests issued by the Company, any Subsidiary of the Company or any other Person, as applicable.

(g) “Certificate of Designations” shall mean this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

(h) “Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company.

(i) “Change of Control” shall mean the occurrence of any of the following:

(1) any Person other than one or more Permitted Holders shall Beneficially Own, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, shares of the Company’s Capital Stock entitling such Person to exercise 50% or more of the Total Voting Power of Voting Stock of the Company (for purposes of this clause (1), “Person” shall include any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act);

(2) the Company (i) merges or consolidates with or into any other Person or another Person merges with or into the Company or (ii) engages in any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, in each case; provided, that the stockholders of the Company immediately prior to the consummation of such transaction (including a series of related transactions) shall own less than 50% of the Voting Stock (or have the right to appoint less than 50% of the members of the Board) of the surviving person (or the parent of the surviving person where the surviving person is wholly owned by the parent person) immediately following the consummation of such transaction (including a series of related transactions); or

(3) the Company conveys, sells, transfers or leases all or substantially all of the Company’s consolidated assets to another Person in one or a series of transactions.

(j) “Close of Business” shall mean 5:00 p.m., New York City time, on any Business Day.

(k) “Closing Price” shall mean the price per share of the final trade of the Common Stock, other Capital Stock or similar equity interest, as applicable, on the applicable Trading Day (or the last trade of the Capital Stock or similar equity interest preceding the applicable Trading Day if no trades of such securities were made on the applicable Trading Day) on the principal national securities exchange or over-the-counter securities market on which the Common Stock, other Capital Stock or similar equity interest is listed or admitted to trading; provided that if the Capital Stock is not so listed or traded, the Closing Price shall be equal to the fair market value, as reasonably determined in good faith by the Board.

(l) “Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

(m) “Company” shall mean Ruth’s Hospitality Group, Inc., a Delaware corporation.

(n) “Conversion Price” shall mean $1,000 divided by the Conversion Rate in effect on the date of determination.

(o) “Conversion Rate” shall mean [—], subject to adjustment as set forth in Section 8.

(p) “Conversion Shares” shall have the meaning ascribed to it in Section 7(a).

(q) “Credit Agreement” means the First Amended and Restated Credit Facility dated February 19, 2008, as amended, among the Company, Wells Fargo Bank, National Association, as administrative agent, and various lenders, as the same may be amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time in one or more agreements.

(r) “Current Market Price” shall mean the average Closing Price for the ten (10) consecutive Business Days immediately preceding, but not including, the date as of which the Current Market Price is to be determined.

(s) “Current Market Value” shall mean the average consolidated closing bid price of the Common Stock for the ten (10) consecutive Business Days immediately preceding, but not including, the date as of which the Current Market Value is to be determined.

(t) “Distributed Property” shall have the meaning ascribed to it in Section 8(c).

(u) “Dividend Payment Date” shall mean January 1, April 1, July 1 and October 1 of each year, commencing on April 1, 2010; provided, that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series A Preferred Stock on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day.

(v) “Dividend Period” shall mean the period commencing on and including a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date of the Series A Preferred Stock) and shall end on and include the calendar day immediately preceding the next Dividend Payment Date.

(w) “Dividend Rate” shall mean 10% per annum.

(x) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(y) “Exchange Property” shall have the meaning ascribed to it in Section 10(a).

(z) “Excluded Issuance” shall mean, any issuances of (1) Capital Stock to any employee, officer or director of the Company pursuant to a stock option, incentive compensation, stock purchase or similar plan outstanding as of the Original Issue Date or, subsequent to the Original Issue Date, approved by the Board or a duly authorized committee of the Board, (2) Capital Stock by the Company pursuant to any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or any other direct or indirect acquisition by the Company approved by the Board, whereby the Company’s Capital Stock comprises, in whole or in part, the consideration paid by the Company in such transaction, (3) securities pursuant to a broadly-marketed underwritten public offering, to be offered and sold to the public at an issue price of not less than 95% of the Closing Price of the Common Stock immediately prior to the pricing of such offering, (4) Capital Stock by the Company pursuant to options, warrants, notes or other rights to acquire Capital Stock of the Company outstanding on the Original Issue Date or issued pursuant to an Excluded Issuance under clauses (1) and (2) above, and (5) Common Stock issued by the Company upon conversion of the Series A Preferred Stock.

(aa) “Expiration Date” shall have the meaning ascribed to it in Section 8(d).

(bb) “Internal Reorganization Event” shall have the meaning ascribed to it in Section 10(d).

(cc) “Junior Stock” shall mean the Common Stock and any other class or series of Capital Stock of the Company that ranks junior to the Series A Preferred Stock (1) as to the payment of dividends or (2) as to the distribution of assets on any liquidation, dissolution or winding up of the Company, or both.

(dd) “Liquidation Preference” shall mean, on any specific date, with respect to any share of Series A Preferred Stock, (1) $1,000 plus (2) the Accumulated Dividends with respect to such share.

(ee) “Notice of Change of Control” shall have the meaning ascribed to it in Section 6(c).

(ff) “Original Issue Date” shall mean [—]. [NTD: Fill in with the Closing Date.]

(gg) “Parity Stock” shall mean any class or series of Capital Stock of the Company (other than the Series A Preferred Stock) that ranks equally with the Series A Preferred Stock both (1) in the priority of payment of dividends and (2) in the distribution of assets upon any liquidation, dissolution or winding up of the Company (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

(hh) “Pending COC Event” shall mean the earlier of (1) the date on which the Board (A) publicly recommends that the stockholders tender their shares to any Person who has publicly announced a tender or exchange offer which, if consummated, would result in a Change of Control, or (B) fails to recommend that stockholders reject such an offer within 10 business days after the commencement of such tender or exchange offer or in the alternative fails to make a “stop-look-and-listen” communication to the stockholders of the Company within such time period, (2) the execution by the Company of a definitive agreement which if consummated will result in a Change of Control, or (3) the public announcement by the Company that it recommends any transaction that, if consummated, would result in a Change of Control.

(ii) “Permitted Holders” shall mean, collectively, (1) BRS Coinvestor III, L.P., a Delaware limited partnership (“Co-Invest Fund”), (2) Bruckmann, Rosser, Sherrill & Co. III, L.P., a Delaware limited partnership (“BRS”), (3) any general partner of BRS or BRS Co-Invest Fund and (4) any of their commonly controlled or commonly managed investment funds.

(jj) “Person” shall mean any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

(kk) “Preferred Director” shall have the meaning ascribed to it in Section 9(b).

(ll) “Preferred Stock” shall mean any and all series of preferred stock of the Company, including the Series A Preferred Stock.

(mm) “Purchase Agreement” shall mean the Securities Purchase Agreement by and among the Company, BRS and Co-Invest Fund, dated as of December 22, 2009.

(nn) “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract, this Certificate of Designations or otherwise).

(oo) “Redemption Amount” shall have the meaning ascribed to it in Section 6(a).

(pp) “Reorganization Event” shall have the meaning ascribed to it in Section 10(a).

(qq) “Series A Parity Payment Date” shall have the meaning ascribed to it in Section 4(c)(3).

(rr) “Series A Preferred Stock” shall have the meaning ascribed to it in Section 1.

(ss) “Spin-Off” shall have the meaning ascribed to it in Section 8(c).

(tt) “Subsidiary” shall mean any company, partnership, limited liability company, joint venture, joint stock company, trust, unincorporated organization or other entity for which the Company owns, directly or indirectly, at least 50% of the Voting Stock of such entity.

(uu) “Total Voting Power” means the total number of votes that may be cast in the election of directors of the Company if all Voting Stock treated as outstanding pursuant to this definition were present and voted at a meeting held for such purpose. The percentage of the Total Voting Power Beneficially Owned by any Person is the percentage of the Total Voting Power that is represented by the total number of votes that may be cast in the election of directors of the Company by Voting Stock Beneficially Owned by such Person. In calculating such percentage, the Voting Stock Beneficially Owned by any Person that are not outstanding but are subject to issuance upon exercise or exchange of rights of conversion or any options, warrants or other rights Beneficially Owned by such Person shall be deemed to be outstanding for the purpose of computing the percentage of the Total Voting Power represented by Voting Stock Beneficially Owned by such Person, but shall not be deemed to be outstanding for the purpose of computing the percentage of the Total Voting Power represented by Voting Stock Beneficially Owned by any other Person. Any Person shall be deemed to “Beneficially Own,” to have “Beneficial Ownership” of, or to be “Beneficially Owning” any securities (which securities shall also be deemed “Beneficially Owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided, that any Person shall be deemed to Beneficially Own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately.

(vv) “Trading Day” shall mean any Business Day on which the Common Stock is traded, or able to be traded, on the principal national securities exchange or over-the-counter securities market on which the Common Stock is listed or admitted to trading.

(ww) “Trigger Event” shall have the meaning ascribed to it in Section 8(c).

(xx) “Voting Stock” shall mean, with respect to the Company or any other Person, Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the board of directors or other governing body thereof (it being understood that the Series A Preferred Stock shall be considered Voting Stock for all purposes under this Certificate of Designations).

Section 4. Dividends.

(a) Rate. Holders of the Series A Preferred Stock shall be entitled to receive, on each share of Series A Preferred Stock, when, as and if declared by the Board, out of funds legally available therefor, dividends with respect to each Dividend Period (1) in an amount equal to the Dividend Rate on the then applicable Liquidation

Preference and (2) in the event a cash dividend or other distribution in cash has been declared on the Common Stock during such Dividend Period, an additional amount in cash equal to the product of (A) the quotient of (i) the Liquidation Preference in effect on the Record Date for such dividend or other distribution divided by (ii) the Conversion Price in effect on the Record Date for such dividend or other distribution, multiplied by (B) the cash amount per share distributed or to be distributed in respect of the Common Stock. Dividends payable at the Dividend Rate on the then applicable Liquidation Preference shall accrue daily and begin to accrue and be cumulative from the Original Issue Date, whether or not the Company has funds legally available for such dividends or such dividends are declared. Dividends that are payable on the Series A Preferred Stock on any Dividend Payment Date shall be payable to holders of record of the Series A Preferred Stock as they appear on the stock register of the Company on the record date for such dividend, which record date shall be the date that is 15 days prior to the applicable Dividend Payment Date; provided, that dividends on account of arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the holders of record of the Series A Preferred Stock on any date as may be fixed by the Board, which date is not more than 30 days prior to the payment of such dividends. Notwithstanding anything to the contrary set forth above, unless and until such dividends are declared by the Board, there shall be no obligation to pay such dividends; provided, however, that such dividends shall compound on each Dividend Payment Date if not otherwise paid in cash on such date and shall be added to the then applicable Liquidation Preference. Dividends payable at the Dividend Rate on the Series A Preferred Stock shall be computed on the basis of a 365-day year and the actual number of days elapsed.

(b) Partial Payment of Dividends. All dividends paid with respect to shares of Series A Preferred Stock pursuant to Section 4(a) above shall be paid pro rata to the holders of record of the Series A Preferred Stock entitled thereto.

(c) Priority. Without the vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding pursuant to Section 9(c) hereof, so long as any shares of Series A Preferred Stock are outstanding:

(1) no dividends shall be declared by the Board or paid or funds set apart for the payment of dividends or other distributions on any Junior Stock for any period;

(2) no payment in cash or otherwise on account of the purchase, redemption, retirement or other acquisition of Junior Stock shall be made, and no sum shall be set aside for or applied by the Company to any Junior Stock (either pursuant to any applicable sinking fund requirement or otherwise); provided that the foregoing limitations shall not apply to redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock by the Company in accordance with the provisions of any employee benefit plan or other equity agreement with the employees, officers and directors of the Company that has been approved by the Board, so long as such redemptions, purchases or other acquisitions do not exceed an aggregate of one percent (1%) of the outstanding shares of Common Stock in any twelve month period;

(3) no dividends shall be declared by the Board or paid or funds set apart for the payment of dividends or other distributions on any Parity Stock for any period unless (A) full Accumulated Dividends have been paid or set apart for payment on the Series A Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such dividends or distributions on such Parity Stock (the “Series A Parity Payment Date”) and (B) an amount equal to accrued and unpaid dividends on the Series A Preferred Stock from and including the immediately preceding Dividend Payment Date to but excluding the Series A Parity Payment Date have been paid or set apart for payment on the Series A Preferred Stock; and

(4) no payment in cash or otherwise on account of the purchase, redemption, retirement or other acquisition of Parity Stock shall be made, and no sum shall be set aside for or applied by the Company to any Parity Stock (either pursuant to any applicable sinking fund requirement or otherwise).

Section 5. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, holders of the Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock, out of the assets of the Company or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Company, and after satisfaction of all liabilities and obligations to creditors of the Company, on par with each share of Parity Stock but before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Stock, an amount equal to the greater of (1) the sum of (A) the then applicable Liquidation Preference per share of the Series A Preferred Stock plus (B) an amount per share equal to accrued but unpaid dividends not previously added to the Liquidation Preference from and including the immediately preceding Dividend Payment Date to but excluding the date fixed for such liquidation, dissolution or winding up of the Company and (2) the proportionate amount of all cash, securities and other property (such securities or other property having a value equal to its fair market value as reasonably determined in good faith by the Board) to be distributed in respect of the Common Stock that such holder would have been entitled to had it converted such Series A Preferred Stock into Common Stock immediately prior to the date fixed for such liquidation, dissolution or winding up of the Company. To the extent such amount is paid in full to all holders of Series A Preferred Stock, the holders of other Capital Stock of the Company shall be entitled to receive all remaining assets of the Company (or proceeds thereof) according to their respective rights and preferences.

(b) Partial Payment. If in connection with any distribution described in Section 5(a) above the assets of the Company or proceeds thereof are not sufficient to pay the then applicable Liquidation Preferences in full to all holders of Series A Preferred Stock and all holders of Parity Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series A Preferred Stock and the holders of all such other Parity Stock.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Company with any other corporation or other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Company, shall not constitute a liquidation, dissolution or winding up of the Company, but instead shall be subject to the provisions of Section 10.

Section 6. Redemption.

(a) Redemption at the Option of the Company. The Series A Preferred Stock may be called for redemption, in whole or in part, at the option of the Company, at any time on or after the fifth (5th) anniversary of the date on which the Company issues the first share of Series A Preferred Stock, upon giving of notice of redemption as provided below, at a redemption price per share in cash equal to the sum of (1) the then applicable Liquidation Preference per share of the Series A Preferred Stock plus (2) an amount per share equal to accrued but unpaid dividends not previously added to the Liquidation Preference from and including the immediately preceding Dividend Payment Date to but excluding the date of redemption (the “Redemption Amount”); provided, however, that the Company shall not be permitted to redeem less than all of the outstanding shares of Series A Preferred Stock if such partial redemption would result in the Permitted Holders holding more than 0% and less than 5% of the Total Voting Power of the Company.

Notice of every redemption of outstanding shares of Series A Preferred Stock pursuant to this Section 6(a) shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Company. Such mailing shall be made at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(a) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Redemption Amount; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(b) Redemption at the Option of the Holder. At any time on or after the seventh (7th) anniversary of the date on which the Company issues the first share of Series A Preferred Stock, each holder of Series A Preferred Stock shall have the right to require the Company to repurchase all or any part of such holder’s Series A Preferred Stock at a purchase price per share in cash equal to the Redemption Amount.

The right of redemption provided in this Section 6(b) may be exercised by a holder of Series A Preferred Stock by (1) providing written notice to the Company stating the holder’s determination to redeem its shares of Series A Preferred Stock and the address to which payment for such shares is to be sent and (2) tendering the certificate or certificates representing the shares to be redeemed.

(c) Redemption Upon a Change of Control. Within ten (10) days after a Pending COC Event and at least twenty (20) days prior to the Company effecting a Change of Control, the Company shall notify each holder of Series A Preferred Stock in writing of the Pending COC Event or the Change of Control. Such notice (the “Notice of Change of Control”) shall set forth in reasonable detail all material terms and conditions of the Pending COC Event or the Change of Control. Each holder of Series A Preferred Stock may elect (by delivery of written notice to the Company within ten (10) days of receipt of the Notice of Change of Control) to require the Company, as part of the proposed Change of Control and contemporaneously with the consummation thereof, to repurchase all or any part of such holder’s Series A Preferred Stock at a purchase price per share in cash equal to the Redemption Amount; provided that in any case, the Company shall not be required to purchase any shares of Series A Preferred Stock until the consummation of such Pending COC Event or Change of Control.

(d) Partial Redemption. In case of any redemption of part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Company, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $5.0 billion and selected by the Board, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest (it being understood that notwithstanding the foregoing, any share so called for redemption may be converted pursuant to Section 7 prior to the redemption date). Any funds unclaimed at the end of three (3) years from the redemption date shall, to the extent permitted by law, be released to the Company, after which time the holders of the shares shall look only to the Company for payment of the Redemption Amount of such shares.

Section 7. Conversion.

(a) Permissive Conversion. Each share of Series A Preferred Stock may be converted on any date, from time to time, at the option of the holder thereof, into the number of shares of Common Stock equal to the quotient of (1) the sum of (A) the then applicable Liquidation Preference plus (B) an amount per share equal to accrued but unpaid dividends not previously added to the Liquidation Preference on such share of Series A Preferred Stock from and including the immediately preceding Dividend Payment Date to but excluding the conversion date divided by (2) the Conversion Price in effect at such time (such number of shares of Common Stock, the “Conversion Shares”).

The right of conversion attaching to any shares of Series A Preferred Stock may be exercised by the holders thereof by delivering the shares to be converted to the office of the Company, accompanied by a duly signed and completed notice of conversion in form reasonably satisfactory to the Company. The conversion date shall be the date on which the shares of Series A Preferred Stock and the duly signed and completed notice of conversion are received by the Company. The Person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of such conversion date, and such Person or Persons shall cease to be a record holder of the Series A Preferred Stock on that date. As promptly as practicable on or after the conversion date (and in any event no later than three Trading Days thereafter), the Company shall issue the number of whole shares of Common Stock issuable upon conversion, with any fractional shares (after aggregating all Series A Preferred Stock being converted on such date) rounded down to the nearest whole share. Such delivery shall be made, at the option of the applicable holder, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Company to the appropriate holder on a book-entry basis or by mailing certificates evidencing the shares to the holders at their respective addresses as set forth in the conversion notice. From and after the date of conversion, the shares of Series A Preferred Stock converted on such date will no longer be deemed to be outstanding, and all rights of the holder thereof as a holder of Series A Preferred Stock (except the right to receive from the Company the Common Stock and any other property receivable upon conversion) shall cease and terminate with respect to such shares.

(b) Automatic Conversion. If, at any time after the second anniversary of the date on which the Company issues the first share of Series A Preferred Stock, the Closing Price equals or exceeds 225% of the then applicable Conversion Price for a period of 20 Trading Days over any consecutive 30 Trading Day period occurring completely after the second anniversary of the date on which the Company issues the first share of Series A Preferred Stock, then upon the fifteenth (15th) day following receipt of written notice from the Company of automatic conversion sent in accordance with Section 7(c) and Section 12 hereof, the Series A Preferred Stock shall automatically be converted into shares of Common Stock to the extent specified in the notice from the Company (i.e., in whole or in part, at the option of the Company) without any action on the part of the holder, with each share of Series A Preferred Stock being converted into the then applicable number of Conversion Shares.

(c) Notice of Automatic Conversion. Notice of the automatic conversion of shares of Series A Preferred Stock pursuant to Section 7(b) shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be converted at their respective last addresses appearing on the books of the Company. Any notice mailed as provided in this Section 7(c) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure to duly give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for conversion shall not affect the validity of the proceedings for the conversion of any other shares of Series A Preferred Stock. Each notice of conversion given to a holder shall state: (1) the conversion date; (2) the number of shares of the Series A Preferred Stock to be converted and, if less than all the shares held by such holder are to be converted, the number of such holder’s shares to be converted; (3) the Conversion Shares to be received by such holder; and (4) the place or places where certificates for such shares of Series A Preferred Stock are to be surrendered for conversion.

(d) Partial Conversion. In case of any conversion of part of the shares of Series A Preferred Stock at the time outstanding, the shares to be converted shall be selected pro rata. If fewer than all the shares represented by any certificate are converted, a new certificate shall be issued representing the shares that were not converted without charge to the holder thereof.

(e) Common Stock Reserved for Issuance. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be (1) duly authorized, validly issued and fully paid and nonassessable, (2) shall rank pari passu with the other shares of Common Stock outstanding from time to time and (3) shall be approved for listing on the principal national securities exchange or over-the-counter securities market on which the Common Stock is listed or admitted to trading.

(f) Taxes. The Company shall pay any and all transfer taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

Section 8. Dilution Adjustments.

The Conversion Rate shall be adjusted from time to time (successively and for each event described) by the Company as follows:

(a) If the Company shall, at any time or from time to time while any of the Series A Preferred Stock is outstanding, issue shares of Common Stock as a dividend or distribution on shares of Common Stock, to the extent the holders of the Series A Preferred Stock are not entitled to receive such dividend or distribution, or if the Company effects a share split or share combination in respect of the Common Stock, then the Conversion Rate shall be adjusted based on the following formula:

Where

CR0	=

the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution, or the Close of Business on the effective date of such share split or share combination, as applicable;

CR’	=

the new Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution, or the Close of Business on the effective date of such share split or share combination, as applicable;

OS0	=

the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend or distribution, or the Close of Business on the effective date of such share split or share combination, as applicable; and

OS’	=

the number of shares of Common Stock outstanding immediately after such dividend or distribution, or the Close of Business on the effective date of such share split or share combination, as applicable.

(b) Except as otherwise provided for by Section 8(c) and except for Excluded Issuances, if the Company shall, at any time or from time to time while any of the Series A Preferred Stock is outstanding, issue or distribute any options, rights or warrants entitling the holder to subscribe for or purchase shares of Common Stock at a price per share less than the Closing Price of the Common Stock on the Trading Day immediately preceding the date of issuance or the Record Date of such distribution, to the extent the holders of the Series A Preferred Stock are not entitled to subscribe for or purchase such shares of Common Stock, the Conversion Rate shall be adjusted based on the following formula:

Where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the date of such issuance or the Record Date for such distribution;

CR’	=	the new Conversion Rate in effect immediately after the Close of Business on the date of such issuance or the Record Date for such distribution;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the date of such issuance or the Record Date for such distribution;

X	=	the total number of shares of Common Stock issuable pursuant to such options, rights or warrants; and

Y	=

the number of shares of Common Stock equal to the aggregate price payable to exercise such options, rights or warrants divided by the average Closing Price over the 10 consecutive Trading Day period ending on the Record Date.

To the extent that shares of Common Stock are not delivered pursuant to any such options, rights or warrants upon the expiration or termination of such options, rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the issuance or distribution of such options, rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.

In determining the aggregate price payable to exercise such options, rights or warrants, there shall be taken into account any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined in good faith by the Board.

(c) If the Company, at any time or from time to time while any of the Series A Preferred Stock is outstanding, shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock shares of any class of Capital Stock of the Company (other than Common Stock as covered by Section 8(a)), evidences of its indebtedness, assets, property or rights or warrants to acquire Capital Stock or other securities, but excluding (1) dividends, distributions or issuances as to which an adjustment under Section 8(a) or Section 8(b) shall apply, (2) dividends or distributions paid exclusively in cash (which shall be payable to the holders of the Series A Preferred Stock to the extent set forth in Section 4(a)) and (3) Spin-Offs to which the provision set forth below in this Section 8(c) shall apply (any of such shares of Capital Stock, indebtedness, assets, property or rights or warrants to acquire Capital Stock or other securities, hereinafter in this Section 8(c) called the “Distributed Property”), to the extent the holders of the Series A Preferred Stock are not entitled to participate in any such distribution, then, in each such case the Conversion Rate shall be adjusted based on the following formula:

Where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR’	=	the new Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;

SP0	=	the Current Market Price of the Common Stock on the Record Date for such distribution; and

FMV	=	the fair market value (as determined in good faith by the Board) of the portion of Distributed Property with respect to each outstanding share of Common Stock on the Record Date for such distribution.

Notwithstanding the foregoing, if the then fair market value (as so determined) of the portion of the Distributed Property so distributed applicable to one share of Common Stock is equal to or greater than SP0 as set forth above, then in lieu of the foregoing adjustment, the Company shall distribute to each holder of Series A Preferred Stock on the date such Distributed Property is distributed to holders of Common Stock, but without requiring such holder to convert its shares of Series A Preferred Stock, the amount of Distributed Property such holder would have received per share of Series A Preferred Stock had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date fixed for determination of stockholders entitled to receive such distribution. If the Board determines the fair market value of any distribution for purposes of this Section 8(c) by reference to the actual or when issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Current Market Price of the Common Stock for purposes of calculating SP0 in the formula in this Section 8(c).

With respect to an adjustment pursuant to this Section 8(c) where there has been a payment of a dividend or other distribution on the Common Stock consisting of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company (a “Spin-Off”), to the extent the holders of the Series A Preferred Stock are not entitled to participate in any such Spin-Off, the Conversion Rate in effect immediately before the Close of Business on the 10th Trading Day immediately following, and including, the effective date of the Spin-Off shall be increased based on the following formula:

Where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the 10th Trading Day immediately following, and including, the effective date of the Spin-Off;

CR’	=	the new Conversion Rate in effect from and after the Close of Business on the 10th Trading Day immediately following, and including, the effective date of the Spin-Off;

FMV	=

the average of the Closing Prices of the Capital Stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period immediately following, and including, the effective date of the Spin-Off; and

MP0	=	the average Closing Price of the Common Stock over the 10 consecutive Trading Day period immediately following, and including, the effective date of the Spin-Off.

Such adjustment shall occur on the 10th Trading Day immediately following, and including, the effective date of the Spin-Off.

For purposes of this Section 8(c), Section 8(a) and Section 8(b) hereof, any dividend or distribution to which this Section 8(c) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock to which Section 8(a) or Section 8(b) hereof applies (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets or shares of Capital Stock other than such shares of Common Stock or rights or warrants to which Section 8(a) or Section 8(b) hereof applies (and any Conversion Rate adjustment required by this Section 8(c) with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such options, rights or warrants to which Section 8(a) or Section 8(b) hereof applies (and any further Conversion Rate adjustment required by Section 8(a) and Section 8(b) hereof with respect to such dividend or distribution shall then be made), except (A) “the Close of Business on the Record Date of such dividend or distribution” shall be substituted for “such dividend or distribution, or the Close of Business on the effective date of such share split or share combination, as applicable,” “after the Close of Business on the Record Date for such dividend or distribution, or the Close of Business on the effective date of such share split or share combination, as applicable” and “the Close of Business on the date of such issuance or the Record Date for such distribution” within the meaning of Section 8(a) and Section 8(b) hereof and (B) for the avoidance of doubt any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding immediately prior to the Close of Business on the Record Date or the Close of Business on the effective date” within the meaning of Section 8(a) hereof.

If the Company shall, at any time or from time to time while any of the Series A Preferred Stock is outstanding, distribute options, rights or warrants to all or substantially all holders of Common Stock entitling the holders thereof to subscribe for, purchase or convert into shares of Capital Stock (either initially or under certain circumstances), which options, rights or warrants, until the occurrence of a specified event or events (“Trigger

Event”): (x) are deemed to be transferred with such shares of Common Stock; (y) are not exercisable; and (z) are also issued in respect of future issuances of Common Stock, then such options, rights or warrants shall be deemed not to have been distributed for purposes of this Section 8(c) (and no adjustment to the Conversion Rate under this Section 8(c) shall be required), until the occurrence of the earliest Trigger Event and a distribution or deemed distribution under the terms of such options, rights or warrants at which time an appropriate adjustment (if any is required) to the Conversion Rate shall be made in the same manner as provided for under this Section 8(c). If any such options, rights or warrants are subject to events, upon the occurrence of which such options, rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new options, rights or warrants for purposes of this Section 8(c) (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of options, rights or warrants (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 8(c) was made, (1) in the case of any such options, rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a distribution under this Section 8(c), equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such options, rights or warrants (assuming such holder had retained such options, rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such options, rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such options, rights or warrants had not been issued.

(d) If the Company or any of its Subsidiaries makes a payment of cash or other consideration in respect of a tender offer or exchange offer for all or any portion of the Common Stock, where such cash and the value of any such other consideration included in the payment per share of Common Stock validly tendered or exchanged exceeds the Closing Price of the Common Stock on the Trading Day next succeeding the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), the Conversion Rate shall be increased based on the following formula:

Where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Expiration Date;

CR’	=	the new Conversion Rate in effect immediately after the Close of Business on the Expiration Date;

AC	=	the aggregate value of all cash and any other consideration (as determined in good faith by the Board) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires;

OS’	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP’	=	the average Closing Price of the Common Stock over the ten consecutive Trading Days ending on the Trading Day succeeding the Expiration Date.

If the Company or any Subsidiary is obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchases or all or any portion of such purchases are rescinded, then the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had only been made in respect of the purchases that were effected.

(e) If the Company, at any time or from time to time while any of the Series A Preferred Stock is outstanding, shall issue shares of Common Stock for a consideration per share less than the Current Market Price of the Common Stock, or, if the Common Stock is listed on the Nasdaq Stock Market, less than the Current Market Value of the Common Stock, on the date the Company fixes the offering price of such additional shares, the Conversion Rate shall be increased based on the following formula:

Where

CR0	=	the Conversion Rate in effect immediately prior to the issuance of such additional shares of Common Stock;

CR’	=	the new Conversion Rate in effect immediately after the issuance of such additional shares of Common Stock;

AC	=	the aggregate consideration paid or payable for such additional shares of Common Stock;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock;

OS’	=	the number of shares of Common Stock outstanding immediately after the issuance of such additional shares of Common Stock; and

SP’	=	the Closing Price of the Common Stock on the date of issuance of such additional shares of Common Stock.

The adjustment shall become effective immediately after such issuance.

This Section 8(e) does not apply to: (a) dividends, distributions or issuances as to which an adjustment under Sections 8(a), 8(b) or 8(c) shall apply, or any shares of Common Stock issued upon the exercise of rights, options, warrants or other securities so distributed; and (b) Excluded Issuances.

(f) Upon the occurrence of each adjustment of the Conversion Rate pursuant to this Section 8, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than thirty (30) days thereafter, compute such adjustment in accordance with the terms hereof and furnish or make available to each holder of Series A Preferred Stock a certificate setting forth such adjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than thirty (30) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth the Conversion Rate then in effect or, if applicable, the amount of other securities, cash or property that then would be received upon the conversion of a share of Series A Preferred Stock.

Section 9. Voting Rights of the Series A Preferred Stock.

(a) General. The holders of shares of Series A Preferred Stock shall be entitled to vote with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Company, except as otherwise provided herein or by applicable law. Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the product (rounded down to the nearest number of whole shares) of [—]1 times the largest number of whole shares of Common Stock into which all shares of Series A Preferred Stock held of record by such holder could then be converted pursuant to Section 7 at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed. In any case in which the holders of shares of Series A Preferred Stock shall be entitled to vote as a separate series to the exclusion of the holders of the Common Stock, each holder of shares of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held at the Record Date for the determination of the stockholders entitled to vote on such matters or, if no such Record Date is established, at the date such vote is taken or any written consent of shareholders is first executed. The holders of shares of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws.

(b) Election of Directors.

(1) Effective as of the date on which the Company issues the first share of Series A Preferred Stock, the number of directors constituting the Board shall be increased by one person, to seven (7) persons (such additional director, the “Preferred Director”). For so long as the Permitted Holders Beneficially Own shares of Series A Preferred Stock representing at least 5% of the Total Voting Power of the Company, (A) the Permitted Holders, voting as a separate class to the exclusion of the holders of Common Stock, shall be entitled to elect the Preferred Director, provided that such Preferred Director is a current employee (and remains a current employee) of BRS Management LP, and (B) the Company shall not, without the consent of the Permitted Holders, increase the size of the Board to more than eight (8) persons.

(2) Term. The Preferred Director shall serve until the next annual meeting of the stockholders of the Company and until his or her successor is elected and qualifies in accordance with this Section 9(b) and the Bylaws, unless the Preferred Director is earlier removed in accordance with the Certificate of Incorporation or Bylaws, resigns, ceases to be an employee of BRS Management LP or is otherwise unable to serve. In the event the Preferred Director is removed, resigns or is unable to serve as a member of the Board, the Permitted Holders, voting as a separate class to the exclusion of the holders of Common Stock, shall have the right to fill such vacancy. The Preferred Director may only be elected to the Board by the Permitted Holders in accordance with this Section 9(b), and such director’s seat shall otherwise remain vacant.

(3) Removal. At such time as the Permitted Holders Beneficially Own shares of Series A Preferred Stock representing less than 5% of the Total Voting Power of the Company, the Permitted Holders shall, except as otherwise set forth in the Purchase Agreement, automatically and immediately, without any further action on the part of the stockholders or the Board, lose the right to elect the Preferred Director. Subject to the right of the Permitted Holders to remove the Preferred Director, no loss of the right to elect the Preferred Director shall have the effect of shortening the term of the incumbent Preferred Director.

(4) Non-Limitation of Voting Rights. For the avoidance of doubt, the right of the Series A Preferred Stock to vote for the election of the Preferred Director shall be in addition to the right of the holders of the Series A Preferred Stock to vote together with the holders of Common Stock for the election of the other members of the Board.

[1]

NTD: To arrive at the appropriate multiple if the actual conversion price as of the Original Issue Date is below the closing bid price of the Common Stock immediately prior to the execution of the Purchase Agreement, divide (x) the actual conversion price as of the Original Issue Date by (y) the closing bid price of the Common Stock immediately prior to the execution of the Purchase Agreement. Otherwise, the multiple is 1.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Series A Preferred Stock are outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation) the vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose:

(1) amend the Certificate of Incorporation or Bylaws in a manner that would adversely affect the relative rights, preferences, privileges or voting powers of the Series A Preferred Stock;

(2) amend, alter or change the relative rights, preferences, privileges or voting powers of the Series A Preferred Stock;

(3) declare or pay any dividend or distribution on or in respect of Common Stock, other Junior Stock or Parity Stock (other than a dividend payable solely in Junior Stock);

(4) purchase, redeem or otherwise acquire for consideration, directly or indirectly, any Common Stock, other Junior Stock or Parity Stock or capital stock of any of the Company’s Subsidiaries (except as necessary to effect (A) a reclassification of Junior Stock for or into other Junior Stock, (B) a reclassification of Parity Stock for or into other Parity Stock with the same or lesser aggregate liquidation preference, (C) a reclassification of Parity Stock into Junior Stock, (D) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (E) the exchange or conversion of one share of Parity Stock for or into another share of Parity Stock with the same or lesser per share liquidation amount, (F) the exchange or conversion of one share of Parity Stock into Junior Stock and (G) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock by the Company in accordance with the provisions of any employee benefit plan or other equity agreement with the employees, officers and directors of the Company that has been approved by the Board, so long as such redemptions, purchases or other acquisitions do not exceed an aggregate of one percent (1%) of the outstanding shares of Common Stock in any twelve month period); and

(5) authorize, issue, or reclassify into, Parity Stock (including additional shares of the Series A Preferred Stock), Capital Stock that would rank senior to the Series A Preferred Stock or debt securities that are convertible into Capital Stock by their terms.

(d) Except as set forth herein, in the Certificate of Incorporation or as otherwise required by law, holders of shares of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 10. Reorganization Events.

(a) In the event of:

(1) any consolidation or merger of the Company with or into another Person or of another Person with or into the Company;

(2) any sale, transfer, lease or conveyance to another Person of all or substantially all of the assets of the Company in one or a series of transactions; or

(3) any statutory share exchange of the Company with another Person (other than in connection with a consolidation or merger),

in each case in which holders of Common Stock would be entitled to receive cash, securities or other property for their shares of Common Stock (any such event specified in this Section 10(a), a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but shall thereafter (subject to prior redemption, including pursuant to Section 6(a), or conversion), without the consent of the holder thereof, become convertible into the cash, securities and other property that the holder would have received in such Reorganization Event had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date fixed for determination of stockholders entitled to receive such cash, securities or other property (such cash, securities and other property having a value equal to its fair market value as reasonably determined in good faith by the Board and referenced to herein as the “Exchange Property”); provided, however, that in the case of a Reorganization Event in the form of a consolidation or merger, the surviving corporation shall exchange in such transaction for each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event, preferred shares of the surviving corporation with substantially the same terms and conditions as the Series A Preferred Stock, which terms are no less beneficial to the holders thereof, except that such preferred shares shall, upon conversion, be converted into, in lieu of the Common Stock, the Exchange Property. Any consideration to be paid to or received by holders of Common Stock pursuant to any employment, consulting, severance, non-competition or other similar arrangement approved by the Board or a duly authorized committee of the Board, shall not be considered to be “Exchange Property” for purposes of the foregoing provision, regardless of whether such consideration is paid in connection with, or conditioned upon the completion of, the Reorganization Event.

(b) In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in the Reorganization Event, the “Exchange Property” that holders of the Series A Preferred Stock shall be entitled to receive shall be determined by the holders of a majority of the outstanding shares of Series A Preferred Stock, who shall make such determination from among the choices made available to the holders of the Common Stock.

(c) The above provisions of this Section 10 shall similarly apply to successive Reorganization Events.

(d) Notwithstanding anything to the contrary in this Section 10, Section 10(a) shall not apply in the case of, and a Reorganization Event shall not be deemed to be, a merger, consolidation, reorganization or statutory share exchange (1) among the Company and its direct and indirect wholly owned Subsidiaries to the extent such merger, consolidation, reorganization or statutory share exchange does not change or effect the outstanding classes of Capital Stock of the Company or (2) between the Company and any Person for the sole purpose of changing the domicile of the Company (an “Internal Reorganization Event”). Without limiting the rights of the holders of the Series A Preferred Stock set forth in Section 9(c)(2), the Company shall not effectuate an Internal Reorganization Event unless (A) the Series A Preferred Stock shall be outstanding as a class of preferred stock of the surviving company having the same rights, terms, preferences, liquidation preference and accrued and unpaid dividends as the Series A Preferred Stock in effect immediately prior to such Internal Reorganization Event, as adjusted for such Internal Reorganization Event pursuant to this Certificate of Designations after giving effect to any such Internal Reorganization Event and (B) no holder of the Series A Preferred Stock recognizes taxable income as a result of such Internal Reorganization Event. The Company (or any successor) shall, within twenty (20) days of the occurrence of any Internal Reorganization Event, provide written notice to the holders of the Series A Preferred Stock of the occurrence of such event. Assuming compliance with Section 9(c)(2) hereof, failure to deliver such notice shall not affect the operation of this Section 10(d) or the validity of any Internal Reorganization Event.

Section 11. Record Holders.

To the fullest extent permitted by applicable law, the Company may deem and treat the record holder of any share of the Series A Preferred Stock as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

Section 12. Notices.

(a) General. All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or the Bylaws

or by applicable law or regulation, and shall be deemed received (1) three (3) Business Days after being sent by certified or registered mail, return receipt requested, postage prepaid. (2) one (1) Business Day after being deposited with a next-day courier or (3) upon confirmation of receipt, if made by facsimile. Notwithstanding the foregoing, if the Series A Preferred Stock is issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of the Series A Preferred Stock in any manner permitted by such facility and such notice shall be deemed to be received by the holders on the date such notice is appropriately given to such facility.

(b) Notice of Certain Events. The Company shall to the extent not included in the Exchange Act reports of the Company, provide reasonable written notice to each holder of the Series A Preferred Stock of any event that is reasonably likely to result in (1) a Reorganization Event, (2) an event the occurrence of which would result in an adjustment to the Conversion Rate, (3) the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company or (4) a Change of Control.

Section 13. Replacement Certificates.

The Company shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Company of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Company.

Section 14. Other Rights.

The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law and regulation.

Section 15. Descriptive Headings and Governing Law.

The descriptive headings of the several Sections and paragraphs of this Certificate of Designations are inserted for convenience only and do not constitute a part of this Certificate of Designations.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Ruth’s Hospitality Group, Inc. has caused this Certificate of Designations to be signed and duly authorized as of the date first above written.

RUTH’S HOSPITALITY GROUP, INC.

By:
Name:
Title:

APPENDIX D

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RUTH’S HOSPITALITY GROUP, INC.

ARTICLE ONE

NAME

The name of the Corporation is Ruth’s Hospitality Group, Inc. (the “Corporation”).

ARTICLE TWO

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE FOUR

CAPITAL STOCK

Section 1. Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue is 110,000,000 consisting of:

(a) 10,000,000 shares of initially undesignated Preferred Stock, par value $0.01 per share (“Blank Check Preferred Stock”); and

(b) 100,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).

Section 2. Blank Check Preferred Stock. The Blank Check Preferred Stock may be issued from time to time and in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Blank Check Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Blank Check Preferred Stock, to increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) the number of shares of any such series of Blank Check Preferred Stock, and to fix the number of shares of any series of Blank Check Preferred Stock. In the event that the number of shares of any series of Blank Check Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Blank Check Preferred Stock subject to the requirements of applicable law.

Section 3. Common Stock. Except as required by applicable law, the rights and privileges of the Common Stock shall be subject to the powers, preferences and rights of any shares of Blank Check Preferred Stock as authorized by the Board of Directors. Except as otherwise provided in this Section 3 or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, and shall rank equally, share ratably and be identical in all respects as to all matters.

(a) Voting Rights. Except as otherwise provided in this Section 3 or as otherwise required by applicable law, the holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s shareholders.

(b) Dividends. As and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis.

(c) Liquidation. The holders of the Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

(d) Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender at such place of any certificate representing shares of Common Stock, the Corporation shall, at the request of the record holder of such certificate. execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such stock represented by the surrendered certificate and the Corporation shall forthwith cancel such surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Common Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

(e) Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (provided, that an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate of like kind representing the number of shares of such stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(f) Notices. All notices referred to herein shall be in writing, and shall be delivered by registered or certified mail, return receipt requested, postage prepaid, and shall be deemed to have been given when so mailed (i) to the Corporation at its principal executive offices and (ii) to any shareholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

(g) Amendment and Waiver. No amendment or waiver of any provision of this Section 3 shall be effective without the prior written consent of the holders of a majority of the then outstanding shares of Common Stock voting as a single class. For purposes of votes on amendments and waivers to this Section 3, each share of Common Stock shall be entitled to one vote.

ARTICLE FIVE

DURATION

The Corporation is to have perpetual existence.

ARTICLE SIX

BOARD OF DIRECTORS

Section 1. Number of Directors. The number of directors which shall constitute the Board of Directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

Section 2. Election and Term of Office. The directors shall be elected by a plurality of the votes of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected and shall hold office only in this manner, except as provided in Section 3 of this Article Six. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 3. Newly-Created Directorships and Vacancies. Newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled, so long as there is at least one remaining director, only by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 4. Removal of Directors. Any director may be removed from office at any time for cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5. Bylaws. The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation. Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the bylaws of the Corporation shall not be amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of 66 2/3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

ARTICLE SEVEN

LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 1. Limitation of Liability.

(a) To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

(b) Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Section 2. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 3 of this Article Seven with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 2 of this Article Seven shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that an advance of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of directors and officers.

Section 3. Procedure for Indemnification. Any indemnification of a director or officer of the Corporation or advance of expenses under Section 2 of this Article Seven shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 2 of this Article Seven), upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article Seven is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 2 of this Article Seven), the right to indemnification or advances as granted by this Article Seven shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 2 of this Article Seven, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Section 2 of this Article Seven shall be the same procedure set forth in this Section 3 for directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification for such employee or agent.

Section 4. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the Delaware General Corporation Law.

Section 5. Service for Subsidiaries. Any person serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for this Article Seven) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

Section 6. Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article Seven in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article Seven shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 7. Non-Exclusivity of Rights. The rights to indemnification and to the advance of expenses conferred in this Article Seven shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation or under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 8. Merger or Consolidation. For purposes of this Article Seven, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Seven with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

Section 9. Savings Clause. If this Article Seven or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under Section 2 of this Article Seven as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article Seven to the full extent permitted by any applicable portion of this Article Seven that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE EIGHT

ACTION BY WRITTEN CONSENT/SPECIAL MEETINGS OF STOCKHOLDERS

If the Corporation’s Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended: (i) the stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied and (ii) special meetings of stockholders of the Corporation may be called only by either the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office or by the chairman of the Board of Directors.

ARTICLE NINE

CERTAIN TRANSACTIONS

Section 1. Certain Acknowledgments. In recognition and anticipation that, (i) the directors, officers, members, managers and/or employees of Madison Dearborn Capital Partners III, LP and Madison Dearborn Partners, LLC or affiliates and investment funds of such entities (collectively, “Madison Dearborn”) may serve as directors and/or officers of the Corporation, (ii) Madison Dearborn may engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (iii) non-employee directors of the Corporation may engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly may engage, and (iv) the Corporation and its subsidiaries may engage in material business transactions with Madison Dearborn and that the Corporation is expected to benefit therefrom, the provisions of this Article Nine are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve either any non-employee director or Madison Dearborn and its directors, officers, members, managers and/or employees, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

Section 2. Competition and Corporate Opportunities. Neither Madison Dearborn nor any non-employee director shall have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. In the event that Madison Dearborn or any non-employee director acquires knowledge of a potential transaction or matter which may be a corporate opportunity for themselves and the Corporation or any of its subsidiaries, neither the Corporation nor any of its subsidiaries shall have any expectancy in such corporate opportunity, and neither Madison Dearborn nor any non-employee director shall have any duty to communicate or offer such corporate opportunity to the Corporation or any of its subsidiaries and may pursue or acquire such corporate opportunity for themselves or direct such corporate opportunity to another person.

Section 3. Allocation of Corporate Opportunities. In the event that a director of the Corporation who is not an employee of the Corporation acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation or any of its subsidiaries and such non-employee director, neither the Corporation nor any of its subsidiaries shall have any expectancy in such corporate opportunity unless such corporate opportunity is expressly offered to such non-employee director solely in his or her capacity as a director of the Corporation.

Section 4. Agreements and Transactions with Madison Dearborn. In the event that Madison Dearborn enters into an agreement or transaction with the Corporation or any of its subsidiaries, a director or officer of the Corporation who is also a director, officer, member, manager and/or employee of Madison Dearborn shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such agreement or transaction, if:

(a) The agreement or transaction was approved, after being made aware of the material facts of the relationship between each of the Corporation or subsidiary thereof and Madison Dearborn and the material terms and facts of the agreement or transaction, by (i) an affirmative vote of a majority of the members of the Board of Directors of the Corporation who are not persons or entities with a material financial interest in the agreement or transaction (“Interested Persons”) or (ii) an affirmative vote of a majority of the members of a committee of the Board of Directors of the Corporation consisting of members who are not Interested Persons;

(b) The agreement or transaction was fair to the Corporation at the time the agreement or transaction was entered into by the Corporation; or

(c) The agreement or transaction was approved by an affirmative vote of a majority of the shares of the Corporation’s Common Stock entitled to vote, excluding Madison Dearborn and any Interested Person;

provided that if no Common Stock is then outstanding a majority of the voting power of the Corporation’s capital stock entitled to vote, excluding Madison Dearborn and any Interested Person.

Section 5. Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 80% of the voting power of all shares of Common Stock then outstanding, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article Nine.

Section 6. Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice or and to have consented to the provisions of this Article Nine.

ARTICLE TEN

AMENDMENT

Subject to Article Four hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the state of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock set forth in Articles Four or Nine or as required by law, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or otherwise, the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with, Articles Six, Seven, Eight and Ten of this Amended and Restated Certificate of Incorporation.

ARTICLE ELEVEN

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

The Corporation expressly elects to be governed by Section 203 of the Delaware General Corporation Law.